SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                               ___________________

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                           United Waste Systems, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                 4593                13-3532338
     (State or Other       (PRIMARY STANDARD      (I.R.S. EMPLOYER
     Jurisdiction of          INDUSTRIAL        IDENTIFICATION NO.)
    Incorporation or      CLASSIFICATION CODE
      Organization)             NUMBER)

                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
                                 (713) 512-6200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ___________________

                               GREGORY T. SANGALIS
                           UNITED WASTE SYSTEMS, INC.
                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
                                 (713) 512-6200
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ___________________

         A COPY OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
                    THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                             THOMAS J. MURPHY, P.C.
                             MCDERMOTT, WILL & EMERY
                             277 WEST MONROE STREET
                             CHICAGO, IL 60606-5096
                                 (312) 372-2000
                              ___________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     From time to time after this Registration Statement becomes effective.
                               ___________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS

                           UNITED WASTE SYSTEMS, INC.
             4 1/2% Convertible Subordinated Notes due June 1, 2001

     This Prospectus relates to up to $137,800,000 principal amount of 4 1/2% Convertible Subordinated Notes due June 1, 2001 (the "Notes") of United Waste Systems, Inc. a Delaware Corporation (the "Company"), that may from time to time be sold by the Selling Security Holders (as defined under "Selling Security Holders"). The Notes are convertible into shares of the common stock, par value $0.01 per share (the "USA Waste Common Stock"), of USA Waste Services, Inc., a Delaware corporation ("USA Waste"). The Company will not receive any of the proceeds from sales of Notes by the Selling Security Holders.

     The Notes covered by this Prospectus represent a portion of the principal amount of Notes that were originally issued by the Company to a group of underwriters on June 5, 1996, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Notes were sold simultaneously by such underwriters in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act.

     The Notes that may be offered by the Selling Security Holders pursuant to this Prospectus may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Notes (which compensation may be in excess of customary commissions). Any agents, brokers, dealers or underwriters that participate in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any Notes purchased by them might be deemed to be underwriting discounts or commissions under the Securities Act. See "Selling Security Holders" and "Plan of Distribution".

     On August 26, 1997, a wholly-owned subsidiary of USA Waste was merged with and into the Company (the "Merger") and the Company became a wholly-owned subsidiary of USA Waste. Pursuant to the Merger, each holder of the common stock, par value $0.001 per share, of the Company (the "United Common Stock") was entitled to receive 1.075 shares of USA Waste Common Stock for each share of United Common Stock held by such holder. Simultaneously with the consummation of the Merger, the Company, USA Waste and Bankers Trust Company, as Trustee (the "Trustee") entered into a Supplemental Indenture (the "Supplemental Indenture"), dated as of August 26, 1997, supplementing and amending that certain Indenture with respect to the Notes (the "Indenture"), dated as of June 5, 1996, between the Company and the Trustee. Pursuant to the Supplemental Indenture, the Notes became convertible into shares of USA Waste Common Stock.

     The Notes are convertible into shares of USA Waste Common Stock, at any time prior to the close of business on June 1, 2001 (the "Maturity Date"), unless previously redeemed or repurchased, at a conversion price of $30.23 per share (equivalent to a conversion rate of 33.079722 shares per $1,000 principal amount of Notes), subject to adjustment in certain events.

     Interest on the Notes is payable on June 1 and December 1 of each year and the Notes mature on June 1, 2001. The Notes are not entitled to any sinking fund.

     The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements (as described under "Description of Notes-Redemption-Redemption for Taxation Reasons") at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after June 1, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date (as described under "Description of Notes-Redemption-Optional Redemption").

     In the event of a Change in Control (as defined), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, common stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date), at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes-Repurchase at Option of Holders Upon a Change in Control".

     The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of September 30, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $39.1 million. As of September 30, 1997, subsidiaries of the Company had approximately $16.5 million of indebtedness outstanding (other than indebtedness to the Company). The Indenture under which the Notes were issued does not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes-Subordination".

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 8.

                               __________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

     The date of this Prospectus is November 10, 1997

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER OF ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     The terms "the Company" and "United" as used herein refer solely to United Waste Systems, Inc. and not its subsidiaries (except under the caption "Risk Factors" or as the context requires otherwise).

                                TABLE OF CONTENTS


                                                                            Page

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .    6
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . . . . .   14
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Summary of Selected Financial Data  . . . . . . . . . . . . . . . . . . . .   15
MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . .   17
DESCRIPTION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .   24
DESCRIPTION OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT  . . . . . . . . . . . . . . .   50
CERTAIN TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . .   52
SELLING SECURITY HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . .   59
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE . . . . . . . . . .   64
REPORT OF INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . .   65
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . .   73
DIRECTORS AND EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . . . . .   99
EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . .  100
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION . . . . . . . .  103
BENEFICIAL OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . . . . . .  104
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company makes certain filings with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to such Registration Statement and the exhibits filed therewith or incorporated therein by reference. The Registration Statement, including the exhibits filed therewith or incorporated therein by reference, may be inspected without charge at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of these documents may be obtained from the Public Reference Section of the Commission at its office in Washington, D.C., set forth above at prescribed rates.


                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; trends in the solid waste management industry; competitive pressures; changes in relationships with customers; changes in the regulatory environment; outcome of pending litigation and regulatory inquiries; and the impact of accounting policies required to be adopted in the near future. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company does not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.


                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

SECURITIES TO WHICH THIS PROSPECTUS RELATES

     This Prospectus relates to up to $137,800,000 principal amount of 4 1/2% Convertible Subordinated Notes due June 1, 2001 (the "Notes") of the Company (but not including any Notes that are in bearer form or that were converted from bearer to registered form after August 29, 1996) that may from time to time be sold by the Selling Security Holders.

CERTAIN INFORMATION RELATING TO THE NOTES

     Amount Outstanding

     As of August 26, 1997, there was outstanding an aggregate of $150,000,000 principal amount of Notes.

     Form and Denomination

     A portion of the outstanding Notes are in the form of registered Notes without coupons ("Registered Notes") and a portion are in the form of bearer notes with coupons attached ("Bearer Notes"). The Registered Notes may be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Bearer Notes may be issued only in denominations of $5,000. This Prospectus does not cover any Bearer Notes (or any Registered Notes that were issued after August 29, 1996, in exchange for Bearer Notes).

     Conversion

     The Notes are convertible into shares of USA Waste Common Stock at any time prior to the close of business on the Maturity Date, unless previously redeemed or repurchased, at a conversion price of $30.23 per share (equivalent to a conversion rate of 33.079722 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Holders of Notes called for redemption will be entitled to convert the Notes to and including, but not after, the close of business on the fifth trading day next preceding the date fixed for redemption. The right to convert a Note delivered for repurchase will terminate at the close of business on the second trading day preceding the repurchase date.

     Optional Redemption

     The Notes are redeemable (a) as described below under "Additional Amounts and Redemption for Taxation Reasons" and (b) at the option of the Company, on or after June 1, 1999, at the redemption prices set forth herein, plus accrued interest to the redemption date.

     Additional Amounts and Redemption for Taxation Reasons

     The Company will pay Additional Amounts (as defined under "Description of Notes-Payment of Additional Amounts"), subject to certain exceptions, in order that the non-U.S. Holders of Registered Notes receive the full amount of the principal, premium, if any, and interest specified therein (including any amount payable upon a repurchase of the Notes as described below under "Repurchase at Option of Holders Upon Change in Control") without deduction for or on account of U.S. withholding taxes. In the event that the Company must pay such Additional Amounts, the affected Notes will be redeemable at the option of the Company, as a whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date (but without reduction for U.S. withholding taxes). If U.S. information reporting requirements are changed so as to require disclosure of the nationality, residence or identity of the beneficial owners of Bearer Notes or coupons, the Company is required to either
(a) redeem the Bearer Notes, as a whole but not in part, at 100% of the principal amount thereof, plus accrued interest to the redemption date; or (b) if such disclosure may be avoided by payment of a backup withholding tax or similar charge, withhold and pay (subject to certain limited exceptions) any additional amounts necessary to cause the holders of the Bearer Notes or coupons to receive the full amount of the principal, premium, if any, and interest specified therein when due. If the Company elects to pay additional amounts as provided in clause (b) of the preceding sentence, so long as such additional amounts continue to be payable, the Company may redeem the Bearer Notes, as a whole but not in part, at 100% of the principal amount thereof, plus accrued interest (including any Additional Amounts) to the redemption date.

     Repurchase at Option of Holders Upon Change in Control

     The Notes are repurchasable by the Company at the option of the holder thereof upon a Change in Control (as defined under "Description of Notes-Repurchase at Option of Holders Upon a Change in Control") at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company, in USA Waste Common Stock (valued at 95% of the average closing prices of the USA Waste Common Stock for the five trading days ending on and including the third trading day prior to the repurchase date).

     Pursuant to the Merger and in accordance with the terms of the Indenture, the Company offered to repurchase the Notes by delivering to the Holders a Notice of Change of Control and Repurchase Right dated September 23, 1997 (the "Notice"). Under the terms of such Notice, each Holder had a right to exercise the repurchase option by delivering to the Trustee or the Paying Agent, by October 23, 1997, an executed Election of Holder to Require Repurchase together the Notes with respect to which the repurchase right is being exercised. Holders may elect to require the Company to repurchase a Note in full, or to repurchase a portion of such Note, in accordance with the repurchase provisions of the Indenture. Pursuant to the Notice, the date of repurchase of Notes designated for repurchase was November 7, 1997. See "Description of Notes - Repurchase at Option of Holders Upon a Change of Control."

     Subordination

     The Notes are subordinated to all present and future Senior Indebtedness (as defined under "Description of Notes-Subordination") of the Company. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the subsidiaries of the Company. As of September 30, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $39.1 million. As of September 30, 1997, subsidiaries of the Company had approximately $16.5 million of indebtedness outstanding (other than indebtedness to the Company). The Indenture does not restrict the incurrence of additional Senior Indebtedness or other indebtedness by the Company or any of its subsidiaries.

     Events of Default

     Events of Default include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform, or the breach of, any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (d) default by the Company in respect of any indebtedness for money borrowed in excess of $10,000,000, which default constitutes a failure to pay such indebtedness at maturity or results in acceleration of such indebtedness, if such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 30 days after written notice as provided in the Indenture; and
(e) certain events of bankruptcy, insolvency or reorganization.

     Registration Rights

     The Company has filed the Registration Statement of which this Prospectus forms a part pursuant to a Registration Rights Agreement (as defined under "Description of Registration Rights Agreement"). Upon certain failures by the Company to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Registered Notes.

     Indenture

     The Notes have been issued pursuant to an Indenture dated as of June 5, 1996, between the Company and the Trustee, as supplemented and amended by a Supplemental Indenture, dated as of August 26, 1997, between the Company, USA Waste and the Trustee. The Indenture, the Supplemental Indenture and the Notes are governed by the laws of the State of New York, United States of America.


LISTING

     Notes

     The Notes originally issued in transactions complying with Rule 144A were designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. (the "PORTAL System"). The Company has not applied, and does not intend to apply, for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.


USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes by the Selling Security Holders.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby.

Risk Associated with Merger

     Pursuant to the Merger, the Company became, and will continue to operate as, a wholly-owned subsidiary of USA Waste. There can be no assurance that the expected benefits of the Merger relative to the combined business will be achieved. Whether the anticipated benefits of the Merger are ultimately achieved will depend upon a number of factors, including the ability of the combined company to achieve administrative cost savings, geographic and other efficiencies resulting from access to more landfills, insurance and bonding cost reductions, lower cost of capital and general economies of scale, and the ability of the combined company to retain municipal contracts and generally to capitalize on its combined asset base and strategic position.

Extensive Environmental and Land Use Laws and Regulations

     The Company is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways, including as set forth below. See "Description of Business -- Environmental Regulations" for further information concerning the matters set forth below.

     Extensive Permitting Requirements. In order to develop and operate a landfill or other solid waste management facility, it is necessary for the Company to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental and land use. The Company may also be required to obtain other or similar permits and approvals to expand its existing landfill operations and other solid waste management operations. These permits and approvals are difficult, time consuming and costly to obtain and may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties. In addition, after an operating permit for a landfill or other facility is obtained, the permit may be subject to modification, renewal or revocation by the issuing agency, which may reopen opportunities for opposition relating to the permit. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or grant of these permits or approvals or they may modify the procedures or increase the stringency of the standards applicable to such review or the grant of such permits or approvals. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that is exhausted. The failure by the Company to obtain or maintain in effect a permit significant to its business could adversely affect the Company's business and financial condition. See "-Capitalized Expenditures".

     Design, Operation and Closure Requirements. The design, operation and closure of landfills are subject to extensive regulations. These regulations include, among others, the regulations (the "Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"), which regulations generally became effective on October 9, 1993 (except for certain municipal solid waste landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which became effective April 9, 1997). The Subtitle D Regulations require all states to adopt regulations regarding landfill design, operation and closure requirements that are as stringent as, or more stringent than, the Subtitle D Regulations. All states in which the Company operates landfills have in place extensive landfill regulations which have been updated or replaced with new regulations at least as stringent as the Subtitle D requirements. These federal and state regulations include, among other things, requirements that the Company monitor groundwater, control leachate and air emissions, post financial assurances, and fulfill landfill closure and post-closure obligations. These regulations could also require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which could be substantial.

     Legal and Administrative Proceedings. In the ordinary course of its business, the Company may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under RCRA, Superfund (as discussed below) or comparable state statutes, or to revoke, or deny renewal of, a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental damage at its owned or operated facilities (or at facilities formerly owned by the Company or its predecessors) or damage that those facilities or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. These may arise out of the presence of hazardous substances in landfills, methane or odor emissions or other conditions. The Company could incur substantial legal expenses during the course of the aforementioned proceedings, and the adverse outcome of one or more of these proceedings could adversely affect the Company's business and financial condition.

     During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future from time to time receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the adverse consequences to the Company described below under "--Potential Liabilities".

     Potential Liabilities. There may be various adverse consequences to the Company in the event that a facility owned or operated by the Company (or by a predecessor owner or operator whose liabilities the Company may have acquired expressly or under successor or other liability theories) causes environmental damage, in the event that waste transported by the Company (or a predecessor) causes or threatens to cause environmental damage at another site, or in the event that the Company (or a predecessor) fails to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding administrative or consent order. These may include the imposition of substantial monetary penalties on the Company; the issuance of orders requiring the curtailment or termination of the operations involved or affected; the revocation, denial or deferral of review of permits or other approvals necessary for continued operation or landfill expansion; the imposition of liability on the Company in respect of any environmental damage (including groundwater or soil contamination) at its facilities or that its landfills or other Company owned or operated facilities caused to adjacent landowners or others or to natural resources or environmental damage at another site associated with waste transported by the Company; the imposition of liability on the Company under Superfund or under comparable state laws; and criminal liability for the Company or its officers. Any of the foregoing could adversely affect the Company's business and financial condition.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("Superfund") and analogous state laws impose retroactive strict joint and several liability on various parties that have owned, operated or sent waste to a site from which there has been, or is threatened, a release of any hazardous substance (as defined by Superfund) into the environment. Liability under RCRA, Superfund and analogous state laws may include responsibility for costs of site investigations, site cleanup, natural resources damages and property damages. Liabilities under RCRA, Superfund and analogous state laws can be very substantial and, if imposed upon the Company, could adversely affect the Company's business and financial condition.

     In the ordinary course of its landfill and waste management and disposal operations and in connection with its review of landfills and other operations to be acquired, the Company has discovered, and may in the future discover, indications of groundwater contamination at certain landfills. In such events, the Company has sought or been required to determine the magnitude and source of the problem and, if appropriate or required by applicable regulations, to design and implement measures to monitor, remedy, and/or halt the spread of, the contamination. There can be no assurance, however, that contamination discovered at a landfill or other solid waste management facilities will not result in one or more of the adverse consequences to the Company described above.

     Type, Quantity and Source Limitations. Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may seek to limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, such restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time, federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although no such federal legislation has to date been enacted, if such federal legislation should be enacted in the future, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect the Company's landfills within those states that receive a significant portion of waste originating from other states.

     In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned federal legislation that has from time to time been proposed could, if enacted, allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's results of operations could be adversely affected.

Limits on Insurance Coverage

     USA Waste currently carries all insurance on behalf of the Company. USA Waste carries a broad range of insurance coverages, which its management considers prudent for the protection of its assets and operations. Some of these coverages are subject to varying retentions of risk by USA Waste. The casualty coverages currently include $2,000,000 primary commercial general liability and $1,000,000 primary automobile liability supported by $200,000,000 in umbrella insurance protection. The property policy provides insurance coverage for all of USA Waste's real and personal property, including California earthquake perils. USA Waste also carries $200,000,000 in aircraft liability protection.

     USA Waste maintains workers' compensation insurance in accordance with laws of the various states and countries in which it has employees. USA Waste also currently has an environmental impairment liability ("EIL") insurance policy for certain of its landfills, transfer stations, and recycling facilities that provide coverage for property damages and/or bodily injuries to third parties caused by off-site pollution emanating from such landfills, transfer stations, or recycling facilities. This policy provides $5,000,000 of coverage per incident with a $10,000,000 aggregate limit.

     To date, has not experienced any difficulty in obtaining insurance. However, if USA Waste in the future is unable to obtain adequate insurance, or decides to operate without insurance, a partially or completely uninsured claim against USA Waste's financial condition, results of operations or cash flows. Additionally, continued availability of casualty and EIL insurance with sufficient limits at acceptable terms is an important aspect of obtaining revenue-producing waste service contracts.

Commodity Risk Upon Resale of Recyclables

     A portion of the Company's revenues from waste reuse and reduction programs is derived from the sale of recyclable waste products. The resale prices of, and demand for, recyclable waste products can vary significantly and are subject to changing market conditions. Accordingly, the Company's revenues from such sales may materially vary from period to period.

Alternatives to Landfill Disposal

     Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, in certain of the Company's markets incineration is an alternative to landfill disposal. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain type of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services.

Financial Assurance Obligations

     The Company is often required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with municipal residential collection contracts and the operation or closure of landfills. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at reasonable rates, or to provide other required forms of financial assurance, it might be precluded from entering into additional municipal collection contracts or obtaining or retaining required landfill permits and approvals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Business -- Liability Insurance and Bonding".

Competition

     The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous waste management companies, a number of which have significantly larger operations and greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. In addition, competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts.

Economic Conditions

     The Company's business is affected by general economic conditions. There can be no assurance that an economic downturn will not result in a reduction in the volume of waste being disposed of at the Company's operations and/or the price that the Company can charge for its services.

Weather Conditions

     Protracted periods of inclement weather may adversely affect the Company's operations by interfering with collection and landfill operations, delaying the development of landfill capacity and/or reducing the volume of waste generated by the Company's customers. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of the Company's operations.

Seasonality

     The Company's revenues tend to be somewhat lower in the winter months. This is generally reflected in the Company's first quarter results and may also be reflected in its fourth quarter results. This is primarily attributable to the fact that (i) the volume of waste relating to construction and demolition activities and activities relating to the remediation of contaminated soils tends to increase in the spring and summer months and (ii) the volume of waste relating to industrial and residential waste in the regions where the Company operates tends to decrease during the winter months.

Absence of Trading Market for the Notes

     There is no existing public trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. The Company has not applied and does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes by the Selling Security Holders.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. For purposes of computing such ratio, (i) earnings consist of income before income taxes plus fixed charges (other than interest capitalized) and (ii) fixed charges consist of interest expense, interest capitalized, amortization of debt issuance costs and discount and premium, and the estimated interest portion of rental expense.

                                                                                                 Six Months
                               Year Ended December 31,                                             Ended

    1992               1993              1994              1995             1996               June 30, 1997

     2.0               4.1                4.9              4.6               4.4                    5.0


                             SELECTED FINANCIAL DATA

     The tables below presents selected financial data for the Company. This data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     During the periods presented below, the Company completed certain acquisitions that were accounted for as poolings-of-interests and certain acquisitions that were accounted for as purchases. The selected financial data presented below has been restated for all periods presented to include the accounts of the businesses acquired in transactions accounted for as poolings-of-interests (excluding certain of such transactions that were not material) as if the Company and these businesses had always been in the same operating group. The accounts of businesses acquired in transactions accounted for as purchases are included from their respective purchase dates. In view of the fact that the Company's operating results for the periods presented below were impacted by acquisitions that were accounted for as purchases, the Company believes that its results of operations are not directly comparable. See Note 3 of Notes to Consolidated Financial Statements of the Company included elsewhere herein.

     All share and per share data in this table has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996.

                                                       UNITED WASTE SYSTEMS, INC.
                                       Consolidated Five-year Summary of Selected Financial Data
                                                 (In thousands, except per share data)

                                                        Year ended December 31,

                                                                                                   1992
                                     1996           1995            1994           1993       (Unaudited)(4)

 Income Statement Data:
 Revenues                          $335,743       $228,377        $146,043       $109,006        $ 56,771

 Cost of operations                206,786         140,814          88,612         68,200          37,077

 Selling, general and
 administrative expense              53,107         34,841          22,527         20,440          14,276
 Income from operations              75,850         52,722          34,904         20,366           5,418

 Interest expense                    14,950         10,061           6,424         4,705            3,028
 Other expense (income), net           251            (948)           (474)         (825)            (796)

 Income before provision
   for pro forma income
   taxes (1)                         60,649         43,609          28,954         16,486           3,186

 Provision for pro forma
   income taxes (1)                  25,619         16,779          10,009         4,921            2,068
 Pro forma net income              $ 35,030       $ 26,830        $ 18,945       $ 11,565         $ 1,118

 Pro forma income (loss)
   available to common
   stockholders                    $ 35,030       $ 26,457        $ 17,670       $  9,910       $  (1,411)
 Pro forma primary earnings
   (loss) per common and
   common equivalent
   share (3)                       $    .88       $    .77        $    .68       $    .49       $    (.14)

                                                                                                   1992
                                     1996           1995            1994           1993       (Unaudited)(4)

 Pro forma fully diluted
   earnings (loss) per
   common and common
   equivalent share (3)            $    .87       $    .77        $    .65       $    .48       $    (.14)
 Cash dividends on common             --             --              --             --              --
   stock

                           UNITED WASTE SYSTEMS, INC.
       Consolidated Five-year Summary of Selected Financial Data - Cont'd
                      (In thousands, except per share data)


                                                            Year Ended December 31,

                                                                                  1993             1992
                                      1996          1995          1994       (unaudited)(4)   (Unaudited)(4)

 Balance Sheet Data:
 Cash and cash equivalents          $  2,568      $  6,722      $  2,600        $ 1,777          $ 12,767
 Working capital (deficiency)         11,821       (3,975)       (8,070)         (8,240)             (919)

 Total assets                        801,042       540,568       254,855         188,978           130,967

 Long-term debt, less
   current portion                  302,704       156,194         50,936          41,122           17,874
 Obligations under capital
   leases, long-term                    373         4,688         1,732           2,848            2,131

 Nonrecourse revenue bonds,
   less current portion               8,900         9,400         9,700           10,000           10,000
 Accrued landfill costs,
   less current portion              44,879        27,664        15,889          11,123            9,678


 Redeemable preferred stock          --            --              --              --               192

(1) Certain of the companies that the Company acquired in transactions accounted for as pooling-of-interests were Subchapter S Corporations or partnerships prior to being acquired. See Notes 3 and 8 of Notes to Consolidated Financial Statements of the Company included elsewhere herein.
     In general, the income or loss of a Subchapter S Corporation or partnership is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma net income or loss reflects a provision for income taxes on a pro forma basis for all periods presented as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.

(2) Reflects deductions for dividends on and accretions of preferred stock and certain interest expense adjustments related to use of the treasury stock method of calculating earnings per share.

(3) Pro forma primary earnings (loss) per common and common equivalent share for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 are computed based upon weighted average equivalent shares outstanding of 39,943,715, 34,693,501, 26,076,421, 20,108,379, and 10,255,681,
     respectively. Pro forma fully diluted earnings (loss) per common and common equivalent share for the years ended December 31, 1996, 1995, 1994, 1993, and 1992 are based upon weighted average equivalent shares outstanding of 42,913,825, 34,898,801, 29,153,689, 20,840,881, and,
     10,255,681, respectively.

(4) The Company's financial statements were restated to reflect the June 28, 1996 merger with the Salinas Companies, which was accounted for as a pooling-of-interests. See Note 3 of Notes to Consolidated Financial
     Statements of the Company included elsewhere herein. The income statements of the Salinas Companies included in such financial statements were not audited for years prior to 1993 and the balance sheets of the Salinas
     Companies included in such statements were not audited for years prior to December 31, 1994.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                       THREE YEARS ENDED DECEMBER 31, 1996
                         SIX MONTHS ENDED JUNE 30, 1997


     The following discussion reviews the Company's operations for the six months ended June 30, 1997 and the three years ended December 31, 1996 and should be read in conjunction with the Company's Annual Consolidated Financial Statements, Unaudited Condensed Consolidated Financial Statements and related Notes thereto included elsewhere herein.

     The following discussion includes statements that are forward-looking in nature. These statements are generally identified by the inclusion of phrases such as "the Company expects," "the Company anticipates," "the Company believes," "the Company estimates" and other phrases of similar meaning. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the business and operations of the Company. Certain of these factors are discussed under "Forward-Looking Statements" and "Risk Factors."

Introduction

     The Company was formed in July 1989 to acquire and operate businesses in the nonhazardous solid waste services industry and since its formation, through June 30, 1997, has completed over 200 acquisitions, including 79 completed during 1996 and 48 in the first six months of 1997. The focus of the Company's acquisition program has been to capitalize on opportunities around its existing operating regions that will create synergies and efficiencies, as well as to selectively enter several new regions annually.

     The acquisitions completed by the Company during the periods discussed below include fifteen that were accounted for as a pooling-of-interests. (For information concerning such acquisitions and the restatement of the Company's financial statements in connection with certain such acquisitions, see Note 3 of Notes to Consolidated Financial Statements of the Company and Note 2 of the Notes to Unaudited Condensed Consolidated Financial Statements of the Company included elsewhere herein). The other acquisitions completed during such periods were accounted for as purchases. The results of the businesses acquired in acquisitions accounted for as purchases are included in the Company's financial statements only from their respective dates of acquisition. In view of the fact that the Company's operating results for the periods presented below were impacted by acquisitions, the Company believes that the results of its operations for such periods are not directly comparable.

General

     The Company's revenues have been primarily attributable to (i) collection revenues and (ii) fees (commonly referred to as "tipping fees") charged to dispose of waste at the Company's landfills. The table below shows for the periods indicated the percentage of the Company's total revenues attributable to various sources.


                                     Year ended December 31,                    Six Months Ended June 30,

                                   1996           1995        1994                 1996              1997

 Landfill operations(1)            30%             31%        33%                  29%               26%

 Collection operations(2)           65             61          58                  66                68
 Waste reuse and reduction          2               5          4                    2                 3
 programs(3)

 Other services                     3               3          5                    3                 3
 Total                             100%           100%        100%                 100%              100%
_________________

(1) Revenues from landfill operations primarily represent fees charged to dispose of waste at the Company's landfills (including fees charged to the Company's collection operations) and fees collected under landfill operating contracts.
(2) Excludes the portion of collection revenues attributable to disposal charges for solid waste collected by the Company and disposed of at the Company's landfills.
(3) See "Business - Operations - Waste Reuse and Reduction Programs" for a description of the Company's waste reuse and reduction programs.


     In certain instances, the amount of revenues that a newly acquired business contributes to the Company's revenues may be significantly less than the revenues that such business had prior to being acquired due to the elimination of intercompany revenues resulting from consolidation with the Company.

     A portion of the Company's revenues from waste reuse and reduction programs is derived from the sale of recyclable waste products. The resale prices of, and demand for, recyclable waste products can vary significantly and be subject to changing market conditions. Accordingly, the Company's revenues from such sales may materially vary from period to period.

     Landfill cost of operations includes primarily direct and indirect labor, the legal and administrative cost of ongoing environmental compliance, certain landfill taxes, franchise fees or host community fees, rental payments under leases with respect to landfill sites that are not owned, landfill site maintenance, depreciation and amortization expense, and accruals for closure and post-closure expenses anticipated to be incurred in the future. Certain direct landfill development costs, such as engineering, upgrading, construction and permitting costs paid to outside parties in respect of permits acquired or in the process of being acquired, are capitalized and amortized based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company believes that the costs associated with the engineering, ownership and operation of landfills will increase in the future as a result of increasing federal, state and local regulation and a growing community awareness of the landfill permitting process.

     Collection cost of operations includes primarily direct and indirect labor, insurance, fuel, equipment maintenance costs, tipping fees paid to third party landfills and, with respect to the Company's asbestos collection operations, transportation costs.

     Selling, general and administrative expense ("SG&A") includes primarily management salaries, clerical and administrative overhead, costs associated with the Company's commercial and industrial sales force and community relations expenses. SG&A also includes expenses associated with completing acquisitions that are accounted for as pooling-of-interests, since such expenses are not capitalized.

     The Company capitalizes engineering, legal, accounting and other direct costs that are incurred in connection with potential acquisitions. The Company, however, routinely evaluates such capitalized costs and charges to expense those relating to abandoned acquisitions. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred.

     The Company estimates landfill closure and post-closure reserves based on an analysis of the requirements of the Subtitle D Regulations and state laws and regulations. Since the annual charge for each landfill is determined based upon the total estimated unaccrued landfill closure and post-closure costs and the estimated portion of remaining airspace filled during the year, the provision may vary from period to period, as the volume of waste disposed of in the landfill increases or decreases, expansions and new permits change the life of the landfill and other circumstances require management to reevaluate and to change such estimates. As of the date of the Merger, the Company estimated that the aggregate liability for the closure and post-closure costs of the facilities that it owned at such time will be approximately $72.0 million. At June 30, 1997, reserves for landfill closure and post-closure costs (including reserves assumed through acquisitions) were approximately $53.0 million, and the balance will be accrued over the remaining operating life of the landfills. See Notes 2 and 12 of Notes to Consolidated Financial Statements of the Company included elsewhere herein.

Results of Operations

     Six months ended June 30, 1997 and 1996

     Revenues. Revenues for the first six months of 1997 were $216.6 million, representing an increase of 43% over revenues for the first six months of 1996 of $151.8 million. Of this increase, approximately 34 percentage points were due to the revenues attributable to (i) the businesses acquired by the Company subsequent to June 30, 1996 and (ii) businesses that were acquired during the first six months of 1996 and thus were included in the Company's results for the first six months of 1996 for only a portion of the six month period and in the Company's results for the first six months of 1997 for the full period. The balance of this increase was due to an increase in 1997 in volume of waste received by the Company's operations that were owned by the Company throughout both periods (approximately 4.5 percentage points) and in prices charged for services (approximately 4.5 percentage points).

     Cost of Operations. As a percentage of revenues, cost of operations was 62.8% during the first six months of 1997 and 63.5% during the first six months of 1996. The improvement in gross margin in 1997 primarily reflected (i) the increase in revenues attributable to the fee and volume increases discussed above, which were achieved without a corresponding increase in related costs, and (ii) milder winter weather in the first quarter of 1997 than in the first quarter of 1996. This improvement in gross margin was offset somewhat by the increase in collection revenues as a percentage of total revenues, since collection operations generally have lower margins than landfill operations.

     Selling, General and Administrative Expense. Selling, general and administrative expense ("SG&A") increased to $33.3 million during the first six months of 1997 from $24.8 million during the first six months of 1996, but as a percentage of revenues decreased to 15.4% during the first six months of 1997 from 16.3% during the first six months of 1996. The decrease in SG&A as a percentage of revenues in 1997 primarily reflected the fact that, as the Company completed acquisitions in 1996 and the first six months of 1997, its revenues increased without a commensurate increase in senior management expense or corporate overhead. Such decrease was partially offset by the fact that expenses related to acquisitions accounted for as pooling-of-interests (of which there were 11 in 1997 and one in 1996) were higher in the six months ended June 30, 1997 than in the six months ended June 30, 1996 (2.4% of revenues in 1997 compared with 1.4% of revenues in 1996).

     Interest Expense. Interest expense increased to $7.9 million in the first six months of 1997 from $7.2 million in the first six months of 1996. This increase primarily reflected the fact that the Company's indebtedness increased subsequent to the first six months of 1996 primarily as a result of the completion of acquisitions. Interest capitalized as a component of construction projects during the first six months of 1997 and 1996 amounted to approximately $1.2 million and $0.6, respectively.

     Other (Income) Expense, Net. Other income, net, was $1.6 million in the six months ended June 30, 1997 compared with other expense, net, of $1.8 million in the six months ended June 30, 1996. This increase in other income, net, was primarily attributable to the $2.0 million charge in 1996 resulting from the sale of the Company's transfer station in Pennsylvania and increased interest income in 1997 as a result of higher cash balances in 1997.

     Income Taxes. Income taxes increased to $17.0 million, or an effective rate of 41.6%, during the first six months of 1997 from $8.7 million, or an effective rate of 40.4% during the first six months of 1996. The increase in the effective rate in 1997 compared with 1996 was primarily due to the fact that the Company had certain transaction expenses in 1997 and 1996 relating to acquisitions accounted for as pooling-of-interests that are not deductible in determining taxable income and such expenses were higher in 1997 than in 1996.

Three years ended December 31, 1996, 1995 and 1994

     Revenues. Revenues for 1996 were $335.7 million, representing an increase of 47.0% over revenues for 1995 of $228.4 million. Of this increase, approximately 38 percentage points was attributable to revenues acquired through acquisitions (net of revenue decreases resulting from businesses disposed of in 1996). Such revenues include revenues from (i) the businesses acquired by the Company subsequent to December 31, 1995 and (ii) businesses that were acquired throughout 1995 and thus were included in the Company's 1995 results for only a portion of the year and in the Company's 1996 results for a full year. The balance of this increase was due to an increase in 1996 in volume of waste received by the Company's operations that were owned by the Company throughout both periods (approximately 5 percentage points) and in prices charged for services (approximately 4 percentage points).

     Revenues for 1995 were $228.4 million, representing an increase of 56.4% over revenues for 1994 of $146.0 million. Of this increase, approximately 48 percentage points was due to revenues attributable to (i) the businesses acquired by the Company subsequent to December 31, 1994 and (ii) businesses that were acquired throughout 1994 and thus were included in the Company's 1994 results for only a portion of the year and in the Company's 1995 results for a full year. The balance of this increase was due to an increase in 1995 in volume of waste received by the Company's operations that were owned by the Company throughout both periods (approximately 4 percentage points) and in prices charged for services (approximately 4 percentage points).

     Cost of Operations. In both 1996 and 1995, gross margin benefitted from the fact that the revenue growth attributable to the price and volume increases discussed above was achieved without a commensurate increase in costs. However, in both such years, collection revenues (which generally have lower margins than landfill operations) increased as a percentage of total revenues. In 1996, such benefit more than fully offset such lower collection margins, resulting in cost of operations as a percentage of sales decreasing slightly to 61.6% in 1996 from 61.7% in 1995. In 1995, such benefit only partially offset such lower collection margins, resulting in cost of operations as a percentage of sales increasing to 61.7% in 1995 from 60.7% in 1994.

     Selling, General and Administrative Expense. Selling, general and administrative expense ("SG&A") increased to $53.1 million during 1996 from $34.8 million during 1995 and $22.5 million during 1994. As a percentage of revenues, SG&A was 15.8% during 1996 compared with 15.3% during 1995 and 15.4% during 1994. The increase in SG&A as a percentage of revenues in 1996 compared with 1995 primarily reflected the fact that expenses related to acquisitions accounted for as a pooling-of-interests (of which there were six in 1996 and one in 1995) and writedown of assets were a greater percentage of revenues in 1996 than in 1995 (1.8% in 1996 compared with 0.4% in 1995). Excluding such expenses, SG&A as a percentage of revenues would have decreased, primarily related to the fact that the revenue growth attributable to acquisitions was achieved without a commensurate increase in senior management expense or corporate overhead.

     Interest Expense. Interest expense was $15.0 million, $10.0 million and $6.4 million in 1996, 1995 and 1994, respectively, representing an increase of 48.6% in 1996 from 1995 and an increase of 56.6% in 1995 from 1994. These increases primarily reflected the fact that the Company's indebtedness increased during each of these years primarily to fund acquisitions. Interest capitalized as a component of construction projects during 1996, 1995 and 1994 amounted to $1,682,000, $1,349,000 and $722,000, respectively.

     Other (Income) Expense. Other expense, net was $252,000 in 1996 and other income, net was $949,000 and $474,000 in 1995 and 1994, respectively. The increase in other expense, net in 1996 was primarily attributable to a $2.0 million charge resulting from the sale of the Company's transfer station in Pennsylvania, offset by increased interest income in 1996 resulting from higher levels of cash equivalents in 1996 than in 1995. The increase in other income, net in 1995 compared with 1994, resulted from increased interest income from higher levels of cash equivalents in 1995 than in 1994.

     Income Taxes. Income taxes increased to $25.6 million, or an effective rate of 42.2%, during 1996 from $16.8 million, or an effective rate of 38.5%, during 1995, and $10.0 million, or an effective rate of 34.6% during 1994. The increase in the effective rate in 1996 compared with 1995 was primarily due to the fact that certain transaction expenses relating to acquisitions accounted for as a pooling-of-interests are not deductible in determining taxable income and such expenses were higher in 1996 than in 1995. The increase in the effective rate in 1995 compared with 1994 primarily reflected the fact that the Company had available net operating loss carryforwards in 1994, while it utilized virtually no net operating loss carryforwards in 1995.

Liquidity and Capital Resources

     Six Months ended June 30, 1997

     The Company has used a substantial amount of cash generated from operations to fund acquisitions, thereby reducing its current assets. In connection with acquisitions and the financing of machinery and equipment, the Company has also assumed or incurred indebtedness with relatively short-term repayment schedules, thereby increasing its current liabilities. As a result of the foregoing financing practices, the Company has had low levels of working capital or working capital deficiencies.

     During the six months ended June 30, 1997, the Company generated cash from operations of approximately $50.5 million and had net cash from financing activities of approximately $74.0 million. The Company used these funds generated from operating and financing activities to complete business acquisitions of approximately $73.9 million and for capital expenditures of approximately $26.3 million. These acquisitions and capital expenditures accounted for the increase in property and equipment, and intangible assets, at June 30, 1997 compared with such amounts at December 31, 1996.

     In March 1997, the Company completed a public offering in which it issued 3,450,000 shares of United Common Stock at a price of $36.50 per share. The net proceeds to the Company from this offering were approximately $119 million. The Company used approximately $47.2 million of such net proceeds to repay all outstanding indebtedness under the Company's then existing $190 million, three year, secured revolving credit facility (the "Credit Facility"). This offering accounted for the increase in cash and cash equivalents and the decrease in long-term debt, in each case at June 30, 1997 compared with December 31, 1996. This offering was also the primary reason for the increase in stockholders equity at June 30, 1997 compared with December 31, 1996.

     Set forth is a discussion of the Company's primary ongoing cash requirements and the means by which it expects to meet these requirements in the future.

     Operating Activities. The Company anticipates that for the foreseeable future, cash on hand and cash generated from operating activities will be sufficient to provide the cash required for operating activities.

     Capital Expenditures. The Company expects to make capital expenditures on an ongoing basis for improvements to, and expansion of, its landfills and for equipment purchases. The Company estimates that the capital expenditures that will be required in respect of the existing operations of the Company will be in the range of $39 million to $44 million during the last six months of 1997 and $65 to $70 million in 1998. The Company expects that it will fund such estimated capital expenditures in respect of its existing operations from cash on hand, cash generated from operations, and advances from USA Waste.

     In order to minimize cash required to complete acquisitions and adequately secure indemnity obligations, the Company frequently structured its landfill acquisitions in a manner such that a portion of the purchase consideration was deferred, contingent or payable in the form of future royalties. The Company expects that deferred or contingent payments and royalties that may become payable in respect of its completed acquisitions will be funded from cash on hand, cash generated from operations and advances from USA Waste.

     Debt Repayment. At June 30, 1997, the Company had debt and capital lease obligations of approximately $280.9 million. The Company will be obligated to retire approximately $1.8 million and $6.0 million of indebtedness during the remainder of 1997 and in 1998, respectively. The Company plans to meet such obligations from cash on hand, cash generated from operations and advances from USA Waste.

     Financial Assurance. The Company is required to provide financial assurance to various governmental and regulatory bodies for closure, post-closure and remediation obligations. The Company provides for these financial assurance obligations primarily through the issuance of letters of credit, as well as through surety bonds and irrevocable trust funds. As of June 30, 1997, the aggregate amount of these financial assurance obligations was $48.8 million, $37.7 million of which was being satisfied by letters of credit obtained under the Credit Facility. Pursuant to the Merger, letters of credit obtained by USA Waste under its existing credit facility replaced the letters of credit obtained by the Company to satisfy such financial assurance obligations.

Capital Expenditures

     The Company, in accordance with generally accepted accounting principles, capitalizes certain expenditures and advances relating to its acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisitions costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures or advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not successfully completed. The Company also has a substantial investment in its permitted landfills. If any of the Company's landfills were to lose their permits, the Company would charge against earnings the unamortized portion of its investment and any necessary acceleration of closure and post closure accruals. The Company has capitalized expenditures with respect to substantially all of its other operations. There can be no assurance that the Company will not be required in future periods to incur charges against earnings relating to these capitalized expenditures in excess of the scheduled amortizations.

     The Company capitalizes certain costs related to obtaining certain financings and amortizes these costs over the life of the related financing. In the event that the Company refinances any financings with respect to which it has capitalized costs, the Company would be required to charge against earnings the unamortized portion of such costs. At June 30, 1997 the Company's unamortized financing costs amounted to approximately $6.3 million.

Inflation and Prevailing Economic Condition

     To date, inflation has not had a significant impact on the Company's operations. The Company generally enters into long-term contracts only if such contracts include provisions for price escalations based on a price index.

Seasonality

     The Company's revenues tend to be somewhat lower in the winter months.
This is generally reflected in the Company's first quarter results and may also be reflected in its fourth quarter results. This is primarily attributable to the fact that (i) the volume of waste relating to construction and demolition activities and activities relating to the remediation of contaminated soils tends to increase in the spring and summer months and (ii) the volume of waste relating to industrial and residential waste in certain of the regions where the Company operates tends to decrease during the winter months. Particularly harsh weather conditions may result in the temporary suspension of certain of the Company's operations and could adversely affect the Company's overall results of operations.

     Three Years Ended December 31, 1996

     The Company completed 79 acquisitions in 1996. Primarily as a result thereof: (i) total assets increased to $801.0 million at December 31, 1996 from $540.6 million at December 31, 1995, (ii) long-term debt increased to $302.7 million at December 31, 1996 from $156.2 million at December 31, 1995 (primarily reflecting borrowings in connection with funding such acquisitions), (iii) accrued expenses and other current liabilities increased to $24.8 million at December 31, 1996 from $17.1 million at December 31, 1995 (primarily reflecting the assumption or increase of current liabilities in connection with such acquisitions) and (iv) accrued landfill costs increased to $49.5 million at December 31, 1996 from $34.2 million at December 31, 1995 (primarily reflecting accrued landfill cost associated with such acquisitions).

     Stockholders' equity increased to $318.7 million at December 31, 1996 from $242.3 million at December 31, 1995. This increase was primarily attributable to (i) the exercise of United Common Stock warrants and options, (ii) the issuance of United Common Stock as consideration for certain acquisitions and
(iii) net income in 1996.

     During 1996, the Company generated net cash from operations of approximately $78.2 million and had net cash from financing activities of approximately $140.1 million. The Company used approximately $157.1 million of such funds generated from operations and financing activities primarily to fund the cash portion of the consideration paid for business acquisitions and used approximately $55.3 million of such funds for capital expenditures.

     In June 1996, the Company issued $150 million principal amount of Notes. The Notes bear interest at a fixed rate of 4-1/2% per annum, payable semi-annually. Pursuant to the Supplemental Indenture executed in connection with the Merger, the Notes are convertible into USA Waste Common Stock at a conversion price of $30.23 per share. The Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company and are effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company.

New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings per share. The statement is effective for annual periods ending after December 15, 1997 and early adoption is not permitted. The Company has not yet determined the future impact of this pronouncement.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 also contains a discussion of major federal legislation relating to environmental remediation and pollution prevention and control. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. Although such costs are not presently determinable, adoption of SOP 96-1 is not expected to have a material effect on the Company's financial position and results of operations. See Notes 2 and 12 of Notes to Consolidated Financial Statements of the Company included elsewhere herein.


                             DESCRIPTION OF BUSINESS

     The Company provides integrated solid waste management services to commercial, industrial and residential customers in 20 states. These services include nonhazardous landfill operations, waste collection services, waste reuse and reduction programs (such as composting and recycling) and related environmental services.

     On August 26, 1997, a wholly-owned subsidiary of USA Waste was merged with and into the Company. Pursuant to such Merger, the Company will continue to operate as a wholly-owned subsidiary of USA Waste.

     At the date of the Merger, the Company operated 39 nonhazardous landfill operations (including 12 that it operated on behalf of municipalities), 80 waste collection companies that had over 2,700 collection vehicles and trailers and served over 900,000 customers, and 78 waste transfer stations (including seven that it operated on behalf of municipalities).

Industry Background

     In the United States, landfilling is at present the most common means of disposing of municipal solid waste ("MSW"), which consists primarily of refuse and garbage from households and commercial establishments. In addition, landfilling is one of the means of disposing of certain special waste. Special waste, some types of which may require special handling, consists of all waste not regulated as hazardous waste under federal or state laws other than MSW and may include asbestos, construction and demolition materials, petroleum-contaminated soil, incinerator ash, sewage sludge, foundry sands and industrial sludges.

     In October 1991, the Environmental Protection Agency (the "EPA") adopted new regulations under Subtitle D of the Resource Conservation and Recovery Act of 1976 (the "Subtitle D Regulations"), which were generally effective on October 9, 1993 (except for new financial assurance requirements which are scheduled to become effective April 9, 1997). The Subtitle D Regulations specify design, siting, operating, monitoring, closure and financial requirements for landfill operations and, among other things, require upgraded or new composite landfill liners, leachate collection and treatment, groundwater and methane gas monitoring, stricter siting and locational criteria, closure and extended post-closure requirements and financial assurances (such as a surety bond) that the owner or operator can meet certain of these obligations. Each state is required to revise its applicable solid waste regulations or programs to meet the requirements of the Subtitle D Regulations or such requirements automatically will be imposed by the EPA. Many states have already adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations, including certain of those in which the Company's landfills are located.

     The Company believes that in recent years there has been a trend towards consolidation of landfill ownership and that a similar trend is emerging in the solid waste collection industry, which historically has been characterized by numerous small companies. The Company believes that these trends are the result of several factors:

     - The Subtitle D Regulations and related state regulations and programs have significantly increased the amount of capital and the technical expertise required in order to own and operate a landfill. As a result, many landfill operators that lack the required capital or expertise are electing to sell their landfills, as an alternative to closing them.

     - A number of municipalities are electing to privatize their municipal landfills as an alternative to funding the changes to these landfills that are required in order to comply with the Subtitle D Regulations and related state regulations and programs.

     - As a result of heightened sensitivity to environmental concerns by many communities, it is becoming increasingly necessary in many markets for collection companies to provide waste reuse and reduction programs, such as recycling and composting, in addition to conventional waste collection services. This development, as well as more stringent bonding requirements being imposed on waste collection companies by various municipalities, have increased the amount of capital generally required for waste collection operations, causing private collection companies that lack the requisite capital to sell their operations to better capitalized companies.

Acquisitions Completed in 1996

     During 1996, the Company completed 79 acquisitions, including 48 "tuck-in" acquisitions. (A tuck-in acquisition is one in which the Company acquires a collection company's vehicles and assumes the service rights and obligations relating to such company's customers, which are then integrated into one of the Company's existing collection operations). The table below provides a summary description of the operations acquired by the Company in 1996.

 Type of Operation                                               Number Acquired

 Landfills                                                            15(1)

 Collection companies (excluding tuck-in acquisitions)                31(2)

 Transfer stations                                                    28(3)
 Collection tuck-in acquisitions                                      48


(1)  These landfills are located in Arizona, California, Colorado, Kentucky,
     Massachusetts, Michigan, New Mexico, and North Dakota. These landfills include 10 which the Company operates on behalf of municipalities.
(2) These collection companies are located in Arizona, California, Colorado, Illinois, Kentucky, Maine, Massachusetts, Michigan, Minnesota, New Mexico,
     North Dakota, Rhode Island, and Wisconsin.
(3) These transfer stations are located in California, Colorado, Illinois, Kentucky, Maine, Massachusetts, Michigan, Minnesota, New Hampshire, North
     Dakota, and Rhode Island. These transfer stations include three which the Company operates on behalf of municipalities.


Acquisitions Completed in Six Months ended June 30, 1997

     The table below provides a summary description of completed acquisitions (not including acquisitions that were accounted for as pooling-of-interests) during the six months ended June 30, 1997:

 Type of Operation                                              Number Acquired

 Landfill                                                            2(1)

 Collection companies                                                37(2)

 Transfer stations                                                   7(3)

(1)  The landfills are located in Illinois and Nebraska.

(2) The collection companies (including 26 tuck-in acquisitions) are located in Arizona, California, Illinois, Iowa, Kentucky, Maine, Massachusetts,
     Minnesota, New Mexico, North Dakota, Pennsylvania, Rhode Island, Vermont, and Wisconsin.

(3) The transfer stations are located in California, Kentucky, Minnesota and Wisconsin.


     The above acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's Condensed Consolidated Financial Statements from their respective acquisitions dates.

Operations

     The Company's waste management operations include the ownership and operation of nonhazardous solid waste landfills; waste collection services; waste reuse and reduction programs (such as composting and recycling); and related environmental services.

Landfills

     At the time of the Merger with USA Waste, the Company operated 39 landfills permitted to receive nonhazardous solid waste. These included 24 landfill operations that the Company owned and 12 that it operated on behalf of municipalities. These landfills are located in Arizona, California, Colorado, Illinois, Iowa, Kentucky, Massachusetts, Michigan, Mississippi, Nevada, New Mexico, North Dakota, Pennsylvania, and West Virginia.

     The permitted waste streams at each of the Company's landfills include both MSW and certain special waste (the type of special waste varying from landfill to landfill), with the exception of a landfill in Mississippi (where the permitted waste streams are exclusively asbestos and associated waste) and a landfill in Michigan (where the permitted waste streams are exclusively construction and demolition debris). The waste disposed of at the Company's landfills is provided by both its own collection operations and by third party collection operations. The Company's policy generally is to operate each of its landfills in a manner that will first serve the waste disposal needs of the local region in which the landfill is located and then the waste disposal needs of other areas.

     The landfills that the Company operates on behalf of municipalities are operated pursuant to contracts. Under the terms of these contracts, the Company is compensated for its services either by being paid a fee by the municipality or by having the right to retain a portion of the revenues of the landfill. In 1996, the operations of municipal landfills by the Company accounted for approximately 6% of the Company's total revenues.

     At the time of the Merger, the Company owned and operated 24 landfill operations which included approximately 5,458 total acres of land. Of such acres, approximately 1,802 acres are permitted (including approximately 1,188 acres that are unused). Such permitted acreage includes land on which disposal cells and supporting facilities have already been constructed (including acres that may have been filled or capped and are no longer accepting waste) and land on which such cells and improvements may be constructed based upon an approval issued by the state generally authorizing the development or siting of a landfill on the acreage. Although acreage is permitted, it may be necessary, depending on a state's particular regulatory requirements, for the Company to obtain additional authorizations prior to actually constructing and/or operating each new disposal cell. Permitted acreage does not reflect the volume (or "airspace") available for disposal, since such acreage includes filled or capped areas and since volume depends on vertical space as well as surface area.

     The Company monitors the available permitted in-place disposal capacity at each of its landfills on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage available at the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion, and the costs that would be involved in developing the expanded capacity.

     In addition to the landfills that it currently operates, the Company owns one landfill in Massachusetts (the Hudson landfill) that ceased accepting waste in mid 1995 because it had exhausted available capacity. The Company presently has a permit to construct additional capacity which is subject to resolution of certain zoning variances. There can be no assurance, however, that the Company will be successful in this regard.

Collection and Transfer Station Operations

     At the time of the Merger, the Company provided solid waste collection services to over 900,000 residential, commercial and industrial customers and, in connection with providing these services, operated 78 transfer stations. As of such date, these services were provided in Arizona, California, Colorado, Illinois, Iowa, Kentucky, Maine, Massachusetts, Michigan, Minnesota, New Hampshire, New Mexico, New York, North Dakota, Pennsylvania, Rhode Island, Wisconsin, and Vermont.

     Residential collection services involve the curbside collection of waste by collection vehicles and the transportation of the waste to transfer stations, landfills and incinerators. Residential collection services are typically provided either on a subscription basis, where the individual household contracts directly with the service provider, or on a municipal contract basis, where a municipality contracts with a service provider to provide collection services to all residences within a specified area.

     As part of its services to industrial and commercial customers, the Company generally supplies these customers with containers that range in size from 2 to 40 cubic yards. In the case of commercial customers, the Company generally collects the containers on a set schedule. In the case of industrial customers, it may collect the containers either on a set schedule or upon request, depending upon the arrangement with the particular customer. Services to commercial and industrial customers are typically provided under contracts. In the case of commercial customers, the contract typically provides for a term ranging from 1 to 3 years. In the case of industrial customers, the contract may provide for temporary services (such as the removal of waste from a construction site) or ongoing services (such as the removal of sludge from a paper mill).

     The Company provides specialized asbestos collection, transportation and disposal services primarily to asbestos removal companies. These services are provided in the eastern part of the United States, primarily in Connecticut, Maryland, Massachusetts, New York, Pennsylvania, and Virginia. As part of these services, the Company supplies its customers with one or more enclosed trailers in which the customer loads sealed bags of asbestos-containing material. The Company then arranges for a common carrier to haul the trailer to one of the Company's disposal sites. All asbestos-containing material collected by the Company is currently being disposed of at the Company's landfills.

     A transfer station is a central waste collection point where collection vehicles can deposit waste collected from individual households or commercial or industrial customers. Waste received at a transfer station is transferred on a regular basis to larger vehicles that transport the waste to disposal sites.
The Company uses its transfer stations in its own collection operations and permits others to use them for a fee.

Waste Reuse and Reduction Programs

     Waste reuse and reduction programs (such as recycling and composting) are becoming increasingly important as a result of heightened sensitivity to environmental concerns on the part of many communities, as well as new state, local or regional plans that are increasingly mandating these programs in response to public demand. The Company currently provides several different services in connection with these programs.

     Recycling. The Company provides recycling services for certain waste streams in conjunction with several of its collection operations. These services include the following: collection of recyclable waste at curbside on certain collection routes; transfer station operations where recyclable waste is separated from other waste and compacted and packaged for possible sale to third parties; and providing a variety of recycling services, including the segregated collection of paper, cardboard boxes and construction debris for resale to paper manufacturers and others.

     Sludge Composting. The Company owns and operates a waste water sludge composting plant located in Springfield, Massachusetts. This facility encompasses a totally "in vessel" sludge composting operation that was designed as an enclosed system in order to prevent emissions from escaping into the atmosphere. During 1992, the Company entered into a 20-year service agreement with the City of Springfield under which the Company treats sewage sludge generated at the Springfield Regional Wastewater Treatment Facility.

Other Services

     In May 1993, the Company completed the acquisition of Northern A-1 Sanitation Services, Inc. ("Northern A-1"). In addition to providing solid waste collection services, Northern A-1 provides certain other environmental services in the Northern Michigan area. These services include industrial waste and sludge removal and handling; industrial facility cleaning; underground storage tank removal; soil remediation; emergency spill clean-up; and related environmental services.

     Northern A-1 also provides limited hazardous waste transportation services for disposal at third party disposal facilities. Although the Company generally has not acquired, and in the future does not intend to acquire, hazardous waste businesses, the Company at present has determined to continue Northern A-1's limited hazardous waste transportation service in order to be able to continue to provide Northern A-1's customer base with the full range of services to which they are accustomed.

Competition

     The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous local and regional companies and, in selected areas, with the large national waste management companies. Some of these companies have significantly larger operations and greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. The Company competes primarily by charging competitive prices and offering quality service. Competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts.

Liability Insurance and Bonding

     The Company's insurance coverage for environmental liability is limited to
(i) over-the-road environmental liability protection for the transportation of asbestos-containing material, (ii) contractors pollution liability insurance that relates to certain of the environmental services provided by the Company and (iii) certain other pollution liability insurance, which insurance is the equivalent of self insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any claims paid. The Company does not carry additional insurance for environmental liability because the Company believes that the cost of such insurance is high relative to the coverage that it would provide. Due to the limited nature of the Company's insurance coverage for environmental liability, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected. With the exception of insurance coverage for environmental liability, the Company carries a broad range of insurance for the protection of its assets and operations. However, the Company's blanket insurance policy, which covers workers compensation, automobile and general liability, is subject to a deductible of $250,000 per incident.

     From time to time the Company may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts and the operation or closure of landfills. If the Company were to be unable to obtain surety bonds or letters of credit in sufficient amounts or at reasonable rates, it might be precluded from entering into additional municipal collection contracts or obtaining or retaining landfill operating permits.

Employees

     At the time of the Merger with USA Waste, the Company employed approximately 4,100 employees. As of such date, two collective bargaining agreements relating to three separate locations covered 103 employees of the Company. The Company is unable to predict what impact, if any, there would be on its business and operations in the event that in the future a significant number of additional employees were to elect to be unionized. The Company believes that its relations with its employees are good.

Environmental Regulations

     The Company is subject to extensive and evolving environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the United States Environmental Protection Agency (the "EPA") and various other federal, state and local environmental, transportation, health and safety agencies. The Company believes that there will continue to be increased regulation, legislation and regulatory enforcement actions related to the solid waste management, collection and disposal industry. In light of these developments, the Company attempts to anticipate future regulatory requirements that might be imposed and plans accordingly to remain in compliance with the regulatory framework.

     In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. These permits and zoning or land use approvals are difficult and time consuming to obtain and are frequently opposed by various local elected officials and citizens' groups.
Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency.

     The Company's operation of solid waste management facilities subject it to certain operational, monitoring, site maintenance, closure and post-closure and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with the Company's acquisition of existing landfills, it is often necessary to expend considerable time, effort and money in complying with the governmental review and permitting process necessary to maintain or increase the capacity of these landfills. Governmental authorities have the power to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. During the ordinary course of its operations, the Company has from time to time received citations or notices from such authorities that its operations are not in compliance with certain applicable environmental laws and regulations. Upon receipt of such citations or notices, the Company generally works with the authorities in an attempt to resolve the issues raised by such citations or notices. Failure to correct the problems to the satisfaction of the authorities could lead to fines, curtailed operations, remedial obligations or closure of a landfill.

     In order to transport solid waste, it is generally necessary for the Company to possess one or more permits and approvals from state or local agencies. These permits must also be periodically renewed and are subject to modification and revocation by the issuing agency. In addition, the Company's waste transportation operations are subject to evolving and expanding laws and regulations that impose operational, monitoring, training and safety requirements.

     The principal federal, state and local statutes and regulations applicable to the Company's operations are as follows:

     The Resource Conservation and Recovery Act of 1976 ("RCRA"). RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to insure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous wastes if they (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain hazardous characteristics and (ii) are not specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous. Among the wastes that are specifically designated as nonhazardous waste are household waste and special waste. These wastes, which will be accepted at the Company's landfills, may contain substances that may be as toxic or prone to cause contamination as some wastes classified and regulated as hazardous.

     In October 1991, the EPA adopted new regulations pursuant to Subtitle D of RCRA (the "Subtitle D Regulations"). These new regulations became generally effective in October 1993 (except for new financial assurance requirements which became effective April 9, 1997) and include location restrictions, siting criteria, facility design standards, operating criteria, closure and extended post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, these new regulations require that new landfill units meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater wells must also be installed at virtually all landfills to monitor groundwater quality. The regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that will protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D criteria. Many states have already adopted regulations or programs as stringent as or more stringent than the Subtitle D Regulations, which were first proposed in August 1988. All states in which the Company operates landfills have adopted the required programs, have submitted them to the EPA for approval and have received full or partial EPA approval for their programs.

     The Federal Water Pollution Control Act (the "Clean Water Act"). The Clean Water Act establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into waters of the United States. If runoff or collected leachate from the Company's landfills is discharged into a water of the United States, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the pollutants in such discharge. Also, virtually all landfills are required to comply with the new federal storm water regulations, which are designed to prevent possibly contaminated storm water from flowing into surface waters. These regulations required that applications for stormwater discharge permits be submitted by October 1992. The Company is working with the appropriate regulatory agencies to ensure that its facilities are in compliance with Clean Water Act requirements, particularly as they apply to treatment and discharge of leachate and storm water. The Company has secured or has applied for the required discharge permits under the Clean Water Act or comparable state-delegated programs. In those instances where the Company's applications for discharge permits are pending and a final discharge permit has not been issued, the Company believes that it is substantially in compliance with applicable substantive standards set by the respective states in administering the Clean Water Act. To ensure compliance with the Clean Water Act pretreatment and discharge requirements, the Company has either installed wastewater treatment systems at its facilities to treat its effluent to acceptable levels before discharge or has arranged (or is arranging) to discharge its effluent to municipal wastewater treatment facilities.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("Superfund" or "CERCLA"). CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be founded upon the existence of even very small amounts of many hundreds of "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were to be found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorized the imposition of a lien in favor of the United States upon all real property subject to or affected by a remedial action for all costs for which a party is liable. The Company's ability to obtain reimbursement from others for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In the past, legislation has been introduced in Congress to limit the liability of municipalities and others under CERCLA as generators and transporters of municipal solid waste. Although such legislation has not been enacted, if it were to pass it would limit the Company's ability to seek full contribution from municipalities for CERCLA cleanup costs even if the hazardous substances that were released and caused the need for cleanup at one of the Company's facilities were generated by or transported to the facility by a municipality.

     Continued funding for implementation of RCRA, the Clean Water Act and CERCLA is scheduled for reauthorization action in Congress in 1997. Depending upon whether and how Congress acts, it is possible that each of these laws may be changed in ways that may significantly affect the Company's business. The Company is closely monitoring the Congressional activities in those areas that may impact its business.

     The Clean Air Act. The Clean Air Act provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has promulgated source performance standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. The EPA has also issued regulations controlling the emissions of particular regulated air pollutants from existing municipal solid waste landfills. Landfills located in areas designated as having air pollution problems may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials.

     Each of the federal statutes described above contains provisions authorizing, under certain circumstances, the bringing of lawsuits by private citizens to enforce the provisions of the statutes.

     The Hazardous Materials Transportation Act. The transportation of hazardous waste is regulated both by the EPA pursuant to RCRA and by the federal Department of Transportation ("DOT") pursuant to the Hazardous Materials Transportation Act ("HMTA"). These regulations are applicable to the limited hazardous waste transportation services offered by one of the Company's subsidiaries. See "Business -- Operations -- Other Services." Pursuant to the HMTA, the DOT has enacted regulations governing the transport of hazardous waste. These regulations govern, among other things, packaging of the hazardous waste during transport, labeling and marking requirements, and reporting of and response to spills of hazardous waste during transport. In addition, under both the HMTA and RCRA, transporters of hazardous waste must comply with manifest and record keeping requirements, which are designed to ensure that a shipment of hazardous waste is properly identified and can be tracked from its point of generation to point of disposal at a permitted hazardous waste treatment, storage or disposal facility.

     The Occupation Safety and Health Act of 1970 ("OSHA"). OSHA establishes employer responsibilities for worker health and safety and authorizes the promulgation by the Occupational Safety and Health Administration of occupation health and safety standards, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosure and to implement certain health and safety training programs. Various of those promulgated standards may apply to the Company's operations, including those standards concerning notices or hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs. The Company's employees are trained to respond appropriately in the event there is an accidental spill or release of packaged asbestos-containing materials or other regulated substances during transportation or landfill disposal.

     State and Local Regulation. Each state in which the Company now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid and hazardous waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put out for bid the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a municipality.

     Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although, such legislation has not yet been passed by Congress, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

     In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions through legislation or contractually and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned federal legislation that has from time to time been proposed could allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may adversely affect the Company's ability to operate its landfills at their capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company results of operations could be adversely affected.

     The permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may (i) limit a landfill to accepting waste that originates from a specified geographic area and/or (ii) specify the quantity of waste that may be accepted at the landfill during a given time period and/or (iii) specify the types of waste that may be accepted at the landfill.

     Additional Information. There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect the Company's ability to operate its facilities at their full capacity.

     In the past, operations conducted on a portion of the property owned by the Company at its Northern A-1 facility involved the storage of brine. It is possible, although no direct evidence exists, that such operations could have contributed to existing regional brine contamination of the shallow groundwater, which is the basis for the 1985 inclusion of the regional area on the state's list of areas which require further investigation and possible remedial activities. The Company is not aware of any pending regulatory actions concerning this contamination, or whether it has any potential liability therefor.

     The Company believes that an area of its Kelly Run landfill in Pennsylvania which is no longer used for disposal may be the source of contamination in the groundwater underlying the landfill. To address this contamination, a groundwater evaluation and abatement plan designed to control and remediate the contamination from that area has been implemented and has been approved by the State Regulatory Agency. Although this plan and additional requirements concerning the Kelly Run landfill have been incorporated into a March 1996 Consent Decree (which has received court approval) between the Company and the State Regulatory Agency, there can be no assurance that the Company will be able to successfully implement such Consent Decree or that additional requirements relating to this matter will not be imposed in the future. The Company recently received from the State Regulatory Agency in Pennsylvania a permit for development of an approximately 48 acre expansion area at its Kelly Run landfill. The Company intends to use this area to replace the existing capacity which will be exhausted in mid-1997. The issuance of this permit was recently appealed by certain parties on the grounds that the criteria for the permit issuance was not satisfied. The Company will vigorously contest this appeal, although there can be no assurance on the final outcome.

     The Massachusetts Department of Environmental Protection (the "MDEP") imposed a moratorium in late 1995 on the review of applications for landfill construction and expansion and has proposed new, more stringent criteria to govern such permit issuances after the moratorium is lifted. The MDEP has indicated that the moratorium may be lifted in 1998, although there can be no assurance of this. The Company is engaged in discussions with the MDEP regarding the moratorium, which if continued to be applied would delay regulatory review of the Company's permit applications for new cell construction required at its Barre and Holyoke landfills to replace the existing cells which might otherwise be exhausted in 1998. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that is exhausted. The failure by the Company to obtain or maintain in effect a permit or agreement significant to its business could adversely affect the Company's business and financial condition. See "Business-Factors that May Influence Future Results and Accuracy of Forward-Looking Statements."

Properties

     The principal fixed assets used by the Company in connection with its landfill operations are its landfills which are described under "Business - Operations - Landfills." The landfill operations owned by the Company are situated on sites owned by the Company, with four exceptions. The Company's landfill site in Fitchburg, Massachusetts is partially leased (approximately 35 acres) under a lease scheduled to expire in 2017; its landfill site in Granby, Massachusetts is partially leased (approximately 41 acres) under a lease schedule to expire in 2002; its landfill site in Chicopee, Massachusetts is partially leased (approximately 101 acres) under a lease scheduled to expire in 2013; and its landfill site in Manistee, Michigan is partially leased (approximately 40 acres) under an open ended lease.

     The principal fixed assets used by the Company in its collection operations and waste reuse and reduction programs are approximately 670 acres of land used for composting and for transfer stations and other facilities related to collection operations (of which approximately 563 acres are owned and 107 acres are leased); and approximately 240 heavy equipment and machinery units, 561,000 collection containers and approximately 2,700 trucks and trailers (some of which are owned and some of which are leased).

Legal Proceedings

     On January 9, 1996, the Junker Landfill Trust sued the Company, Junker Sanitation Services, Inc., and United Waste Transfer, Inc., both of which are subsidiaries of the Company, and approximately 800 other parties in the United States District Court for the Western District of Wisconsin, Case No. 96C-19S, for contribution under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as well as state common law, with respect to the Junker Landfill site in Hudson, Wisconsin. By order entered July 19, 1996, the court approved a consent decree which was signed by the Company and others with respect to this site. The Company's obligations under the consent decree are secured by, and limited to, certain indemnification rights which the Company has against the former owner of Junker Sanitation Services, Inc. A Settlement Agreement has been reached with the Plaintiff which involves no payment obligation on the part of Junker Sanitation Services, Inc., United Waste Systems, Inc., or United Waste Transfer, Inc. Such settlement agreement was approved by the Court in the second quarter of 1997.

     On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company intends to vigorously pursue its claims in this action and to seek dismissal of the counterclaims.

     In June 1996, Dale Lynch, Dennis Lynch and D.L. Lynch sued the Company, its chief executive officer and a subsidiary of the Company in the Circuit Court of Whitley County, Kentucky (Index No. 96 CI 00355). The subsidiary purchased the Tri-County landfill from the plaintiffs in 1991. The suit primarily seeks compensatory and punitive damages for alleged breach of contract and for allegedly fraudulent representations in connection with this purchase. The Company has filed a Counterclaim for breach of warranties and fraud. The Company has also sought indemnification for breach of warranties. In January 1997, the plaintiffs filed an Amended Complaint which seeks relief similar to that of their original Complaint. The Company intends to file a Motion to Dismiss seven of the eight counts in the Complaint, including the fraud count. The Company has served discovery requests and deposition notices on plaintiffs and intends to vigorously defend against plaintiffs' claims and prosecute its Counterclaim. In the opinion of management, this suit should not materially affect the financial position of the Company.

     In July 1996 the Company filed suit against H.A.M. Sanitary Landfill, Inc. and its shareholders. The suit is now pending in the Circuit Court for Monroe County, West Virginia, Civil Action No. 96-C-51. The Company, among other things, seeks to recover $1.8 million in advances which the Company made in connection with an agreement, since terminated, to purchase the H.A.M. Sanitary Landfill in West Virginia from the defendants, and to recover certain personal property. The defendants in September 1996 filed a counterclaim against the Company and a subsidiary which seeks compensatory and punitive damages for claims of alleged breach of contract, breach of fiduciary duty under an alleged joint venture, unjust enrichment and fraud. The Company will vigorously prosecute its claim and defend against the counterclaim. In the opinion of management, the counterclaim should not materially affect the financial position of the Company.

     On April 17, 1997, a purported class action on behalf of the public shareholders of the Company entitled Schipper v. United Waste et al., Civil Action No. 15664-NC, was filed in the Court of Chancery of the State of Delaware against the Company and each of the members of the Company's Board of Directors asserting, among other things, that defendants breached their fiduciary duties to stockholders of the Company in negotiating the Merger Agreement and in engaging in certain related alleged acts and omissions. The complaint seeks, among other things, injunctive and other equitable relief against consummation of the Merger, and damages and costs in an unspecified amount. The Company believes the claim is without merit.

     On June 25, 1997, Richard and Martin Zielinski (the "Claimants") filed a demand for arbitration against Connecticut Valley Sanitary Waste Disposal, Inc. ("CVSWD"), a subsidiary of United Waste. The Claimants seek approximately $8,600,000, plus treble damages, based on CVSWD's alleged breaches of obligations under a lease and Massachusetts law in relation to the operation of CVSWD's Chicopee, Massachusetts Landfill. CVSWD disagrees with Claimants' contentions and intends to vigorously defend against this claim. CVSWD will be filing a counter-demand for arbitration, based on the Claimants' breaches of the lease and Massachusetts law. It is too early to predict the outcome of the arbitration.


                              DESCRIPTION OF NOTES

     The Company issued an aggregate of $150,000,000 principal amount of Notes on June 5, 1996. The Notes were issued under an Indenture dated as of June 5, 1996, between the Company and the Trustee, as amended and supplemented by a Supplemental Indenture, dated as of August 26, 1997, between the Company, USA Waste and the Trustee, copies of which are available for inspection at the Corporate Trust Offices of the Trustee in the Borough of Manhattan, The City of New York and in London, England. The Indenture and the Supplemental Indenture are filed (through incorporation by reference) as exhibits to the Registration Statement of which this Prospectus forms a part. References in this section to the "Company" are solely to United Waste Systems, Inc. and not to its subsidiaries and references to the "Indenture" are to the Indenture as supplemented and amended by the Supplemental Indenture. Wherever particular defined terms of the Indenture, (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes being referred to in the Indenture as "Securities"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Parenthetical references to section numbers within and following certain paragraphs in this Section are to provisions of the Indenture.

General

     The Notes are unsecured subordinated obligations of the Company and are limited to $150,000,000 aggregate principal amount. The Notes mature on June 1, 2001, and payment in full of the principal amount of the Notes will be due on such date. The Notes bear interest at a rate of 4 1/2% per annum from June 5, 1996, payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"). Additional Interest may be payable on the Notes in the amounts, and under the circumstances, described under "-Registration
Rights" and "Description of Registration Rights Agreement".

     The Notes are convertible into USA Waste Common Stock at a conversion price of $30.23 per share, subject to adjustment upon the occurrence of certain events described below under "-Conversion Rights", at any time prior to the close of business on the Maturity Date, unless previously redeemed or repurchased, in which case, not after the close of business on the fifth Trading Day (as defined below) prior to the date of redemption or the second Trading Day prior to the date of repurchase. (Sections 2.2 and 12.1)

     The Notes are redeemable (a) in the event of certain developments involving U.S. taxes or certification requirements as described below under "-Redemption-Redemption for Taxation Reasons", at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after June 1, 1999, in whole or in part, at the redemption prices set forth below under "-Redemption-Optional Redemption", plus accrued interest to the redemption date. "Trading Days" means (i) if the common stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; (ii) if the common stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or
(iii) if the common stock is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, days on which the common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the common stock are available. (Sections 1.1, 2.2 and 15.1)

Form and Denomination

     A portion of the outstanding Notes are in the form of registered Notes without coupons ("Registered Notes")and a portion are in the form of bearer notes with coupons attached("Bearer Notes"). The Registered Notes may be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Bearer Notes may be issued only in denominations of $5,000. Bearer Notes may be exchanged for Registered Notes in authorized denominations as provided in the Indenture. Registered Notes may not be exchanged for Bearer Notes. (Sections 1.1, 2.2, 3.2, 3.4 and 3.5) See "-Transfer and Exchange".

     Registered Notes which are Restricted Securities (as defined in the Indenture) are required to bear certain restrictive legends as provided in the Indenture. Such legends provide for, among other things, certain restrictions on transfer. Any Notes that are covered by this Prospectus and are transferred by a Selling Security Holder pursuant to the Registration Statement of which this Prospectus forms a part will cease to be a Restricted Security upon completion of such transfer, provided that the prospectus delivery requirements of the Securities Act are complied with and the Selling Security Holder delivers a notice of sale to the Trustee substantially in the form of Exhibit A hereto.

     The holder of a Registered Note may transfer such Note, subject to compliance with the provisions of any restrictive legend required by the Indenture, by surrendering such Note at (i) the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee or (ii) the office of any transfer agent appointed by the Company. (Sections 2.2, 2.6 and 3.5)

     Certain of the outstanding Registered Notes are in the form of global notes (the "Global Notes") that have been deposited with the Trustee as custodian for The Depository Trust Company ("DTC")and registered in the name of a nominee of DTC. AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Investors may hold their interests in a Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. Without limiting the foregoing, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture).

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     DTC has advised the Company that it is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The Rules applicable to DTC and its Participants are on file with the Commission.

Conversion Rights

     The Holder of any Note has the right, at the Holder's option, to convert any Bearer Note and to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000 (provided that the unconverted portion of such Registered Note is an integral multiple of $1,000), into shares of USA Waste Common Stock prior to the close of business on the Maturity Date, unless previously redeemed or purchased, at a conversion price of $30.23 per share (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the fifth Trading Day prior to the redemption date for such Note or the second Trading Day preceding the repurchase date, as the case may be. (Sections 2.2 and 12.1)

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note to the specified office of a Conversion Agent (which in the case of a Bearer Note will only be the office of any Conversion Agent outside the United States; see "-Payment and Conversion"), accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from any Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of USA Waste Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Holder. Each Bearer Note surrendered for conversion must be surrendered with all coupons maturing after the date of conversion. Coupons maturing on or before the date of conversion and not in default will be payable against surrender thereof, and coupons so maturing but in default will continue to be payable, as set forth in the Indenture, notwithstanding the exercise of the right of conversion by the Holder of the Note to which the coupons appertain, but coupons maturing after the date of conversion will not be paid. Any Registered Note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below) to the opening of business on the next succeeding Interest Payment Date shall be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Registered Notes being surrendered for conversion, except that if any Registered Note or portions thereof has been called for redemption on a redemption date or is to be repurchased on a repurchase date between a Regular Record Date and the corresponding Interest Payment Date and, as a result, the right to convert such Registered Note called for redemption would terminate during such period, then the Holder of such Registered Note who converts such Registered Note or a portion thereof will be entitled to receive the amount of interest so payable and shall not be required to repay such interest upon surrender of such Registered Note for conversion. In the case of any Registered Note which has been converted after any Regular Record Date and on or prior to the next Interest Payment Date, interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Registered Note on such Regular Record Date. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Registered Securities called for redemption on a redemption date or to be repurchased on a repurchase date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of USA Waste Common Stock, will be made upon conversion. Holders of USA Waste Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of USA Waste Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of USA Waste Common Stock at the close of business on the day of conversion. "Regular Record Date" for interest payable in respect of any Registered Note on any Interest Payment Date means May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. (Sections 1.1, 2.2, 3.7, 12.2 and 12.3)

     With regard to a Holder delivering a Note for conversion, the Company will pay any taxes or duties in respect of the issue or delivery of USA Waste Common Stock on conversion, but the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the USA Waste Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of USA Waste Common Stock will not be issued or delivered unless and until the person requesting such issuance has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid. (Section 12.8)

     The conversion price is subject to adjustment in certain events, including:
(a) dividends (and other distributions) payable in USA Waste Common Stock on shares of capital stock of USA Waste, (b) the issuance to all holders of USA Waste Common Stock of rights, options or warrants entitling them to subscribe for or purchase USA Waste Common Stock at less than the then current market price (determined as provided in the Indenture) of USA Waste Common Stock, (c) subdivisions, combinations and reclassifications of USA Waste Common Stock, (d) distributions to all holders of USA Waste Common Stock of evidences of indebtedness of USA Waste, shares of capital stock, or property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of USA Waste Common Stock in an aggregate amount that, combined together with (i) the aggregate amount of any other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender offer by USA Waste or any of its subsidiaries for USA Waste Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of USA Waste's market capitalization (being the product of the then current market price of the USA Waste Common Stock and the number of shares of USA Waste Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by USA Waste or any of its subsidiaries for USA Waste Common Stock which involves an aggregate consideration that, together with (i) the aggregate of cash and other consideration payable in a tender offer by USA Waste or any of its subsidiaries for USA Waste Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any cash distributions to all holders of USA Waste Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of USA Waste's market capitalization on the expiration of such tender offer. The Company may make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order to avoid or diminish any income tax to holders of USA Waste Common Stock resulting from any dividend, distribution of stock or issuance or rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price. (Section 12.4) The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice of any adjustments. (Section 12.5) See "-Notices".

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the USA Waste Common Stock) or any sale or transfer of all or substantially all of the assets of USA Waste, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of USA Waste Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of USA Waste Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11)

     If at any time USA Waste makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of USA Waste, but generally not stock dividends on USA Waste Common Stock or rights to subscribe for USA Waste Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares of USA Waste Common Stock into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

Subordination

     The payment of the principal of, premium, if any, and interest on, the Notes and coupons will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. Senior Indebtedness means (a) the principal of (and premium, if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on the indebtedness outstanding under the Company's Third Amended and Restated Credit Agreement, dated as of August 16, 1995, and the Company's $75,000,000 principal amount of 7.67% Senior Secured Notes Due September 1, 2005, including any modifications, refundings, deferrals, renewals, restatements or extensions of any such indebtedness and all fees, charges, expenses, reimbursements and indemnification obligations and other amounts payable thereunder, (b) all other indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates and (e) renewals, extensions, modifications, restatements and refundings of any such indebtedness or obligation; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation (w) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) provides that such indebtedness or obligation is not superior in right of payment to the Notes, (x) if such indebtedness or obligation is non-recourse to the Company, (y) under any conditional sale contract or any account payable or other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of inventories or services or (z) if such indebtedness or obligation is unsecured. (Sections 1.1 and 13.1)

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. (Section 13.2) In the event of the acceleration of the maturity of any Notes, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Notes. (Section 13.3) No payments on account of principal, premium, if any, or interest in respect of the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 13.4) For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than "junior securities") upon conversion of a Note will be deemed to constitute payment on account of the principal of such Note. (Section 13.15)

     By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

     In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the subsequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of September 30, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $39.1 million. As of September 30, 1997, subsidiaries of the Company had approximately $16.5 million of indebtedness outstanding (other than indebtedness to the Company).

     The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness.

Redemption

     Optional Redemption

     Subject to the discussion under "-Redemption for Taxation Reasons" below, the Notes may not be redeemed at the option of the Company prior to June 1, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, at a redemption price equal to 101.8% of the principal amount for the 12-month period beginning June 1, 1999 and 100.9% of the principal amount for the 12-month period beginning June 1, 2000, in each case together with accrued interest to the date of redemption, upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices" below. (Sections 2.2, 11.1, 11.5 and 11.7)

     Redemption for Taxation Reasons

     If the Company has or will become obligated to pay Additional Amounts (as described below under "-Payment of Additional Amounts") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, any Notes as to which such Additional Amounts have or will become payable may be redeemed, at the option of the Company, in whole but not in part. Such redemption shall be upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices" below, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Notes then due and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) an officer's certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the Notes shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts. (Sections 1.1, 2.2, 11.1 and 11.3)

     In addition, if the Company determines, based upon an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, that, as a result of a Tax Law Change, any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal, premium, if any, or interest due with respect to any Bearer Note or coupon appertaining thereto would be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is not a U.S. person as defined below under "-Payment of Additional Amounts" (other than such a requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is not a U.S. person, provided that, in each case referred to in clauses (a) (ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable but for the fact that such Bearer Note constitutes a "United States real property interest" as defined in Section 897(c)(1) of the Code, with respect to the beneficial owner of such Bearer Note), the Company at its election will either (x) redeem the Bearer Notes, as a whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, or (y) if and so long as the conditions of the third paragraph under "-Payment of Additional Amounts" are satisfied, pay the additional amounts specified in such paragraph. The Company will make such determination and election and notify the Trustee thereof in writing as soon as practicable, and the Trustee will promptly give notice of such determination (the "Determination Notice"), in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Bearer Notes or will pay the additional amounts specified in the third paragraph under "-Payment of Additional Amounts" and (if applicable) the last date by which the redemption of the Bearer Notes shall take place. If the Company shall elect to redeem the Bearer Notes pursuant to clause
(x) above, such redemption shall take place on such date, not later than one year after publication of the Determination Notice, as the Company shall elect by notice given in writing to the Trustee, at least 75 days before that date, unless shorter notice shall be acceptable to the Trustee. Notwithstanding the foregoing, the Company will not so redeem the Bearer Notes if the Company, based upon an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing of its determination not to so redeem the Bearer Notes, and the Trustee will promptly give notice to the Holders of the Bearer Notes of that determination and any earlier redemption notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay additional amounts, the Company may, as long as the Company is obligated to pay such additional amounts, redeem all the Bearer Notes, at any time, as a whole but not in part, upon not less than 30 nor more than 60 days notice prior to the redemption date, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date and any additional amounts then payable. (Sections 2.2 and 11.3)

Payment and Conversion

     Bearer Notes and coupons will be payable in U.S. dollars against surrender thereof, subject to any applicable laws and regulations, at such offices or agencies outside the United States as the Company may appoint from time to time. The Company has appointed the Corporate Trust Office of the Trustee in London, England as such an office. At the option of the Holder, such payment will be made by dollar check drawn on a bank in the Borough of Manhattan, The City of New York or by transfer of U.S. dollars to an account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the payee with a bank outside the United States. No payment with respect to any Bearer Note or coupon will be made at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or any office or agency of the Company in the United States, or by transfer to an account, maintained with a bank located in the United States or by check mailed to any address in the United States. Notwithstanding the foregoing, payments with respect to Bearer Notes and coupons may be made at the office of the Trustee or other Paying Agent, if one is appointed, in the Borough of Manhattan, The City of New York, if payment at all offices maintained outside the United States for such purpose by the Company is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of such amounts in U.S. dollars, as determined by the Company. (Section 2.2)

     The principal of the Registered Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in U.S. currency by U.S. dollar check drawn on, or by transfer to a U.S. dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Registered Notes in excess of $2,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the Borough of Manhattan, The City of New York. Registered Notes will bear interest at a rate of 4 1/2% per annum from June 5, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996, to the Person in whose name the Registered Note (or any predecessor Registered Note) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Payment of interest on a Registered Note may be made by U.S. dollar check drawn on a bank in the Borough of Manhattan, The City of New York, mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a U.S. dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Registered Notes in excess of $2,000,000) maintained by the Holder with a bank in the Borough of Manhattan, The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (Section 2.2)

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close. (Sections 1.1 and 2.2)

     Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States.
In addition, Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices, any unmatured coupons and any payments in respect of interest or taxes, as applicable, as described above under "-Conversion Rights". (Sections 2.2 and 12.2)
     The Company has initially appointed the Trustee as Paying Agent and Conversion Agent at its Corporate Trust Office (i) in the Borough of Manhattan, The City of New York (Bankers Trust Company, Corporate Trust & Agency Group, Four Albany Street, New York, NY 10006), and (ii) in London, England (Bankers Trust Company, 1 Appold Street, Broadgate, London EC2A 2HE). The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion, and in a Western European city for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-Notices" below. (Section 10.2)

     Bearer Notes should be presented for payment upon redemption or repurchase together with all unmatured coupons, failing which the amount of any missing unmatured coupons will be deducted from the sum due for payment or the surrender of such missing coupons or coupon may be waived by the Company and the Trustee or the Paying Agent if there be furnished to them such security or indemnity as they may require to save each of them and any Paying Agent harmless. Each amount so deducted will be paid in the manner described in the first paragraph under this heading against surrender of the related missing coupon. Interest payable on any Bearer Notes on any redemption date or repurchase date which is an Interest Payment Date will be paid to the Holders of the coupons maturing on such Interest Payment Date. Interest payable on Registered Notes on any redemption date or repurchase date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date. (Sections 11.7 and 14.2)

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes, which remain unclaimed at the end of two years after such payment has become due and payable will be paid to the Company, and the Holder of such Note or any coupon appertaining thereto will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 10.3)

Payment of Additional Amounts

     The Company will pay to the Holder of any Note or any coupon appertaining thereto who is not a U.S. person such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note (including any payment on redemption or repurchase), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax-exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Notes or any coupon appertaining thereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note or any coupon appertaining thereto, if compliance is required by statute or by regulation or ruling of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

          (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

          (f) any tax, assessment or other governmental charge imposed as a result of a person's past or present actual or constructive ownership, including by virtue of the right to convert Notes, of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

          (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on such Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

          (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly received its beneficial or distributive share of payments on the Note;

          (i) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Note constitutes a "United States real property interest" as defined in Section 897(c)(1) of the Code and the regulations thereunder with respect to the beneficial owner of such Note (see "United States Taxation-Non-United States Holders United States Foreign Investment in Real Property Tax Act"); or

          (j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i). (Section 2.2)

     For purposes of this Prospectus, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. A "U.S. person" is a person that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source. Solely for purposes of the foregoing definition of "U.S. person", the term "United States" shall include, when used in the geographical sense, only the States thereof and the District of Columbia. (Section 2.2)

     Notwithstanding the foregoing, if and so long as a certification, identification or other information reporting requirement referred to in the second paragraph under "-Redemption-Redemption for Taxation Reasons" above would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of redeeming the Bearer Notes pursuant to such second paragraph. In such event, the Company will pay as additional amounts such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal of, and premium, if any, due in respect of any Bearer Note, or interest represented by any coupon, the beneficial owner of which is not a U.S. person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge, other than a backup withholding tax or similar charge which is (a) the result of a certification, identification or information reporting requirement described in the first parenthetical clause of the first sentence of such second paragraph, (b) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of such Bearer Note or coupon is within the category of persons described in clause (a) of the first paragraph under this heading or (c) imposed as a result of presentation of such Bearer Note or coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, will not be less than the amount provided for in such Bearer Note or coupon to be then due and payable. (Section 2.2)

Repurchase at Option of Holders Upon a Change in Control

     If a Change in Control (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date. A Holder of Bearer Notes may exercise the repurchase option only by delivery of the Notes to an office of a Paying Agent outside the United States. (Sections 2.2 and 14.1)

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in USA Waste Common Stock valued at 95% of the average of the closing prices per share of the common stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided, that payment may not be made in common stock unless such stock is listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment. (Sections 2.2 and 14.1)

     On or before the 30th day after the occurrence of a Change in Control, the Company will give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be given in accordance with "-Notices" below. To exercise the repurchase right, a Holder of Notes must deliver to the Trustee or any Paying Agent on or before the 30th day after the date of the Company Notice irrevocable written notice of the Holder's exercise of such right, together with the Notes and, in the case of Bearer Notes, any coupons maturing after the repurchase date, with respect to which the right is being exercised. At least two Trading Days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in USA Waste Common Stock. (Section 14.2)

     A "Change in Control" shall be deemed to have occurred at such time, after the original issuance of the Notes, of:

          (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors (any shares of voting stock of which such Person is the beneficial owner, as defined below, that are not then outstanding being deemed outstanding for purposes of calculating such percentage); or

          (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of USA Waste Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of United Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the 10 consecutive Trading Days ending immediately prior to the date of the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the conversion price of the Notes in effect on each such Trading Day, or (b) all the consideration (excluding cash payments for fractional shares) to be paid for United Stock in the transaction or transactions constituting the Change in Control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, and the term "Person" shall include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act. (Section 14.3)

     Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "-Events of Default".

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

     Pursuant to the Merger and in accordance with the terms of the Indenture, the Company offered to repurchase the Notes by delivering to the Holders a Notice of Change of Control and Repurchase Right dated September 23, 1997 (the "Notice"). Under the terms of such Notice, each Holder may exercise the repurchase option by delivering to the Trustee or the Paying Agent, by October 23, 1997, an executed Election of Holder to Require Repurchase together with the Notes with respect to which the repurchase right is being exercised. Holders may elect to require the Company to repurchase a Note in full, or to repurchase a portion of such Note, in accordance with the repurchase provisions of the Indenture. Pursuant to the Notice, the date of repurchase of Notes designated for repurchase was November 7, 1997.

Mergers and Sales of Assets by the Company

     The Company shall not consolidate with or merge into any other Person or convey, transfer or lease all its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company unless (a) in the case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred or leased shall be a corporation, partnership or trust organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance or observance of every other covenant of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and supplemental indenture (if required) comply with, among other things, the requirements set forth in this paragraph. (Section 7.1)

     On August 26, 1997, a wholly-owned subsidiary of USA Waste was merged with and into the Company, and the Company became a wholly-owned subsidiary of USA Waste. Prior to such Merger and pursuant to Section 10.13 of the Indenture, the Holders of a majority of the outstanding principal amount of the Notes waived any notice requirement under the Indenture with respect to such Merger. In addition, upon consummation of the Merger, the Company delivered to the Trustee the officer's certificate and opinion of counsel required by Section 7.1 of the Indenture.

Events of Default

     The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note at its maturity, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform, or the breach of, any covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (d) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $10,000,000 if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

     If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 5.2) For information as to waiver of defaults, see "-Meetings, Modification and Waiver".

     No Holder of any Note or coupon shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note or coupon for the enforcement of payment of the principal of, premium, if any, or interest on such Note or such coupon on or after the respective Stated Maturities expressed in such Note or coupon or of the right to convert such Note in accordance with the Indenture. (Section 5.8)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.9)

Meetings, Modification and Waiver

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article Nine)

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting or by a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note or coupon affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount or the rate of interest payable on any Note or coupon, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay additional amounts described above under "-Payment of Additional Amounts", (f) change the coin or currency for payment of principal of, premium, if any, interest on, or any other amount payable on, any Note or coupon, (g) impair the right to institute suit for the enforcement of any payment in respect of any Note or coupon on or after the Stated Maturity thereof (or, in the case of redemption or any repurchase after the Redemption Date or Repurchase Date, as the case may be), (h) modify the obligation of the Company to maintain an office or agency in New York City and in a Western European city, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted,
(m) adversely affect the right to convert any Note except as permitted as described under "-Conversion Rights", (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and USA Waste Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws, (o) modify the provisions described under "-Repurchase at Option of Holders Upon a Change in Control" in a manner adverse to the Holders or (p) modify certain of the Company's obligations under the Registration Rights Agreement (as defined under "Description of Registration Rights Agreement") or its obligation to pay additional interest upon any failure to comply with such obligations. (Sections 5.13, 8.2, 9.4, 10.10, 10.11, 10.12 and 10.13) The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Section 9.4)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.13) The Holders of (i) 66 2/3% in aggregate principal amount of the Outstanding Securities represented at a meeting of Holders of Outstanding Securities at which a quorum is present or (ii) a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default with respect to a covenant or condition that may only be modified or amended with the consent of each Holder. (Section 5.13)

Registration Rights

     If the Company fails to comply with certain of its obligations under the Registration Rights Agreement (as defined under "Description of Registration Rights Agreement"), additional interest is payable on the Registered Notes as described under "Description of Registration Rights Agreement-Additional Interest". (Section 10.12)

Transfer and Exchange

     At the option of the Holder upon written request, and subject to the terms of the Indenture, Bearer Notes (with all unmatured coupons, except as provided below) are exchangeable for Registered Notes, of any authorized denomination and of like aggregate principal amount, and Registered Notes are exchangeable for Registered Notes of any authorized denomination and of like aggregate principal amount. See "-Form and Denomination". Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date and the next succeeding Interest Payment Date or between a Special Record Date before the related date for payment of Defaulted Interest shall be surrendered without the coupons relating to such Interest Payment Date or proposed date of payment, as the case may be, and interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or such related date for payment of Defaulted Interest, as the case may be, in respect of the Registered Note issued in exchange for such Bearer Note, but will be payable only to the Holder of such coupon when due in accordance with the provisions of the Indenture. Registered Notes may not be exchanged for Bearer Notes. (Section 3.5)

     Bearer Notes may be presented for exchange at the office of any transfer agent outside the United States. Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at any office maintained by the Company for such purpose, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Every Registered Note presented or surrendered for registration of transfer or for exchange (if so required by the Company or the Security Registrar) shall be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing. Registered Notes may be transferred in whole or in part in authorized denominations. Upon a registration of transfer, the Company will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by the Indenture. Upon an exchange, the Company will execute, and the Trustee will authenticate and deliver, the Registered Notes which the holder making the exchange is entitled to receive. (Section 3.5)

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in The City of New York, and has appointed Bankers Trust Company acting through its London, England office as transfer agent. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar in and a transfer agent in a Western European city. (Sections 1.1, 3.5 and 10.2)

     In the event of a redemption of less than all of the Notes (other than a redemption of Bearer Notes for the reasons described in the Second Paragraph under "-Redemption-Redemption for Taxation Reasons"), the Company will not be required (a) to register the transfer or exchange of Registered Notes or to exchange Bearer Notes for Registered Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption, (b) to register the transfer or exchange of any Registered Note, or portion thereof, called for redemption, or (c) to exchange any Bearer Note called for redemption; provided, however, that a Bearer Note called for redemption may be exchanged for a Registered Note which is simultaneously surrendered to the registrar or transfer agent making such exchange with written instructions for conversion consistent with the provisions described under "-Conversion Rights" and "-Payment and Conversion" above. (Section 3.5)

Purchase and Cancellation

     The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

     All Securities and coupons surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Bearer Securities and coupons so surrendered shall be immediately canceled by such Person upon receipt prior to being forwarded to the Trustee. All Registered Securities so delivered to the Trustee shall be canceled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in the Indenture. (Section 3.9)

Title

     Title to the Bearer Notes and the coupons will pass by delivery. The Company, the Trustee, any Paying Agent and any other agent of the Company or the Trustee may treat the bearer of any Bearer Note or any coupon as the absolute owner thereof for the purpose of receiving payment thereof and for all other purposes whatsoever (whether or not such Note or coupon shall be overdue).
Prior to due presentment of a Registered Note for registration of transfer, the Company, the Trustee, the Paying Agent and any other agent of the Company or the Trustee may treat the Person in whose name such Registered Note is registered as the owner thereof for the purpose of receiving payment thereof and for all other purposes whatsoever. (Section 3.8)

Notices

     Notice to Holders of the Notes will be given by publication in Authorized Newspapers in London or, if publication in London is not practical, elsewhere in Western Europe. Notices to Holders of Registered Notes will also be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given when mailed. (Section 1.6)

     Notice of a redemption of Notes (other than a redemption described in the second paragraph under "-Redemption for Taxation Reasons") will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable except as otherwise provided in the second paragraph under "-Redemption for Taxation Reasons") and will specify the redemption date. (Section 11.5)

Replacement of Notes and Coupons

     Notes (including any coupons appertaining to Bearer Notes) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes and coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee or a Transfer Agent. In the case of a lost, stolen or destroyed Note or coupon, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note or coupon before a replacement Note (with the relevant coupons appertaining thereto, if any) or coupon will be issued. (Section 3.6)

Payment of Stamp and Other Taxes

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the Notes or any coupon. (Section 10.7) Except as described under "-Payment of Additional Amounts", the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein. (Section 2.2)

Governing Law

     The Indenture, the Notes and the coupons will be governed by and construed in accordance with the laws of the State of New York, United States of America. (Section 1.12)

The Trustee

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (Sections 6.1 and 6.3)


                  DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT

     The following summary of certain provisions of the Registration Rights Agreement (as defined below) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement. The Registration Rights Agreement is filed (through incorporation by reference) as an exhibit to the Registration Statement of which this Prospectus forms a part.

Registration Statement

     The Company has filed the Registration Statement of which this Prospectus forms a part pursuant to a Registration Rights Agreement dated June 5, 1996 (the "Registration Rights Agreement"), among the Company and Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex Brown & Sons Incorporated, CS First Boston Corporation, Prudential Securities Incorporated and Robertson Stephens & Company, LLC (the "Underwriters"). The Registration Rights Agreement required the Company to file a Registration Statement (the "Shelf Registration Statement") covering resale of the Registrable Securities (as defined below)with the Commission within 90 days following June 5, 1996 and to use its reasonable best efforts to have the Shelf Registration Statement declared effective within 90 days after such filing. Subject to the following paragraph, the Shelf Registration Statement is required to cover the resale of the following securities (collectively, the "Registrable Securities"): (i) all of the Notes (other than any Notes that are in bearer form or that were converted from bearer to registered form after August 29, 1996) and (ii) all shares of USA Waste Common Stock that may be acquired by any Selling Security Holder upon conversion of any Note that is required to be covered by the Shelf Registration Statement as described in the preceding clause. The Company is obligated to keep the Shelf Registration Statement effective until the earliest of (i) the expiration of three years from the time the Shelf Registration Statement was declared effective (the "effective time"), (ii) such time as all Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (iii) such time as, in the opinion of counsel, all of the Registrable Securities held by non-affiliates of the Company are eligible for resale pursuant to Rule 144(k) under the Securities Act and the legends relating to transferability that pursuant to the Indenture are required to appear on the face of each Restricted Security (as defined in the Indenture) have been removed from such Registrable Securities.

     The Company is only required to include in the Shelf Registration Statement the Registrable Securities that are (i) held by Holders who delivered to the Company a Selling Securityholder's Questionnaire (substantially in the form included in the Registration Rights Agreement) on or prior to August 29, 1996 (each such Holder, an "Electing Holder") and (ii) to the extent provided in the following sentence, held by Holders that acquire Registrable Securities from an Electing Holder. Any Holder that acquires any Registrable Securities from an Electing Holder (excluding any Registrable Securities that were not identified in the Selling Securityholder's Questionnaire delivered by such Electing Holder) will be entitled to have such Registrable Securities included in the Shelf Registration Statement, provided that such transferee furnishes the Company with an updated Selling Securityholder's Questionnaire. The Registrable Securities covered by such updated Selling Securityholder's Questionnaire will be included in the Shelf Registration Statement reasonably promptly after receipt thereof (which date of inclusion may be subsequent to the effective time).

Additional Interest

     In the event that, during the period that the Company is required to maintain the effectiveness of the Shelf Registration Statement, the Shelf Registration Statement ceases to be effective (or the Holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) for more than 60 days, whether or not consecutive, during any 12-month period (an "Effectiveness Failure"), then the interest rate borne by Registered Notes will increase by an additional one-half of one percent (0.50%) per annum from the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective (or the Holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) until such time as the Effectiveness Failure is cured. For the purpose of determining an Effectiveness Failure, days on which the Company has been obligated to pay additional interest in accordance with the foregoing in respect of a prior Effectiveness Failure within the applicable 12-month period will not be included.

Underwritten Offering

     The Registration Rights Agreement provides that holders of 33 1/3% of the Registrable Securities may elect to have one underwritten offering. The managing underwriter(s) for any such offering must be selected by Holders of 50% of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to the Company. The Company has the right to defer any underwritten offering for up to 120 days for a valid business reason.

Fees and Expenses

     The Company is required to pay all fees and expenses incident to the filing of the Shelf Registration Statement and maintaining its effectiveness for resales of Registrable Securities. In addition, the Company is required to pay up to a maximum of $80,000 for the fees and disbursements of a single counsel selected by Holders of not less than 25% of the Registrable Securities to represent them in connection with the Shelf Registration Statement. Except as provided in the preceding sentence, the Holders of Registrable Securities included in the Shelf Registration Statement will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included therein) for the fees and disbursements of such counsel.

     In the case of an underwritten offering, the Company will pay up to a maximum of $200,000 for the fees and expenses in connection therewith (the fees and disbursements of one counsel for the holders participating in such offering being included in such fees and expenses). The Holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included in such offering) for all fees and expenses of such underwritten offering in excess of $200,000, including any fees and expenses of counsel to the Holders, counsel to the Company and the Company's independent public accountants that may constitute part of such excess amount.

     In no event will the Company be responsible for underwriting discounts or commissions.

Indemnification

     In the Registration Rights Agreement, the Company has agreed to indemnify the Holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, and each Holder of Registrable Securities included in the Shelf Registration Statement is obligated to indemnify the Company and any other Holder against any liability with respect to any information furnished by such Holder in writing to the Company (including, without limitation, in a Selling Securityholder's Questionnaire) expressly for use in the Shelf Registration Statement.


Notes Covered by Prospectus

     This Prospectus relates to the offer and sale of the Notes by each Selling Security Holder (as defined under "Selling Security Holders"). This Prospectus includes Notes to be offered and sold by Selling Security Holders who did not complete the Selling Securityholders Questionnaire before August 29, 1996.


                           CERTAIN TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of USA Waste Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and USA Waste Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion" transaction for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holder

     As used herein, the term "United States Holder" means the beneficial owner of a Note or USA Waste Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701 (a) (31) of the Code. For purposes of the following, it is assumed that a United States Holder will own only Registered Notes. Generally, a United States Holder who owns Bearer Notes will not be entitled to deduct any loss sustained on the sale, exchange, or redemption of a Bearer Note, and any gain to such a Holder on the sale, exchange, or redemption of a Bearer Note will be treated as ordinary income as opposed to capital gain.

     Payment of Interest

     Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange or Redemption of the Notes

     Except as discussed below under "-Market Discount", upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder. Such capital gain or loss will be long term-capital gain or loss if the United States Holder's holding period in the
Note is more than one year at the time of sale, exchange or redemption.

     Market Discount

     Purchasers of Notes may be affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a
Note is purchased at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and the purchaser subsequently recognizes gain upon a disposition or retirement of the Note, the lesser of (i) the gain recognized or (ii) the portion of the market discount that accrued on a ratable basis while such holder held the Note (or, if the purchaser so elects, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. For most purposes, such income would be treated as interest income to a United States Holder. Moreover, accrued market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, unless the purchaser elects to include market discount in income as it accrues, a purchaser of a market discount debt instrument may be required to defer a portion of any otherwise deductible interest expense on indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     Amortizable Bond Premium

     If a United States Holder purchases a Note for a premium (i.e., for an amount that is greater than the amount--other than certain stated interest--payable at maturity) that exceeds the value of the conversion privilege, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. Such a United States Holder may elect (in accordance with section 171 of the Code) to amortize such premium (as an offset to interest income on the Note), using a constant yield method. The amount of amortizable bond premium and the term over which it is to be amortized are determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period ending on an earlier redemption date, with reference to the amount payable on the earlier redemption date. Under regulations recently proposed by the United States Treasury Department, a United States Holder who purchases a Note sixty or more days after such regulations are finalized, would in determining the amortizable amount take into account the Company's right to call the Notes only if exercise of the call would increase such United States Holder's yield on the Note. A Holder who elects to amortize bond premium must reduce his tax basis in the Note each year by the amount of the premium amortized in that year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Conversion of the Notes

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into USA Waste Common Stock except with respect to cash received in lieu of a fractional share of USA Waste Common Stock. Such Holder's tax basis in the USA Waste Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the USA Waste Common Stock received on conversion will generally include the holding period of the Note converted.

     Any accrued market discount not previously taken into income prior to a conversion of a Note would (under rules to be set forth in Treasury Regulations that have not yet been issued) carry over to the USA Waste Common Stock received on conversion and be treated as ordinary income to the extent of any gain recognized on a subsequent disposition of the USA Waste Common Stock.

     Cash received in lieu of a fractional share of USA Waste Common Stock upon conversion will be treated as a payment in exchange for the fractional share of USA Waste Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of USA Waste Common Stock generally will, except to the extent of accrued market discount attributable to such fractional share, result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

     Dividends

     Dividends paid on the USA Waste Common Stock generally will be includible in the income of a United States Holder as ordinary income to the extent of USA Waste's current or accumulated earnings and profits.

     If at any time (i) USA Waste makes a distribution of cash or property to its stockholders or purchases USA Waste Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of property would include distributions of evidences of indebtedness or assets of USA Waste, but generally not stock dividends or rights to subscribe for USA Waste Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Sale of USA Waste Common Stock

     Upon the sale or exchange of USA Waste Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the USA Waste Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the USA Waste Common Stock is more than one year at the time of the sale or exchange. Gain on the sale or exchange of the USA Waste Common Stock may, however, be ordinary income to the extent of any market discount accrued on the Notes at the time of conversion into USA Waste Common Stock. A United States Holder's basis and holding period in and the effect of market discount on USA Waste Common Stock received upon conversion of a Note are discussed above under "-Conversion of the Notes".

     Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on USA Waste Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of USA Waste Common Stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund provided that the required information is furnished to the IRS.

Non-United States Holders

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or USA Waste Common Stock that is not a United States Holder.

     Payment of Interest

     Payment of interest on a Note or coupon by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, (iv) is not, and does not receive payments in an account, within a country designated by the Internal Revenue Service as not qualifying for the portfolio interest exemption (it being understood that, although the Internal Revenue Service has not at the current time made such designation or given any public notice it intends to do so in the future, it has the statutory authority so to do) and (v) in the case of a Registered Note, either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or
(b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent a copy thereof.

     Recently proposed Internal Revenue Service regulations ("the Proposed Certification Regulations") would provide alternative methods for satisfying the certification requirement described in the preceding paragraph. The Proposed Certification Regulations would also generally require, in the case of Notes held by a foreign partnership, that (x) the certification described above be provided by the partners, rather than by the partnership, and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Certification Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Certification Regulations will be adopted, or as to the provisions that they will include if and when adopted, in temporary or final form.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a completed IRS Form 4224 to the payor.

     Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a 30% (or lower treaty rate) withholding tax.

     Sale, Exchange or Redemption of the Notes

     A Non-United States Holder of a Note or coupon will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note or coupon (including the receipt of cash in lieu of fractional shares upon conversion of a Note into USA Waste Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or period aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "-United States Foreign Investment in Real Property Tax Act" below).

     Conversion of the Notes

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into USA Waste Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "-Non-United States Holders-Sale, Exchange or Redemption of the Notes" is satisfied.

     Sale or Exchange of USA Waste Common Stock

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of USA Waste Common Stock unless any of the conditions described above under "-Non-United States Holders-Sale, Exchange or Redemption of the Notes" is satisfied.

     Dividends

     Dividends paid (or deemed paid, as described above under "-United States Holders-Dividends") on USA Waste Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United states Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers a completed IRS Form 4224 to the payor.

     Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Certification Regulations described under "-Non-United States Holders-Payment of Interest", however, a Non-United States Holder of USA Waste Common Stock who wished to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Certification Regulations, the certification and information reporting requirements described above in the second paragraph under "-Non-United States Holders-Payment of Interest" would apply with respect to dividends paid on USA Waste Common Stock held by a foreign partnership.

     Death of a Non-United States Holder

     A Note or coupon held by an individual who is not a citizen or resident of the United States at the time of death will not be includible in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that at the time of death payments with respect to such Note or coupon would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     USA Waste Common Stock actually or beneficially held by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     Information Reporting and Backup Withholding Tax

     Under current law, United States information reporting requirements and backup withholding tax will not apply to (i) payments on a Bearer Note or coupon made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by the Company or by any Paying Agent (acting in its capacity as such) to a Non-United States Holder or (ii) payments on a Registered Note to a Non-United states Holder if the Form W-8 or similar statement described in "-Non-United States Holders-Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the holder is a United States person. If and when the Proposed Certification Regulations described under "-Non-United States Holders-Payment of Interest" become effective, alternative certification requirements (and, possibly, partner-level certification requirements in the case of Holders that are foreign partnerships) may apply with respect to Registered Notes. See the discussion above under "-Non-United States Holders-Payment of Interest".

     Information reporting and backup withholding tax also will not apply to any nominee or other agent of the beneficial owner of such Note or coupon, unless such custodian nominee or agent (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment on a Bearer Note or coupon outside the United States to the beneficial owner thereof by a foreign office of any custodian, nominee or agent that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such custodian, nominee or agent has documentary evidence in its records that the beneficial owner is a Non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment on a Note or coupon to the beneficial owner thereof by a United States office of a custodian, nominee or agent is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon provides the Form W-8 or suitable substitute statement described under "-Non-United States Holders-Payments of Interest" or the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Registered or Bearer Note or coupon or any payment of the proceeds of the sale of USA Waste Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon provides the Form W-8 or suitable substitute statement described under "-Non-United States Holders-Payment of Interest" or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on USA Waste Common Stock held by a Non-United States Holder will not under current law be subject to the information reporting and backup withholding requirements discussed in this section, provided that the payor does not have actual knowledge that the payee is a United States person. However, under the Proposed Certification Regulations, dividend payments generally would be subject to information reporting unless applicable certification requirements are satisfied. See the discussion above under "-Non-United States Holders-Payment of Interest" with respect to these requirements and the additional requirements that would be applicable to foreign partnerships under the Proposed Certification Regulations.

     The backup withholding and information reporting rules are currently under review by the Department of the Treasury, and their application to the Notes, coupons and USA Waste Common Stock could be changed prospectively by future regulations.

     United States Foreign Investment in Real Property Act

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not at any time during the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the USA Waste Common Stock and Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the USA Waste Common Stock and the Notes except with respect to a Non-United States Holder whose beneficial ownership of USA Waste Common Stock or the Notes exceeds 5% of the total fair market value.

     An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly traded exemption"). The Company believes that the USA Waste Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the USA Waste Common Stock will remain regularly traded. The remainder of this discussion assumes that the USA Waste Common Stock is and will remain regularly traded on an established securities market.

     The regularly-traded exemption is not available to a regularly traded interest (such as the USA Waste Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of USA Waste Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of USA Waste Common Stock by a Non-United States Holder.

     The regularly traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) This discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. (It is not entirely certain how the regularly traded exemption will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules. For example, the regularly traded exemption may in that event not apply to a Non-United States Holder who actually and constructively owned more than 5% of the Notes even though Notes owned by such Non-United States Holder represented no more than 5% of the value of the outstanding USA Waste Common Stock. However, a transfer of Notes would not be subject to the 10% withholding tax discussed above if the Notes were regularly traded, regardless of whether the transferor held more than 5% of the Notes.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the USA Waste Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

     Any investor that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result.


                            SELLING SECURITY HOLDERS

     The Notes were originally issued by the Company to the Underwriters on June 5, 1996, pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Notes were sold simultaneously by the Underwriters in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act. An aggregate of $150,000,000 principal amount of Notes was issued and was outstanding as of August 26, 1997.

     This Prospectus relates to the offer and sale by each Selling Security Holder of the Notes that are set forth in the table below with respect to such Selling Security Holder (as such table may be amended from time to time by means of a supplement or amendment hereto).

     The "Selling Security Holders" include (i) each person and entity that is identified as a Selling Security Holder in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment hereto) and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the Notes in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment hereto.

     Based upon information provided to the Company by each Selling Security Holder, the table below indicates the aggregate principal amount of Notes beneficially owned by such Selling Security Holder. The table below also indicates by footnote reference any material relationship that a Selling Security Holder has had with the Company during the preceding three years. This Prospectus covers all securities shown in the table below.


                                                                                                   Principal
                                                                                                   Amount of
Selling Security Holder(1)                                                                        Notes Owned
AIM Advisors                                                                                     $    1,000,000
Austin Firefighters                                                                                     135,000
Bancroft Convertible Fund, Inc.                                                                         500,000
Bank of America Convertible Securities Fund                                                              50,000
Bankers Trust International PLC                                                                       5,000,000
Bankers Trust Trustee for Chrysler Corporation Emp#1 Pension Plan dated 4/1/89                          570,000
Baptist Hospital of Miami                                                                                95,000
Bond Fund Series - Oppenheimer Bond Fund For Growth                                                   5,500,000
Boston Museum of Fine Arts                                                                               40,000
Boulder Capital Inc.                                                                                  2,500,000
CFW-C, L.P.                                                                                           7,000,000
Chase Manhattan Bank Trustee for IBM Corporate Retirement Plan Trust dated 12/18/45                   2,430,000
Christian Science Trustees for Gifts and Endowments                                                     300,000
Cincinnati Bell Telephone Convertible Value Fund                                                        400,000
Colgate Palmolive                                                                                     1,200,000
Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc.                         850,000
Declaration of Trust for the Defined Benefit Plans of ZENECA Holdings Inc.                              550,000
Delta Airlines Master Trust                                                                           3,590,000
Delaware State Employees' Retirement Fund                                                             3,000,000
Delaware State Retirement Fund-Froley, Revy                                                             610,000
Deutsche Morgan Grenfell Inc.                                                                           500,000
Donaldson, Lufkin & Jenrette Securities Corp.                                                         1,000,000
Dunham & Associates Fund 2                                                                               45,000
Ellsworth Convertible Growth and Income Fund, Inc.                                                      500,000
Engineers Joint Pension Fund                                                                            175,000
Equitable Life Separate Account - Balanced                                                              240,000
Equitable Life Separate Account - Convertibles                                                        2,095,000
First Church of Christ, Scientist-Endowment                                                             400,000
Fiduciary Trust Company International                                                                   500,000
Franklin Investors Securities Trust Convertible Securities Fund                                       1,500,000
General Motors Salaried Employees Convertible Fund                                                    2,315,000
GPZ Trading                                                                                           1,500,000
Grace Brothers, Ltd.                                                                                  2,100,000
Highbridge Capital Corporation                                                                        3,500,000
Highbridge Capital Corporation, Amalgamated Gadget, L.P. as agent                                       250,000
Hillside Capital Incorporated Corporate Account                                                         300,000
Hudson River Growth Investors                                                                           710,000
Hudson River Trust Balanced Portfolio                                                                 1,135,000
Hudson River Trust Growth & Income Portfolio                                                            490,000
ICI American Holdings Pension                                                                           255,000
Kapiolani Medical Center                                                                                 65,000
Kellner DiLeo & Co.                                                                                   4,300,000
Lincoln National Convertible Securities Fund                                                            530,000
Lincoln National Insurance- Corporate Convertible Securities Pool                                     2,065,000
Massachusetts Mutual Life Insurance Company                                                           1,150,000
MassMutual Corporate Investors                                                                          250,000
MassMutual Corporate Value Partners Limited                                                             500,000
MassMutual Participation Investors                                                                      100,000
McMahan Securities Company, L.P.                                                                        500,000
Medical Malpractice Insurance Association                                                               100,000
Memphis Light, Gas & Water                                                                              785,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated(2)                                                 5,540,000
Lawrence R. Muroff                                                                                       20,000
Nalco Chemical Retirement Trust                                                                         100,000
New York Life Insurance Company Pooled Separate Account No. 7                                         1,000,000
Nicholas-Appelgate Income & Growth Fund                                                               1,060,000
Northwestern Mutual Life Insurance Company                                                            3,000,000
NB Convertible Arbitrage Partners, L.P.                                                               4,050,000
Occidental College                                                                                      110,000
OCM Convertible Limited Partnership                                                                     250,000
OCM Convertible Trust                                                                                 5,065,000
OMI Investment Funds Inc.                                                                             4,000,000
Oregon Equity Fund                                                                                    2,640,000
Pacific Horizon Capital Income Fund                                                                     175,000
Pacific Mutual Life Insurance Company                                                                   500,000
Paloma Securities L.L.C.                                                                              4,500,000
Presbyterian Healthcare                                                                                 240,000
Physicians Life                                                                                         180,000
Prim Board                                                                                              925,000
Q Investments, L.P.                                                                                     750,000
Salomon Brothers Inc.                                                                                 5,000,000
SAIF Corporation                                                                                      1,710,000
Sage Capital                                                                                          1,100,000
San Diego City Retirement                                                                               365,000
San Diego County Convertible                                                                          1,270,000
Corald L. Schall MD                                                                                       5,000
Societe Generale Securities Corp.                                                                     1,000,000
State Employees' Retirement Fund of the State of Delaware                                             1,290,000
State of Connecticut Combined Investment Funds                                                        3,255,000
State of Michigan Employees Retirement Fund                                                             900,000
TCW Convertible Securities Fund                                                                       1,960,000
TCW Convertible Strategy Fund                                                                           600,000
TCW Convertible Value Fund                                                                            1,300,000
TCW/DW Income & Growth Fund                                                                             300,000
The Catholic Mutual Relief Society of America                                                           200,000
The Catholic Mutual Relief Society of America Retirement Plan & Trust                                   300,000
The Common Fund                                                                                       2,300,000
The Main Stay Funds-Convertible Fund                                                                  1,000,000
Thermo Electron Balanced Investment Fund                                                                600,000
Tiedemann Boltres Partners-Robert Citrino Execution                                                     550,000
TQA Arbitrage Fund, L.P.                                                                                500,000
TQA Leverage Fund, L.P.                                                                                 500,000
TQA Vantage Fund, Ltd.                                                                                  500,000
WAFRA Discretionary                                                                                     140,000
Wake Forest University                                                                                  285,000
Weirton Trust Convertibles                                                                              250,000
Zazove Convertible Fund, L.P.                                                                           900,000
Zeneca Holdings Pension                                                                                 240,000
Additional Selling Security Holders that may be identified in a supplement or amendment hereto        3,300,000

                                                                                                    137,800,000
______________________

(1)  Each Selling Stockholder is the beneficial owner of the indicated Notes.
     In certain cases, the indicated Notes may be held of record by a nominee or custodian for the account of the Selling Stockholder.

(2) The indicated Selling Stockholder has from time to time provided, and may in the future provide, certain investment banking services to the Company.


     Assuming that the Selling Security Holders dispose of all securities covered by this Prospectus (and assuming no additional acquisitions or dispositions of Notes by such Selling Security Holders), none of the Selling Security Holders would continue to own any Notes.


                              PLAN OF DISTRIBUTION

     The Notes that may be offered by the Selling Security Holders pursuant to this Prospectus may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Notes (which compensation may be in excess of customary commissions). Any agents, brokers, dealers or underwriters that participate in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any Notes purchased by them might be deemed to be underwriting discounts or commissions under the Securities Act.

     The Notes may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices related to such market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the Notes may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange on which the Notes may be listed, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Notes may not simultaneously engage in market making activities with respect to such securities during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Notes by the Selling Security Holders.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     In order to comply with the securities laws of certain jurisdictions, if applicable, the Notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     See "Description of Registration Rights Agreement" for certain information concerning the respective obligations of the Company and the Selling Security Holders (i) to pay certain costs and expenses related to the Registration Statement of which this Prospectus forms a part and the offer and sale of the Notes hereunder and (ii)to provide indemnification against certain liabilities arising under the Securities Act.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                            Page

(1)  Annual Consolidated Financial Statements:

     Report of Independent Auditors   . . . . . . . . . . . . . . . . . . . . 64

     Consolidated Balance Sheets as of December 31, 1996 and 1995 . . . . . . 65

     Consolidated Statements of Operations for the Years
     ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . 67

     Consolidated Statements of Stockholders' Equity for the Years ended
     December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . 68

     Consolidated Statements of Cash Flows for the Years
     ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . 69

     Notes to Consolidated Financial Statements   . . . . . . . . . . . . . . 72

(2)  Unaudited Condensed Consolidated Financial Statements:

     Condensed Consolidated Balance Sheets as of June 30, 1997 (unaudited)
     and December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . 87

     Condensed Consolidated Statements of Operations For the
     Six Months Ended June 30, 1997 and 1996 (unaudited)  . . . . . . . . . . 89

     Condensed Consolidated Statement of Stockholders' Equity
     For the Six Months Ended June 30, 1997 (unaudited) . . . . . . . . . . . 90

     Condensed Consolidated Statements of Cash Flows for the Six
     Months Ended June 30, 1997 and 1996 (unaudited)  . . . . . . . . . . . . 91

     Notes to Unaudited Condensed Consolidated Financial Statements . . . . . 94

REPORT OF INDEPENDENT AUDITORS


Board of Directors
United Waste Systems, Inc.

We have audited the accompanying consolidated balance sheets of United Waste Systems, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule at Item 16(b). These financial statements and schedule are the responsibility of the management of United Waste Systems, Inc. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the 1994 financial statements of the Carmel Marina Companies, wholly-owned subsidiaries, which statements reflect total revenues constituting 15% in 1994 of the related consolidated totals. Those statements were audited by other auditors, whose report has been furnished to us and our opinion, insofar as it relates to data included for the Carmel Marina Companies, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1994, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Waste Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                                               ERNST & YOUNG LLP


MetroPark, New Jersey
February 21, 1997, except
for Note 13, as to which
the date is March 25, 1997

                           UNITED WASTE SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                               DECEMBER 31,


                                             1996         1995

Current assets:

  Cash and cash equivalents              $  2,567,854 $  6,721,849
     Accounts receivable, net of
     allowance for doubtful accounts
     of $3,076,000 in 1996 and
     $2,249,000 in 1995                    54,963,664   38,522,126

     Prepaid expenses and other
     current assets                        29,989,310   14,198,544

     Total current assets                  87,520,828   59,442,519
     Property and equipment, net of
     accumulated depreciation of
     $94,407,414 in 1996 and
     $58,866,599 in 1995                  387,980,224  289,378,346

  Intangible assets, net                  286,851,677  171,739,197
  Other assets                             38,688,965   20,008,399

                                         $801,041,694 $540,568,461


   The accompanying notes are an integral part of these consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                             1996                  1995
 Current liabilities:


   Current portion of long-term debt and nonrecourse bonds               $  5,064,413          $  5,644,096
   Accounts payable                                                        23,923,298            18,031,701

   Deferred revenue                                                        12,189,998             8,291,415
   Due to seller                                                            4,258,016             6,524,024

   Short-term accrued landfill costs                                        4,648,923             6,465,720

   Current portion of capital lease obligations                               846,528             1,383,576
   Accrued expenses                                                        15,572,292            11,143,769

   Other current liabilities                                                9,196,178             5,933,633
         Total current liabilities                                         75,699,646            63,417,934

     Long-term debt, less current portion                                 302,704,119           156,193,971

     Obligations under capital leases, less current portion                   373,296             4,687,554

     Nonrecourse sewage facility revenue bonds, less current                8,900,000             9,400,000
 portion
     Accrued landfill costs, less current portion                          44,878,800            27,663,907

     Other long-term liabilities                                           13,137,811             3,056,578

     Deferred income taxes                                                 36,634,609            33,885,306
     Commitments and contingencies                                            __                    __

 Stockholders' equity:
   Preferred stock, $.001 par value, 5,000,000 shares authorized;
     none outstanding                                                         __                    __

   Common stock, $.001 par value, 75,000,000 shares authorized;
     39,089,553 in 1996 and 17,578,550 in 1995 shares issued and
     outstanding                                                               39,090                17,579

   Additional paid-in capital                                             248,973,700           200,267,630
   Retained earnings                                                       69,700,623            41,978,002

         Total stockholders' equity                                       318,713,413           242,263,211

                                                                         $801,041,694          $540,568,461

   The accompanying notes are an integral part of these consolidated financial statements.


UNITED WASTE SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                                             YEAR ENDED DECEMBER 31,

                                                                1996                1995                  1994

 Revenues                                                   $335,743,175        $228,376,762          $146,042,523

 Cost of operations                                          206,786,205         140,813,834            88,611,515
 Selling, general and administrative expense                  53,106,485          34,841,125            22,526,867

 Income from operations                                       75,850,485          52,721,803            34,904,141

 Interest expense                                             14,949,746          10,061,290             6,424,630
 Other expense (income), net                                     251,661           (948,830)              (474,211)

 Income before provision for income taxes                     60,649,078          43,609,343            28,953,722
 Provision for income taxes                                   25,256,286          15,320,898             7,944,023

 Net income                                                   35,392,792          28,288,445            21,009,699

 Net deductions from income available to common
   stockholders                                                  __                  372,501             1,275,180
 Income available to common stockholders                    $ 35,392,792        $ 27,915,944          $ 19,734,519

 Primary earnings per common share and common
   equivalent share                                         $        .89        $        .82          $        .76

 Fully diluted earnings per common share
   and common equivalent share                              $        .88        $        .81          $        .72
 Pro forma tax adjustments                                       363,280           1,458,361             2,064,773

 Pro forma net income                                         35,029,512          26,830,084            18,944,926

 Net deductions from pro forma available
   to common stockholders                                        __                  372,501             1,275,180
 Pro forma net income available to common
 stockholders                                               $ 35,029,512        $ 26,457,583          $ 17,669,746

 Pro forma primary earnings per common share and
   common equivalent share                                  $        .88        $       .77           $        .68
 Pro forma fully diluted earnings per common share
   and common equivalent share                              $        .87        $       .77           $        .65

   The accompanying notes are an integral part of these consolidated financial statements.


UNITED WASTE SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                             PREFERRED STOCK            COMMON STOCK

                                                                                            ADDITIONAL
                                          NUMBER OF                 NUMBER OF                 PAID-IN       RETAINED
                                            SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL       EARNINGS

 Balance, December 31, 1993               1,797,581      $1,798     11,514,060   $11,514   $ 83,935,580   $ 4,535,071
 Issuance of common stock                                              763,578       764     15,279,707

 Exercise of common stock warrants and                                 568,394       569      7,311,162
 options

 Conversion of 8% convertible preferred    (854,152)      (854)        780,563       780             44
 stock
 Preferred stock dividends                                                                                 (1,275,180)

 Contributed capital                                                                            590,667
 Subchapter S distributions of pooled                                                                      (3,413,997)
 entities

 Net income                                                                                                21,009,699

 Balance, December 31, 1994                 943,429         944     13,626,595    13,627    107,117,160    20,855,593
 Issuance of common stock                                            2,469,299     2,469     79,684,075

 Exercise of common stock warrants and                                 529,582       530      8,145,726
 options
 Conversion of 8% convertible preferred    (943,429)      (944)        862,105       862             82
 stock

 Conversion of convertible debt                                         90,969        91      2,660,752

 Preferred stock dividends
                                                                                                           (372,501)

                                             PREFERRED STOCK            COMMON STOCK

                                                                                            ADDITIONAL
                                          NUMBER OF                 NUMBER OF                 PAID-IN       RETAINED
                                            SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL       EARNINGS
 Subchapter S distributions of pooled
 entities                                                                                                 (4,133,700)

 Net income                                                                                                 28,288,445

 Reclassification of subchapter S
  accumulated earnings to paid-in
  capital                                                                                     2,659,835   (2,659,835)


 Balance, December 31, 1995                                         17,578,550    17,579    200,267,630    41,978,002
 Two-for-one stock split                                            18,238,718    18,238       (18,238)

 Poolings-of-interests                                                 758,558       759        422,967    (4,781,320)


 Adjustments to conform fiscal years of                                                                      (506,803)
 pooled entities

 Exercise of common stock warrants and                               2,468,630     2,469     43,335,486
 options
 Issuance of common stock                                               45,097        45      3,823,807

 Subchapter S distributions of pooled                                                                      (1,240,000)
 entities

 Net income                                                                                                35,392,792
 Reclassification of Subchapter S                                                             1,142,048    (1,142,048)
 accumulated earnings
   to paid-in-capital


 Balance, December 31, 1996                                         39,089,553   $39,090   $248,973,700   $69,700,623


   The accompanying notes are an integral part of these consolidated financial statements.


UNITED WASTE SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                                               YEAR ENDED DECEMBER 31,

                                                                     1996                1995                1994

 Cash flows from operating activities:
   Net income                                                    $ 35,392,792        $ 28,288,445        $21,009,699

 Adjustments to reconcile net income to net cash provided by operating activities:

   Depreciation and amortization                                   37,875,896          24,308,227         14,247,906

   Deferred income taxes                                           10,057,369           3,859,374          1,871,425

   Gain on sale of assets                                           (929,661)           (174,767)            (25,618)
 Changes in operating assets and liabilities:

   Accounts receivable                                            (5,332,538)         (2,446,181)         (6,076,126)

   Other assets                                                     1,614,204          (3,874,321)          (163,365)
   Accounts payable                                                 1,994,813           (882,447)          4,870,279

   Accrued landfill costs                                         (5,525,390)              34,893         (1,849,037)
   Other liabilities                                                3,045,562           7,277,122          3,536,541

   Net cash provided by operating activities                       78,193,047          56,390,345         37,421,704

 Cash flows from investing activities:
   Purchase of property and equipment                            (55,317,981)        (39,189,791)        (22,562,624)

   Proceeds from sale of assets                                     3,071,440             280,290            285,243
   Restricted investments, net (held to maturity)                 (8,151,482)         (7,954,428)           (186,741)

   Payments of capitalized project costs                          (1,244,535)         (1,279,671)         (2,305,851)

   Payments of contingent purchase price                          (3,752,072)         (2,337,751)         (6,262,879)
   Purchases of other companies, net of cash
     acquired                                                   (157,092,207)       (159,062,810)        (27,331,361)

   Net cash used in investing activities                        (222,486,837)       (209,544,161)        (58,364,213)
 Cash flows from financing activities:

   Dividends on preferred stock                                       --                (372,501)         (1,275,180)

   Proceeds from debt                                             225,130,225         278,281,793         40,839,022
   Repayments of debt                                            (94,638,687)       (185,233,930)        (32,977,036)

   Repayment of capital lease obligations                         (3,456,053)           (614,686)         (1,570,971)



    The accompanying notes are an integral part of these financial statements.

                      UNITED WASTE SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 - CONTINUED



                                                                               YEAR ENDED DECEMBER 31,
                                                                     1996                1995                1994


   Net proceeds from issuance of common stock                         --               66,072,051         15,280,471
   Proceeds from exercise of common stock
     warrants and options                                          26,652,798           8,146,256          6,296,716

   Payment of financing costs                                     (5,437,000)         (2,684,074)           (582,483)
   Due to sellers                                                 (6,871,488)         (2,185,751)           (317,498)

   Notes receivable                                                   --                  --              (1,104,505)

   Contributed capital of pooled entities                             --                  --                 590,667
   Subchapter S distributions of pooled entities                  (1,240,000)         (4,133,700)         (3,413,997)

   Net cash provided by financing activities                      140,139,795         157,275,458         21,765,206
   (Decrease) increase in cash and cash
     equivalents                                                  (4,153,995)           4,121,642            822,697

   Cash and cash equivalents at beginning of
     period                                                         6,721,849           2,600,207          1,777,510

   Cash and equivalents at end of period                         $  2,567,854        $  6,721,849        $ 2,600,207
 Supplemental disclosure of cash flow
   information:

   Cash paid during the period for interest,
     net of amounts capitalized                                  $ 13,328,310        $  8,337,161        $ 5,970,394
   Cash paid during the period for income
     taxes                                                       $  5,644,573        $ 10,362,953        $ 3,426,391

 Supplemental schedule of noncash investing and financing activities:

   The Company acquired the net assets and
     assumed certain liabilities of other
     companies as follows:
     Fair value of net assets acquired:

       Property and equipment                                    $ 51,505,429        $121,210,509        $14,795,348
       Other assets, net of cash acquired                         138,909,867         129,422,285         22,425,750

       Less liabilities assumed                                  (24,603,268)        (67,813,389)         (9,227,426)

       Less amounts due to seller                                 (4,671,023)         (7,965,999)           (594,483)
       Less amounts paid in common stock                          (3,823,852)        (13,333,150)             __



   The accompanying notes are an integral part of these consolidated financial statements.

                      UNITED WASTE SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 - CONTINUED



                                                                               YEAR ENDED DECEMBER 31,
                                                                     1996                1995                1994


       Less deposits and capitalized project
         costs paid in prior periods                                (224,946)         (2,457,446)            (67,828)
       Net cash paid                                             $157,092,207        $159,062,810        $ 27,331,361

       Equipment financed by capital lease                                           $    777,867        $    167,370
         obligations                                                  --
       Conversion of convertible preferred stock                      --             $ 10,377,719           9,395,672

       Conversion of convertible debt                                 --                2,660,843             __


   The accompanying notes are an integral part of these consolidated financial statements.


UNITED WASTE SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1996


Note 1 - Organization and basis of presentation

     United Waste Systems, Inc. and its subsidiaries ("United" or "the Company") own, operate, acquire and develop nonhazardous solid waste landfills, collection operations and other related environmental services in selected markets in the United States.

     The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying Consolidated Financial Statements have been restated to include accounts of certain acquisitions accounted for as poolings-of-interests (see Note 3).

     All per share data of the Company for all periods included in the Consolidated Financial Statements and related Notes to Consolidated Financial Statements and all share data in the Notes to Consolidated Financial Statements have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996 (see Note 9).

Note 2 - Summary of significant accounting policies

     Cash Equivalents: The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

     Property and Equipment: Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful life ranges for property and equipment are as follows:


                                                            Range of
                                                            Estimated
                                                          Useful Lives

 Buildings and improvements                               25 - 30 years

 Vehicles and equipment                                    7 - 10 years

 Furniture, fixtures and office equipment                  5 - 10 years


     Amortization of assets recorded under capital leases is included in depreciation expense. The Company's sludge composting facility is being depreciated over the original contract period of 20 years. Landfill and landfill improvement costs are amortized based upon total units of airspace filled during the year in relation to estimated permitted airspace capacity. Land held for future development is excluded from amortization.

     Engineering and legal fees paid to third parties incurred to obtain a disposal facility permit are capitalized as landfill costs and amortized over the estimated related airspace capacity. These costs are not amortized until the permit is obtained and the disposal facility is ready for its intended use. If the permit is denied, these costs are charged to expense.

     Other Assets: Other assets consist primarily of deposits for, or advances to, pending or prospective acquisitions and restricted cash and cash equivalents which are collateral for letters of credit and bonds and restricted debt service and construction funds. Restricted cash and cash equivalents are $11,480,003 at December 31, 1996 and $8,366,000 at December 31, 1995.

     In connection with the Company's Tax Exempt Bonds (see Note 6), restricted cash and cash equivalents in escrow total $5,590,000 at December 31, 1995. At December 31, 1996, all funds have been expended.

     Concentrations of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single group or customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

     Accrued Landfill Costs: Landfill site closure and post-closure cost liabilities are accrued for the Company's owned landfills based on engineering estimates of total units of airspace filled during the year and the total closure and post-closure costs to be incurred by the Company. Such liabilities are not discounted or reduced by possible recoveries from third parties.

     Accrued Expenses and Other Current Liabilities: Accrued expenses consist primarily of accrued liabilities related to interest, payroll and payroll taxes, insurance claims, royalties, and waste taxes. Other current liabilities consist primarily of contractual obligations, deferred payments and acquisition costs payable.

     Revenue Recognition: Landfill revenues are recorded at the date of actual waste disposal. Revenues received prior to services being performed are deferred and are recognized over the service period.

     Income Taxes: The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

     Impact of Recently Issued Accounting Standards: In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for the Company's fiscal year ended December 31, 1996. The adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 also contains a discussion of major federal legislation relating to environmental remediation and pollution prevention and control. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. Although such costs are not presently determinable, adoption of SOP 96-1 is not expected to have a material effect on the Company's financial position and results of operations (See Note 12).

     Use of Estimates: The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions principally affect the Company's accruals for landfill costs and accounts receivable reserve, the amortization periods for intangible assets and landfill and landfill improvement costs. Actual results could differ from those estimates.

     Stock-Based Compensation: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since the stock options are granted by the Company at the fair value of the shares at the date of grant, no compensation expense is recognized in the Consolidated Financial Statements (see Note 9).

Note 3 - Acquisitions

     On June 28, 1996, the Company issued 730,765 shares of United Common Stock for all of the outstanding shares of common stock of Salinas Disposal Service, Inc., Rural Dispos-All Service, Inc. and Madison Lane Properties, Inc. (the "Salinas Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Consolidated Financial Statements have been restated for all periods presented to include the accounts of the Salinas Companies.

     On September 29, 1995, the Company issued 2,252,946 shares of United Common Stock for all of the outstanding shares of common stock of Carmel Marina Corporation, Neal Road Landfill Corporation, Jolon Road Landfill Corporation, Cal Sanitation Services, Inc., Portable Site Services, Inc. and certain real estate assets (the "Carmel Marina Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Consolidated Financial Statements have been restated for all periods presented to include the accounts of the Carmel Marina Companies.

     Separate revenue and pro forma net income of United the Carmel Marina Companies and the Salinas Companies prior to the respective combinations are as follows:

                                                           Carmel
                                                           Marina             Salinas
                                      United(1)           Companies          Companies           Combined

 Year ended December 31, 1995

 Revenues                            $211,790,224                           $16,586,538        $228,376,762

 Pro forma net income                  25,987,769                               842,315         26,830,084
 Year ended December 31, 1994

 Revenues                             106,551,057        $21,977,708         17,513,758         146,042,523
 Pro forma net income                  15,557,488          1,509,387          1,878,051          18,944,926
______________________

(1) The data with respect to United for the year ended December 31, 1994, is prior to restatement for the acquisitions of the Carmel Marina Companies and the Salinas Companies. The data with respect to United for the year ended December 31, 1995, is after restatement for the acquisition of the Carmel Marina Companies, but prior to restatement for the acquisition of the Salinas Companies.


     During September 1996, the Company issued 579,857 shares of United Common Stock for the acquisition of three solid waste management companies. During December 1996, the Company issued 178,701 shares of United Common Stock for the acquisition of two solid waste management companies. These transactions were accounted for as poolings-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the accompanying 1995 and 1994 Consolidated Financial Statements have not been restated.

     The acquisitions discussed below have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

     During December 1996, the Company purchased outstanding stock and certain assets of the I-5 Companies, which are comprised of two landfill operating contracts, one collection company and two transfer stations. The consideration was comprised of $21,000,000 in cash and certain additional assumed liabilities.

     During January 1996, the Company purchased all of the outstanding stock of Commercial Disposal Co., Inc. which is comprised of a collection company and two transfer stations. The aggregate consideration was $16,126,500 in cash.

     The total initial consideration for other acquisitions that the Company made in 1996 was approximately $119,466,000 in cash, approximately $1,390,000 in seller notes, 109,673 shares of United Common Stock, warrants to purchase 65,000 shares of United Common Stock and contingent consideration not to exceed $15,950,000.

     During September 1995, the Company purchased the outstanding stock and certain assets of the Partyka Resource Companies, which comprise two solid waste landfills and collection operations. The aggregate initial consideration was $36,424,609 in cash, $6 million in seller notes and 184,200 shares of United Common Stock. Contingent royalty payments of $5.95 per ton are due for each ton received at the landfills commencing October 1995 (subject to a cap of $10,577,773).

     During September 1995, the Company purchased all of the outstanding stock of the Zenith Kremer Companies, which are comprised of a collection company and two transfer station permits. The aggregate consideration was $19,158,320 in cash.

     During February 1995, the Company purchased all of the outstanding stock of Waste Systems Corporation and certain assets of WasteCo, Inc., which together are comprised of a solid waste landfill and collection operations. The aggregate initial consideration was $12,326,396 in cash and 280,000 shares of United Common Stock. Contingent royalty payments of $1.15 per ton are due for each ton received at the landfill (not to exceed $8 million in aggregate). An additional contingent purchase payment of $750,000 was paid in 1996 upon receipt of a permit modification increasing daily and annual tonnage limits that may be accepted by the landfill, and an additional contingent purchase payment of $1,000,000 was paid in 1996 upon the receipt of another permit modification from required regulatory agencies authorizing additional landfill capacity.

     The total initial consideration for other acquisitions that the Company made in 1995 was approximately $91,200,000 in cash, approximately $5,900,000 in seller notes, 464,398 shares of United Common Stock and contingent consideration not to exceed $19,200,000.

     During August 1994, the Company purchased all of the outstanding stock of Pete's Disposal Service, Inc., a collection company that provides solid waste collection services. The aggregate initial consideration was $4,800,000 in cash. Contingent consideration of $347,896 in cash was paid in January 1995 related to certain contractual obligations for billing retentions.

     During June 1994, the Company purchased all of the outstanding stock of PRTR, Inc., a company that operates a transfer station. The aggregate initial consideration was $4,225,846 in cash. Contingent royalty payments of $1 per ton (subject to $.75 increases on the fifth and tenth anniversary dates of the transaction) for each ton received in excess of 100 tons per day are payable quarterly (subject to a cap of $125,000 per year and $1,300,000 in aggregate).

     During April 1994, the Company purchased substantially all of the assets of Orlando Trucking, Inc., a collection company. The aggregate initial consideration was $3,970,000 in cash.

     During March 1994, the Company purchased all of the outstanding stock of Kent Industrial Services, Inc., a collection company. The aggregate initial consideration was $5,000,000 in cash.

     During January 1994, the Company purchased all of the outstanding stock of Harland's Sanitary Landfill, Inc. and purchased substantially all of the assets of Harland's Disposal Service, Inc. These companies are comprised of solid waste landfill and collection operations. The initial aggregate purchase price was $4,170,000 in cash. Contingent royalty payments of $1.50 per ton commence on the ninth anniversary of the transaction.

     The total consideration for other acquisitions that the Company made in 1994 was $2,652,291 in cash and $1,363,000 in seller notes.

     The Company has not completed its valuation of certain of its 1996 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

     The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1996 and 1995 as though each acquisition described above (excluding certain of such acquisitions that were not material individually or in the aggregate) was made on January 1, 1995.

                                                           1996                  1995

 Revenues                                              $360,469,429          $322,428,781

 Pro forma net income                                    34,960,904            28,169,023

 Pro forma primary earnings per common and
   common equivalent share                                     $.88                  $.81
 Pro forma fully diluted earnings per common
   and common equivalent share                                 $.87                  $.80


The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.


Note 4 - Property and equipment

     A summary of property and equipment is as follows:

                                                                  December 31,

                                                           1996                  1995
Landfills                                            $   224,413,867      $   181,685,044
Land and improvements                                     22,350,398           14,529,438
Buildings and improvements                                34,713,450           22,626,762
Sludge composting facility                                11,675,853           11,675,853

Vehicles and equipment                                   160,422,300          102,582,170
Furniture, fixtures and office equipment                   5,381,978            3,243,833
Construction in progress                                  23,429,792           11,901,845
                                                         482,387,638          348,244,945
Less accumulated depreciation and amortization           (94,407,414)         (58,866,599)
Net property and equipment
                                                      $  387,980,224      $   289,378,346

     Landfill amortization totaled $11,176,704, $6,986,922 and $3,573,196 for the years ended December 31, 1996, 1995 and 1994, respectively. Depreciation expense totaled $18,009,022, $9,971,936 and $5,447,329 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company capitalizes interest as a component of the cost of property and equipment for construction projects that take considerable time and expenditures. Interest capitalized, primarily related to landfill cell construction, in 1996, 1995 and 1994 amounted to $1,682,000, $1,349,000 and
$722,000, respectively.

Note 5 - Intangible assets

     Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and other intangible assets. Excess of cost over value of identifiable net assets of businesses acquired are being amortized on a straight line basis over forty years while other intangible assets are being amortized on a straight line basis for periods ranging from three to ten years.


                                                             December 31,
                                                             1996                1995
Excess of cost over value of identifiable net assets
  of businesses acquired                                 $293,462,083        $171,957,922
Other intangible assets                                     8,621,997           8,520,001
                                                          302,084,080         180,477,923

Less accumulated amortization                             (15,232,403)         (8,738,726)
Intangible assets, net                                   $286,851,677        $171,739,197

     The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the three year period ended December 31, 1996, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

Note 6 - Long-term debt

     Long-term debt consists of the following:
                                        December 31,


                                                              1996               1995

 Credit Facility                                          $ 31,450,000        $41,800,000

 Convertible Subordinated Notes at 4 1/2% per
   annum, due June 1, 2001, convertible to United
   Common Stock at $32.50 per share                        150,000,000
 Senior secured notes, interest payment
   semi-annually, at 7.67% per annum, annual
   principal payments beginning September 1999,
   due September 2005                                       75,000,000         75,000,000

 Tax exempt bonds, monthly interest payments at
   variable rates (4.25% and 5.15% at December 31,
   1996 and 1995, respectively), due April 2010             22,500,000         22,500,000

 Promissory note, quarterly interest payments, at
   8% per annum, due September 2001                          6,000,000          6,000,000
 Subordinated promissory notes, monthly interest
   payments at 8 1/2%  per annum due April 2000               3,000,000         3,000,000

 Other (interest rates ranging from 3.07% to 14.7%)          19,418,532       13,238,067
                                                            307,368,532      161,538,067
 Less current portion                                        (4,664,413)      (5,344,096)
                                                           $302,704,119     $156,193,971


     The Company's credit facility was amended in December 1996 to, among other things, eliminate certain covenants and lower borrowing costs. The credit facility as so amended (the "Credit Facility") provides for a $190 million, three year, secured revolving credit facility due December 1999. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) (as defined in the loan agreement providing for the Credit Facility) applicable to each interest period plus 0.625% to 1.25% per annum or the Alternate Reference Rate (as defined) from time to time in effect. At December 31, 1996 and 1995, the weighted average interest rate was 6.98% and 7.15%, respectively. The Credit Facility also allows the Company to obtain up to $90 million in letters of credit. The aggregate amount that the Company is permitted to borrow under the Credit Facility is reduced by the aggregate face amount of all outstanding letters of credit issued thereunder. The Credit Facility is secured by the stock of the Company's subsidiaries, restricts the Company from granting other liens on its assets (subject to certain limited exceptions), and requires the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitations on additional indebtedness, limitations on capital expenditures and a prohibition on the Company's payment of cash dividends on United Common Stock. The Credit Facility also currently requires that the consent of the lenders be obtained in order for the Company to make an acquisition that provides for an aggregate cash purchase price of $50 million or more. In addition, the Credit Facility prohibits the Company from using more than $15 million of its cash to secure closure and post-closure obligations that the Company may have relating to its landfills (see Note 13).

     In June 1996, the Company issued $150 million principal amount of 4-1/2% Convertible Subordinated Notes due June 1, 2001 (the "Convertible Notes"). The Convertible Notes bear interest at a fixed rate of 4-1/2% per annum, payable semi-annually. The Convertible Notes are convertible into Common Stock of the Company at a Conversion Price of $32.50 per share. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the indenture relating to the Convertible Notes) of the Company and are effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company.

     In April 1995, $22.5 million in principal amount of Variable Rate Demand Limited Obligation Revenue Bonds (the "Tax Exempt Bonds") were issued for the benefit of the Company by a corporate body organized under the laws of the State of Michigan. The Tax Exempt Bonds mature on April 1, 2010 and bear interest at a variable rate unless the Company elects a fixed rate in accordance with the terms of the Tax Exempt Bonds. If a variable rate is in effect, this rate is set periodically at a level (not to exceed 12% per annum) that would enable the Tax Exempt Bonds to be resold at a price equal to their principal amount plus all accrued interest thereon.

     In September 1995, the Company issued $75 million in Senior Secured Notes due September 1, 2005 (the "Senior Notes"). The Senior Notes bear interest at a fixed rate of 7.67% per annum; interest is payable semi-annually and annual principal payments in the amount of $10.7 million are due beginning September 1999. The Senior Notes are secured pari passu with the Credit Facility and any event of default under the Credit Facility also constitutes an event of default under the Senior Notes. The Senior Notes require the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitation on additional indebtedness and prohibition on the Company's payment of cash dividends on any of its capital stock.

     Maturities of the Company's long-term debt for each of the next five years at December 31, 1996 are as follows:

                    1997                                           $ 4,664,413
                    1998                                             5,564,456
                    1999                                            52,167,791
                    2000                                            11,406,981
                    2001                                            17,200,242
                    Thereafter                                     216,364,649

Note 7 - Nonrecourse Sewage Facility Revenue Bonds

     The Company's nonrecourse sewage facility revenue bonds (the "Revenue Bonds") are obligations of a wholly-owned subsidiary of the Company and are collateralized solely by the subsidiary's interest in a sludge composting facility, revenue derived from such facility and by certain bond funds held in trust. The Revenue Bonds are nonrecourse and, therefore, the subsidiary and its affiliates, including, but not limited to, United Waste Systems, Inc. and subsidiaries, are not liable for any payment due on the Revenue Bonds, nor any claim based on, or in respect to, the Revenue Bond's indenture. Annual principal payments on the Revenue Bonds range from $400,000 to $1,100,000 through 2010 at final maturity and interest is payable semi-annually at a fixed rate of 9.25% per annum.

Note 8 - Income Taxes

     Certain of the companies acquired by United in transactions accounted for as poolings-of-interests (see Note 3) had elected to be treated as Subchapter S Corporations or partnerships prior to being acquired. In general, the income or loss of a Subchapter S Corporation or partnership is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma net income or loss reflects a provision for income taxes on a pro forma basis for all periods presented as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.



     The provision for historical and pro forma federal and state income taxes is as follows:

                                                                December 31,

                                                     1996            1995           1994

 Historical income taxes:

         Current State                         $    3,135,854   $ 1,546,649    $   546,230
         Current Federal                           12,063,063    10,228,961      5,575,607

         Deferred State                             1,607,625       660,890        181,636
         Deferred Federal                           8,449,744     3,198,484      1,640,550

         (Benefit) for deferred taxes of
         Subchapter S Corporation at time of
         pooling                                                   (314,086)
                                                                $15,320,898
                                               $   25,256,286                  $ 7,944,023

 Pro forma tax adjustment:
         State                                         78,743       310,142        450,095

         Federal                                      284,537     1,148,219      1,614,678
                                                      363,280     1,458,361      2,064,773
                                               $   25,619,566   $16,779,259    $10,008,796



     A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rates of 35% for 1996, 1995 and 1994 to income before taxes is as follows:


                                                                December 31,
                                                     1996            1995           1994


 Computed tax at statutory tax rate            $   21,227,177   $15,263,270    $10,133,803
 Increase (decrease) in taxes:

         Change in valuation allowance               (270,480)      (35,978)      (472,306)
         Nondeductible expense (primarily
           intangibles)                             1,613,019       992,663        230,994

         State income taxes, net of federal
           tax benefit                              3,134,444     1,636,493        658,546

         Income of Subchapter S
           Corporations                              (363,280)   (1,458,361)    (2,064,773)
         (Benefit) for deferred taxes on
           Subchapter S Corporation at time
           of pooling                                              (314,086)

         Other                                        (84,594)     (763,103)      (542,241)
                                               $   25,256,286   $15,320,898    $ 7,944,023

 The components of deferred income tax liabilities and assets are as follows:


                                                                    December 31,

                                                              1996               1995

 Deferred income tax liabilities:

   Property, equipment and intangibles                    $ 47,972,712        $42,593,903
 Deferred income tax assets:

   Accounts receivable allowance                               770,304            921,905

   Accrued liabilities                                      6,961,902           1,861,550
   Closure reserves                                         10,405,684          8,090,566

   Net operating loss carryforwards                          2,047,551          1,131,158
   Other                                                                           64,004

 Total deferred income tax assets                           20,185,441         12,069,183

 Valuation allowance                                                             (270,480)
                                                          $ 20,185,441        $11,798,703

     The Company recognized certain tax benefits related to its stock option plan in the amount of $16,682,688 and $1,754,177 in 1996 and 1995, respectively. At December 31, 1996, these benefits were recorded as income taxes receivable, which is reflected in the balance sheet as an increase in prepaid expenses and other current assets, and an increase in additional paid-in capital. At December 31, 1995, these benefits were recorded as a reduction of income taxes payable, and reflected in the balance sheet as a reduction in accrued expenses and other current liabilities, and an increase in additional paid-in capital.

     The Company has net short-term deferred tax assets in the amount of $8,847,338 and $2,842,000, at December 31, 1996 and 1995, respectively, which are reported in the balance sheet in prepaid expenses and other current assets.

     At December 31, 1996, the Company has net operating loss carryforwards ("NOLs") of $14,111,425 for federal and $17,504,221 for state income tax purposes that expire in years 1997 through 2011. A portion of the NOLs resulted from the Company's acquisitions discussed in Note 3 and such NOLs are limited to the future taxable earnings of their related acquired businesses. At December 31, 1996, the Company has refundable income taxes in the amount of $9,591,911. This consists of $4,739,903 representing a carryback of losses and $4,852,008 representing federal and state payments for future liabilities.

Note 9 - Capital Stock

     United Common Stock: On May 30, 1996, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation that increased the authorized shares of United Common Stock of the Company to 75,000,000 shares. On March 12, 1996, the Board of Directors approved a two-for-one stock split of the United Common Stock to be effected in the form of a 100% stock dividend. Such stock split was effected by the distribution on June 18, 1996, of a dividend of one share of the United Common Stock in respect of each share of United Common Stock that was outstanding on June 7, 1996, the record date established for such distribution. All agreements concerning stock options, convertible securities and other commitments payable in shares of the United Common Stock were amended pursuant to their own terms to provide for the issuance of two shares of United Common Stock for every one share that was issuable prior to the stock split.

     At December 31, 1996, approximately 9,176,552 shares of United Common Stock are reserved for the exercise of warrants, options and the conversion of certain debt.

     Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.001 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1996, the Company's Board of Directors had designated 3,440,990 shares, of which 336,621 shares are available for future issuance.

     United Common Stock Options and Warrants: During July 1992, the Company adopted the 1992 Stock Option Plan for the grant of incentive stock options and non-statutory stock options. The aggregate number of shares of United Common Stock which may be subject to options granted under the plan may not exceed 5,900,000, subject to adjustment under certain circumstances. The exercise price, subject to certain minimums, vesting periods and other conditions applicable to each option granted, are generally determined by two disinterested directors on the Compensation Committee of the Board of Directors.

     Also during July 1992, the Company adopted a 1992 Disinterested Director Stock Option Plan for the grant of non-statutory options for certain directors of the Company. The plan provides for a fixed number of options to be issued annually for each participant with exercise prices at current market value and these options vest immediately.

     The Company has various other stock option plans for employees other than officers or directors. These plans have terms similar to those of the Company's 1992 Stock Option Plan.

     During 1996, the Company granted 1,983,368 stock options with a weighted-average exercise price of $26.92 per share. During 1996, 2,562,698 options (with a weighted-average exercise price per share of $10.06) were exercised and 17,829 options (with a weighted-average exercise price per share of $13.97) were forfeited. The weighted-average grant date fair value of options granted during 1996 was $6.52 per share.

     At December 31, 1996, 3,588,091 options to purchase shares of United Common Stock were outstanding. The weighted average exercise price per share of such options was $19.91. Such options had exercise prices ranging from $5.06 to $36.25 per share. Of such options, 816,018 provided for an exercise price per share in the range of $5.06 to $10.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $8.08 and 6.9 years, respectively); 1,107,158 provided for an exercise price per share in the range of $10.01 to $20.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $16.48 and 8.6 years, respectively); and 1,664,915 provided for an exercise price per share in the range of $20.01 to $36.25 (the weighted average exercise price and weighted average remaining life of the options in this range being $27.98 and 9.7 years, respectively).

     At December 31, 1996, 1,424,954 of the Company's outstanding options were exercisable. The weighted average exercise price per share of such exercisable options was $17.89. Of such options, 479,682 provided for an exercise price per share in the range of $5.06 to $10.00 (the weighted average exercise price of the options in this range being $7.78); 360,995 provided for an exercise price per share in the range of $10.01 to $20.00 (the weighted average exercise price per share of the options in this range being $15.65); and 584,277 provided for an exercise price per share in the range of $20.01 to $36.25 (the weighted average exercise price of the options in this range being $27.58).

     At December 31, 1996, the Company had 973,076 stock purchase warrants outstanding with an exercise price per share ranging from $2.61 to $34.75, all of which were currently exercisable. Such warrants expire through the year 2006.

     At December 31, 1995, the Company had 4,185,250 stock options outstanding with exercise prices per share ranging from $5.06 to $19.00, with a weighted-average exercise price of $10.69 of which 3,063,584 options were exercisable. During 1995, 447,140 stock options were exercised with exercise prices per share ranging from $5.25 to $17.19. Also at December 31, 1995, the Company had 1,247,328 stock purchase warrants outstanding with exercise prices per share ranging from $2.61 to $12.50, all of which were currently exercisable, and expire through the year 2002.

     At December 31, 1994, the Company had 3,235,242 stock options outstanding with exercise prices per share ranging from $5.06 to $12.00. During 1994, 672,844 stock options were exercised with exercise prices per share ranging from $4.05 to $9.00. Also at December 31, 1994, the Company had 1,631,214 stock purchase warrants outstanding with exercise prices per share ranging from $.03 to $7.71, all of which were currently exercisable, and such warrants expire through the year 2002.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's pro forma net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially affect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model for all options granted after December 31, 1994 and a risk-free interest rate of 5.75%, a volatility factor for the market price of United Common Stock of .315 and a weighted-average expected life of options of approximately three years, the Company's pro forma net income, primary pro forma earnings per share and fully-diluted pro forma earnings per share would have been $32,338,165, $.81 and $.81, respectively, for 1996 and $26,008,749, $.75 and $.75 respectively, for 1995. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

Note 10 - Earnings Per Share

     Primary and fully diluted earnings per common share for the year ended December 31, 1996 have been computed based upon weighted average equivalent shares outstanding of 39,943,715 and 42,913,825, respectively.

     Primary and fully diluted earnings per common share for the year ended December 31, 1995 have been computed based upon weighted average equivalent shares outstanding of 34,693,501 and 34,898,801, respectively.

     Primary and fully diluted earnings per common share for the year ended December 31, 1994 have been computed based upon weighted average equivalent shares outstanding of 26,076,421 and 29,153,689, respectively. Primary earnings per share was calculated after giving effect to net deductions from income available to common stockholders of $1,275,180 related to dividends on preferred stock.

Note 11 - Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

     Restricted cash: The $11,480,003 carrying amount reported in the balance sheet included in other assets for restricted cash and cash equivalents approximates fair value.

     Long and short-term debt: The carrying amount of the Company's borrowings under its revolving credit agreement approximates fair value. The Convertible Notes traded at 115% of face value at December 31, 1996 and therefore the $150 million face amount of the Convertible Notes have a fair value of $173 million. The fair values of the other long and short-term debt are estimated based on the Company's incremental borrowing rates for similar types of borrowing arrangements. These carrying amounts approximate fair value.

Note 12 - Commitments and Contingencies

     The Company leases various office space and equipment under noncancellable operating leases expiring on various dates through 2004. The Company leases equipment with a cost of $2,422,984 and $5,981,710 and cumulative amortization of approximately $504,060 and $1,547,133 under various capital leases at December 31, 1996 and December 31, 1995, respectively.

     The following is a schedule of future minimum lease payments under capital leases and noncancellable operating leases with initial terms in excess of one year as of December 31, 1996:


                                                                       Noncancellable
          December 31                   Capital Leases                Operating Leases

              1997                        $  905,876                     $1,257,322

              1998                           260,955                        982,840

              1999                           113,589                        375,242
              2000                            35,160                        295,699

              2001                            __                            275,000
           Thereafter                         __                            709,202

      Total minimum lease                  1,315,580                     $3,895,305
             payments

    Less amount representing                (95,756)                         __
             interest
  Present value of net minimum             1,219,824                         __
          lease payments

      Less current portion                 (846,528)                         __
       Long-term portion                  $  373,296                         __


     Rent expense under noncancellable operating leases for the years ended December 31, 1996, 1995 and 1994 was $1,044,995, $435,008 and $428,233,
respectively.

     During 1995, the Company acquired a company which had a contingent lease agreement with respect to a portion of the land related to one of its solid waste landfills. Payments under this lease agreement are based upon 50% of the net cash receipts (as defined in the lease agreement) of the landfill and are payable monthly. For the year ended December 31, 1996 and 1995 the related lease expense totaled $751,000 and $243,000, respectively.

     The Company owns and operates a waste water sludge composting plant located in Springfield, Massachusetts. During 1992, the Company entered into a 20-year service agreement with the City of Springfield under which the Company treats sewage sludge generated at the Springfield Regional Wastewater Treatment Facility.

     While the Company carries a wide range of insurance coverage for the protection of the Company's assets and operations, the Company does not carry insurance coverage for environmental liability, except as described in the following sentence. The Company's insurance coverage for environmental liability is limited to (i) over-the-road environmental liability protection for the transportation of asbestos-containing material, (ii) contractor pollution liability insurance that relates to certain environmental services provided by the Company and (iii) certain other pollution liability insurance which is the equivalent to self-insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any paid claims. The Company accrues for such claims when they are incurred. In the event uninsured losses occur, the Company's net income and financial position could be materially adversely affected.

     On January 9, 1996, the Junker Landfill Trust sued the Company, Junker Sanitation Services, Inc., and United Waste Transfer, Inc., both of which are subsidiaries of the Company, and approximately 800 other parties in the United States District Court for the Western District of Wisconsin, Case No. 96C-19S, for the contribution under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as well as state common law, with respect to the Junker Landfill site in Hudson, Wisconsin. By order entered July 19, 1996, the court approved a consent decree which was signed by the Company and others with respect to this site. The Company's obligations under the consent decree are secured by, and limited to, $3,000,000 in promissory notes issued by the Company for the purchase of Junker Sanitation Services, Inc. A Settlement Agreement has been reached with the Plaintiff which involves no payment obligation on the part of Junker Sanitation Services, Inc., United Waste Systems, Inc., or United Waste Transfer, Inc. Such settlement was approved by the Court in the second quarter of 1997.

     On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company intends vigorously to pursue its claims in this action and to seek dismissal of the counterclaims. In the opinion of management, this claim should not materially affect the financial position or operating results of the Company.

     In June 1996, Dale Lynch, Dennis Lynch and D.L. Lynch sued the Company, its chief executive officer and a subsidiary of the Company in the Circuit Court of Whitley County, Kentucky (Index No. 96 CI 00355). The subsidiary purchased the Tri-County landfill from the plaintiffs in 1991. The suit primarily seeks compensatory and punitive damages for alleged breach of contract and for allegedly fraudulent representations in connection with this purchase. The Company has filed a Counterclaim for breach of warranties and fraud. The Company has also sought indemnification for breach of warranties. In January 1997, the plaintiffs filed an Amended Complaint, which seeks relief similar to that of their original Complaint. The Company intends to file a Motion to Dismiss seven of the eight counts in the Complaint, including the fraud count. The Company has served discovery requests and deposition notices on plaintiffs and intends to vigorously defend against plaintiffs' claims and prosecute its Counterclaim. In the opinion of management, this suit should not materially affect the financial position or operating results of the Company.

     In July 1996 the Company filed suit against H.A.M. Sanitary Landfill, Inc. and its shareholders. The suit is now pending in the Circuit Court for Monroe County, West Virginia, Civil Action No. 96-C-51. The Company, among other things, seeks to recover $1.8 million in advances which the Company made in connection with an agreement, since terminated, to purchase the H.A.M. Sanitary Landfill in West Virginia from the defendants, and to recover certain machinery and equipment with an aggregate replacement value of approximately $150,000. In September 1996, the defendants filed a counterclaim against the Company and a subsidiary which seeks compensatory and punitive damages for claims of alleged breach of contract, breach of fiduciary duty under an alleged joint venture, unjust enrichment and fraud. The Company will vigorously prosecute its claim and defend against the counterclaim. In the opinion of management, the counterclaim should not materially affect the financial position or operating results of the Company.

     The Company accrues the costs for closure and postclosure monitoring over the life of its owned landfills and will pay out these costs over the next fifty years. Major components of these costs include closure cap construction, leachate treatment and groundwater monitoring. The Company accrues these costs utilizing engineering estimates based on current governmental regulations regarding closure requirements. The Company estimates that the aggregate liability for the closure, postclosure and remediation costs of its landfills owned at December 31, 1996 will be approximately $66.6 million. At December 31, 1996, the Company has approximately $49.5 million of these costs accrued and, therefore, has accrued approximately 74.3% of its estimated total costs to date.

     The Company monitors the availability of airspace at each of its landfills and the need to obtain permit modifications for approvals for expansion in order to continue operating these landfills. In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. There can be no assurance that the Company will succeed in obtaining these permits, permit modifications or approvals.

     The Company has outstanding letters of credit with banks of approximately $61,311,000 at December 31, 1996. The letters of credit were obtained as collateral for the Company's Tax Exempt Bonds, self-fund insurance programs and as direct collateral to assure compliance with governmental sanitary landfill closure and post-closure obligations for landfills.

Note 13 - Subsequent Events

     Subsequent to December 31, 1996, the Company completed the acquisition of 13 solid waste businesses - these businesses include one landfill, 12 collection operations and one transfer operation. These acquisitions were accounted for as purchases. Also, subsequent to December 31, 1996, the Company issued United Common Stock for all of the outstanding stock of a solid waste business which includes one collection and one transfer operation. This transaction has been accounted for as a pooling-of-interests. The historical operations of this business are not material to the Company's consolidated operations and financial position and, therefore, no restatement of the accompanying Consolidated Financial Statements was necessary.

     During March 1997, the Company completed a public offering of 3,450,000 Shares of United Common Stock. Net proceeds of the offering were approximately $119.3 million. Approximately $47.2 million of such proceeds have been used to reduce outstanding indebtedness under the Company's Credit Facility. At March 25, 1997, the Company had cash and cash equivalents of approximately $69.0 million.

                           UNITED WASTE SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        June 30,             December 31,
                                                                          1997                   1996
                                                                       (unaudited)

 Current assets:

   Cash and cash equivalent                                           $ 25,823,244           $  2,567,854

   Accounts receivable, net of allowance for doubtful                   68,824,043             54,963,664
     accounts of $4,898,000 in 1997 and $3,076,000 in
     in 1996
   Prepaid expenses and other current assets                            29,170,740             29,989,310

         Total current assets                                          123,818,027             87,520,828


 Property and equipment, net of accumulated depreciation               438,171,464            387,980,224
   of $136,429,000 in 1997 and $94,407,000 in 1996

 Intangible assets, net                                                338,309,380            286,851,677

 Other assets                                                           40,968,086             38,688,965

                                                                      $941,266,957           $801,041,694
 Current liabilities:

   Current portion of long-term debt and nonrecourse bonds            $  6,561,743           $  5,064,413

   Accounts payable                                                     25,448,174             23,923,298
   Deferred revenue                                                     13,958,658             12,189,998

   Due to seller                                                         5,087,733              4,258,016
   Short-term accrued landfill costs                                     4,745,575              4,648,923

   Current portion of capital lease obligations                            476,676                846,528

   Accrued expenses                                                     24,997,006             15,572,292
   Other current liabilities                                            13,892,939              9,196,178

         Total current liabilities                                      95,168,504             75,699,646


 Long-term debt, less current portion                                  265,252,535            302,704,119

 Obligations under capital leases, less current portion                    141,197                373,296

  The accompanying notes are an integral part of these condensed consolidated financial statements.


                    UNITED WASTE SYSTEMS, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS - cont'd


                                                                        June 30,             December 31,

                                                                    1997                   1996
                                                                       (unaudited)

 Nonrecourse sewage facility revenue bonds, less current portion         8,500,000               8,900,000

 Accrued landfill costs                                                 48,259,951             44,878,800
 Other long-term liabilities                                            14,525,536             13,137,811

 Deferred income taxes                                                  39,326,427             36,634,609
 Commitments and contingencies
 Stockholders' equity:

   Common stock, $.001 par value, 75,000,000 in 1997 and
   1996 shares authorized; 44,569,287 in 1997 and 39,089,553
   in 1996 shares issued and outstanding                                     44,569                 39,090

   Additional paid-in capital                                          374,084,722            248,973,700
   Retained earnings                                                    95,963,516             69,700,623

         Total stockholders' equity                                    470,092,807            318,713,413
                                                                      $941,266,957           $801,041,694



  The accompanying notes are an integral part of these condensed consolidated financial statements.


                           UNITED WASTE SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             Six Months Ended
                                                                                 June 30,

                                                                     1997                       1996

 Revenues                                                        $216,619,407               $151,838,019

 Cost of Operations                                               136,199,914                 96,479,784
 Selling, general and administrative expense                       33,295,326                 24,778,093

 Income from operations                                            47,124,167                 30,580,142

 Interest expense                                                  7,898,849                   7,206,432
 Other expense (income), net                                      (1,584,695)                  1,767,682

 Income before provision for income taxes                          40,810,013                 21,606,028
 Provision for income taxes                                        16,961,046                  8,739,293

 Net income                                                      $ 23,848,967               $ 12,866,735

 Primary earnings per common share and common
   equivalent share                                             $         .54               $         .33

 Fully diluted earnings per common share and
   common equivalent share                                      $         .53               $         .32


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)


                                               Common Stock

                                       Number of                            Additional            Retained
                                         Shares            Amount             Paid-in             Earnings
                                                                              Capital

 Balance, December 31, 1996            39,089,553          $39,090         $248,973,700          $69,700,623

 Pooling-of-interests                   1,752,549            1,752              388,314              527,359
 Exercise of common stock
   warrants and options                   164,150              164            3,995,630

 Issuance of common stock               3,563,035            3,563          122,461,987
 Pro forma tax adjustment                                                                            319,803

 Subchapter S distributions of
   pooled entities                                                                                  (168,145)

 Reclassification of Subchapter
   S accumulated earnings to
   paid-in capital                                                           (1,734,909)           1,734,909
 Net income                                                                                       23,848,967

 Balance, June 30, 1997                44,569,287          $44,569         $374,084,722          $95,963,516


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                                   Six Months Ended
                                                                                       June 30,
                                                                             1997                  1996

 Cash flows from operating activities:

   Net income                                                            $ 23,848,967          $ 12,866,735

   Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                         23,380,878            17,744,758

     Deferred income taxes                                                  5,134,491             2,077,749
     Gain on sale of assets                                                  (647,564)             (126,445)

     Pro forma tax adjustment                                                319,803              (133,034)

 Changes in operating assets and liabilities:
   Accounts receivable                                                    (8,660,503)           (3,891,052)

   Other assets                                                             2,401,049           (1,039,894)
   Accounts payable                                                         1,076,250              (141,944)

   Accrued landfill costs                                                 (1,566,614)                4,811

   Other liabilities                                                        5,228,200            7,999,962
   Net cash provided by operating activities                               50,514,957            35,361,646

 Cash flows from investing activities:
   Purchase of property and equipment                                     (26,263,896)          (21,204,295)

   Proceeds from sale of assets                                             1,372,028               120,941

   Restricted investments, net (held to maturity)                             907,196             1,501,540
   Payments of contingent purchase price                                   (1,548,291)           (2,009,671)

   Payments of capitalized project costs                                   (1,797,498)             (655,519)
   Purchases of other companies, net of cash acquired                     (73,943,865)          (63,354,449)

   Net cash used in investing activities                                 (101,274,326)          (85,601,453)


  The accompanying notes are an integral part of these condensed consolidated financial statements.


                    UNITED WASTE SYSTEMS, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - cont'd
                           (UNAUDITED)


                                                                                   Six Months Ended
                                                                                       June 30,
                                                                             1997                  1996


 Cash flows from financing activities:
   Due to sellers                                                            (231,836)           (5,201,439)

   Proceeds from debt                                                      17,300,000           182,772,812

   Repayment of debt                                                      (65,222,174)          (79,053,858)
   Repayments of capital lease obligations                                   (601,951)           (1,550,971)

   Payments of financing costs                                                                   (4,737,000)
   Proceeds from exercise of common stock warrants
     and options                                                            3,995,794            15,302,757

   Net proceeds from issuance of common stock                             118,943,071

   Subchapter S distributions of pooled entities                             (168,145)           (1,704,621)
 Net cash from financing activities                                        74,014,759           105,827,680

 Increase in cash and cash equivalents                                     23,255,390            55,587,873
 Cash and cash equivalents at beginning of period                           2,567,854             6,721,849

 Cash and cash equivalents at end of period                              $ 25,823,244          $ 62,309,722

 Supplemental disclosure of cash flow information:
   Cash paid during the period for interest, net of
     amount capitalized                                                  $  7,439,086          $  6,031,573

   Net cash (received) paid during the period for income
     taxes                                                              $ (1,345,230)          $  3,259,570
 Supplemental schedule of noncash investing and
   financing activities:

   The Company acquired the net assets and assumed certain liabilities of other companies as follows:

   Fair value of net assets acquired:
     Property and equipment                                              $ 26,270,128            30,318,792

     Other assets, net of cash acquired                                    65,634,145            50,378,809
     Less liabilities assumed                                             (10,249,845)          (12,902,755)



  The accompanying notes are an integral part of these condense consolidated financial statements.


                    UNITED WASTE SYSTEMS, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - cont'd
                           (UNAUDITED)


                                                                                   Six Months Ended
                                                                                       June 30,
                                                                             1997                  1996


     Less amount due to seller                                             (3,561,553)           (3,170,578)
     Less amounts paid in common stock                                     (3,522,479)           (1,144,983)

     Less deposits and capitalized project costs paid in
       prior periods                                                         (626,531)             (124,836)

     Net cash paid                                                       $ 73,943,865          $ 63,354,449


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1996


Note 1 - Basis of presentation

     The Condensed Consolidated Financial Statements of United Waste Systems, Inc. and its subsidiaries (the "Company") included herein are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the results of the interim periods presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements, and, accordingly, certain disclosures have been omitted. The Condensed Consolidated Financial Statements included herein should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included herein.

     The Company's Condensed Consolidated Statements of Operations and Statement of Cash Flows for 1996 have been restated to include the accounts of certain acquisitions completed in 1996, that were accounted for as pooling-of-interests. See Note 2.

     During March 1997, the Company completed a public offering of 3,450,000 shares of United Common Stock. Net proceeds of the offering were approximately $119.3 million. Approximately $47.2 million of such proceeds were used to reduce outstanding indebtedness under the Company's Credit Facility. At March 25, 1997, the Company has cash and cash equivalents of approximately $69.0 million.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("SFAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, basic earnings per share will exclude the dilutive effect of the Company's stock options and warrants. Implementation of SFAS 128 is expected to result in basic earnings per share for the six months ended June 30, 1997 and 1996 of $.57 and $.35, respectively, and diluted earnings per share for such periods of $.53 and $.33, respectively, and basic earnings per share for the three months ended June 30, 1997 and 1996 of $.35 and $.19, respectively, and diluted earnings per share for such periods of $.32 and $.18, respectively.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 also contains a discussion of major federal legislation relating to environmental remediation and pollution prevention and control. The adoption of SOP 96-1 did not have a material effect on the Company's financial position and results of operations.

Note 2 - Acquisitions

     The table below provides a summary description of completed acquisitions (not including acquisitions described below that were accounted for as pooling-of-interests) during the six months ended June 30, 1997:

 Type of Operation                                Number Acquired

 Landfill                                               2(1)

 Collection companies                                  37(2)

 Transfer stations                                      7(3)

(1)  The landfills are located in Illinois and Nebraska.

(2) The collection companies (including 26 tuck-in acquisitions) are located in Arizona, California, Illinois, Iowa, Kentucky, Maine, Massachusetts,
     Minnesota, New Mexico, North Dakota, Pennsylvania, Rhode Island, Vermont, and Wisconsin.

(3) The transfer stations are located in California, Kentucky, Minnesota and Wisconsin.


     The above acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's Condensed Consolidated Financial Statements from their respective acquisition dates.

     The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the six months ended June 30, 1997 and 1996 as though (i) the acquisitions summarized above (excluding certain thereof that were not material individually or in the aggregate) which were consummated in the six months ended June 30, 1997, were made on January 1, 1997, in the case of the results for the six months ended June 30, 1997, and (ii) each acquisition which was consummated during the period of January 1, 1996 to June 30, 1997 as described above and in Note 3 to the Notes to Consolidated Financial Statements included herein (excluding certain thereof that were not material individually or in the aggregate), was made on January 1, 1996, in the case of the results for the six months ended June 30, 1996.

                                                                Six Months Ended
                                                                    June 30,

                                                          1997                    1996


 Revenues                                             $226,188,143            $184,393,110
 Net income                                             23,992,604              14,152,411

 Primary earnings per common share and
   common equivalent share                                      .54                    .36

 Fully diluted earnings per common share and
   common equivalent share                                      .53                    .36


     The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

     During April, May and June 1997, the Company issued 1,368,077 shares of its common stock for the acquisition of six solid waste management companies. These transactions were accounted for as pooling-of-interests; however these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the first quarter of 1997 and the 1996 Condensed Consolidated Financial Statements have not been restated.

     During February and March 1997, the Company issued 384,472 shares of its Common Stock for the acquisitions of five solid waste management companies. These transactions were accounted for as pooling-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the 1996 Condensed Consolidated Financial Statements have not been restated.

     On June 28, 1996, the Company issued 730,765 shares of its Common Stock for all of the outstanding shares of common stock of Salinas Disposal Service, Inc., Rural Dispos-All Service, Inc. and Madison Lane Properties, Inc. (the "Salinas Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Condensed Consolidated Financial Statements have been restated for the three months ended March 31, 1996 to include the accounts of the Salinas Companies.

     During September 1996, the Company issued 579,857 shares of its Common Stock for the acquisition of three solid waste management companies (the "Pooled Companies"). These transactions were accounted for as pooling-of-interests and, accordingly, the Condensed Consolidated Financial Statements have been restated for the three and six months ended June 30, 1996 to include the accounts of the Pooled Companies.

     During December 1996, the Company issued 178,701 shares of its Common Stock for the acquisition of two solid waste management companies. These transactions were accounted for as pooling-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the 1996 Condensed Consolidated Financial Statements have not been restated.

Note 3 - Contingencies

     While the Company carries a wide range of insurance coverage for the protection of the Company's assets and operations, the Company does not carry insurance coverage for environmental liability, except as described in the following sentence. The Company's insurance coverage for environmental liability is limited to (i) contractor pollution liability insurance that relates to certain environmental services provided by the Company and (ii) certain other pollution liability insurance which is the equivalent to self-insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any paid claims. In the event uninsured losses occur, the Company's net income and financial position could be materially adversely affected.

     On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company moved to summarily dismiss the counterclaims. On March 31, 1997, the Court granted the Company's motion in part and denied it in part. The Company intends vigorously to pursue its claims in this action and to defend against the remaining counterclaims. In the opinion of management, this claim should not materially affect the financial position or operating results of the Company.

     In June 1996, Dale Lynch, Dennis Lynch and D.L. Lynch sued the Company, its chief executive officer and a subsidiary of the Company in the Circuit Court of Whitley County, Kentucky (Index No. 96 CI 00355). The subsidiary purchased the Tri-County landfill from the plaintiffs in 1991. The suit primarily seeks compensatory and punitive damages for alleged breach of contract and for allegedly fraudulent representations in connection with this purchase. The Company has filed a counterclaim for breach of warranties and fraud. The Company has also sought indemnification for breach of warranties. In January 1997, the plaintiffs filed an amended complaint, which seeks relief similar to that of their original complaint. The Company filed a Motion to Dismiss seven of the eight counts in the complaint, including the fraud count. The Company has served discovery requests and deposition notices on plaintiffs and intends to vigorously defend against plaintiffs' claims and prosecute its counterclaim. In the opinion of management, this suit should not materially affect the financial position or operating results of the Company.

     In July 1996 the Company filed suit against H.A.M. Sanitary Landfill, Inc. and its shareholders. The suit is now pending in the Circuit Court for Monroe County, West Virginia, Civil Action No. 96-C-51. The Company, among other things, seeks to recover $1.8 million in advances which the Company made in connection with an agreement, since terminated, to purchase the H.A.M. Sanitary Landfill in West Virginia from the defendants, and to recover certain machinery and equipment with an aggregate replacement value of approximately $150,000. The defendants in September 1996 filed a counterclaim against the Company and a subsidiary which seeks compensatory and punitive damages for claims of alleged breach of contract, breach of fiduciary duty under an alleged joint venture, unjust enrichment and fraud. The Company will vigorously prosecute its claim and defend against the counterclaim. In the opinion of management, the counterclaim should not materially affect the financial position or operating results of the Company.

     On April 17, 1997, a purported class action on behalf of the public shareholders of the Company entitled Schipper v. United Waste et al., Civil Action No. 15664-NC, was filed in the Court of Chancery of the State of Delaware against the Company and each of the members of the Company's Board of Directors asserting, among other things, that defendants breached their fiduciary duties to stockholders of the Company in negotiating the Merger Agreement and in engaging in certain related alleged acts and omissions. The complaint seeks, among other things, injunctive and other equitable relief against consummation of the Merger, and damages and costs in an unspecified amount. The Company believes the claim is without merit.

     On June 25, 1997, Richard and Martin Zielinski (the "Claimants") filed a demand for arbitration against Connecticut Valley Sanitary Waste Disposal, Inc. ("CVSWD"), a subsidiary of United Waste. The Claimants seek approximately $8,600,000, plus treble damages, based on CVSWD's alleged breaches of obligations under a lease and Massachusetts law in relation to the operation of CVSWD's Chicopee, Massachusetts landfill. CVSWD disagrees with Claimants' contentions and intends to vigorously defend against this claim. CVSWD will be filing a counter-demand for arbitration, based on the Claimants' breaches of the lease and Massachusetts law. It is too early to predict the outcome of the arbitration.

     The Company accrues the costs for closure and post-closure monitoring over the life of its owned landfills and will pay out these costs over the next thirty years. Major components of these costs include closure cap construction, leachate treatment and groundwater monitoring. The Company accrues these costs utilizing engineering estimates based on current governmental regulations regarding closure requirements. The Company estimates that the aggregate liability for the closure, post-closure and remediation costs of its landfills owned at June 30, 1997 will be approximately $71.8 million. At June 30, 1997, the Company has approximately $53.0 million of these costs accrued and, therefore, has accrued approximately 73.8% of its estimated total costs to date.

     The Company monitors the availability of airspace at each of its landfills and the need to obtain permit modifications for approvals for expansion in order to continue operating these landfills. In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. There can be no assurance that the Company will succeed in obtaining these permits, permit modifications or approvals.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with the Company of each of the directors and executive officers of the Company as of August 26, 1997.

Name                                                       Age                    Position
John E. Drury                                              53                     President and Director

Rodney R. Proto                                            48                     Director

Gregory T. Sangalis                                        41                     Vice President, Secretary and Director

Earl E. DeFrates                                           53                     Executive Vice President, Chief Financial Officer
                                                                                  and Assistant Treasurer
Bruce E. Snyder                                            41                     Vice President, Chief Accounting Officer and
                                                                                  Assistant Secretary
Ronald H. Jones                                            46                     Vice President and Treasurer

     Set forth below is a brief description of the business experience of the executive officers and directors of the Company.

     John E. Drury has been President and a Director of the Company since August 26, 1997. He has been Chief Executive Officer of USA Waste since 1994 and its Chairman of the Board since 1995. From 1992 to May 1994, Mr. Drury served as a Managing Director of Sanders Morris Mundy Inc., a Houston based investment banking firm. Mr. Drury served as President and Chief Operating Officer of Browning-Ferris Industries, Inc. ("BFI") from 1982 to 1991, during which time he had chief responsibility for worldwide operations.

     Rodney R. Proto has been a Director of the Company since August 26, 1997. He has been President and Chief Operating Officer of USA Waste since August 1996. Prior thereto, he was President, Chief Operating Officer and a Director of Sanifill, Inc. ("Sanifill"). Mr. Proto joined Sanifill in February 1992. Before joining Sanifill, he was employed by BFI for 12 years where he served, among other positions, as Chairman of BFI Overseas from 1985 to 1987 and President of Browning-Ferris Industries Europe, Inc. from 1987 through 1991.

     Gregory T. Sangalis has been Vice President, Secretary and a Director of the Company since August 26, 1997. Mr. Sangalis has been the Vice President, General Counsel and Secretary of USA Waste since April 4, 1995. Prior to joining USA Waste, Mr. Sangalis was employed by a solid waste subsidiary of WMX Technologies, Inc. ("WMX"), serving in various legal capacities since 1986 and including Group Vice President and General Counsel from August 1992 to April 1995. Prior to joining WMX, he was General Counsel of Peavey Company and had been engaged in the private practice of law in Minnesota.

     Earl E. DeFrates has been Executive Vice President, Chief Financial Officer and Assistant Treasurer of the Company since August 26, 1997. He has been Executive Vice President and Chief Financial Officer of USA Waste since May 1994. From October 1990 to April 1995, he was also Secretary. Mr. DeFrates joined USA Waste as Vice President - Finance in October 1990 and was elected Executive Vice President in May 1994. Prior thereto, Mr. DeFrates was employed by Acadiana Energy, Inc. (formerly Tatham Oil and Gas, Inc.) serving in various officer capacities including the Company's Chief Financial Officer, since 1980.

     Bruce E. Snyder has been Vice President, Chief Accounting Officer and Assistant Secretary of the Company since August 26, 1997. He has been Vice President and Chief Accounting Officer of USA Waste since July 1, 1992. Prior to joining USA Waste, Mr. Snyder was employed by the international accounting firm of Coopers & Lybrand L.L.P., serving there since 1989 as an audit manager. From 1985 to 1989, Mr. Snyder held various financial positions with Price Edwards Henderson & Co., a privately held real estate development and management company in Oklahoma City, Oklahoma, and its affiliated companies, ultimately serving as Senior Vice President.

     Ronald H. Jones has been Vice President and Treasurer of the Company since August 26, 1997. He has been Vice President and Treasurer of USA Waste since June 1995. Prior to joining USA Waste, Mr. Jones was employed by Chambers Development Company, Inc. ("Chambers") as Vice President and Treasurer from July 1992 to June 1995, Director, Corporate Development from December 1990 to July 1992, and Assistant Vice President - Finance from July 1989 to December 1990. Prior to joining Chambers, Mr. Jones was a Vice president and Manager of the Cincinnati regional office engaged in corporate and middle market lending with Bank of New York (formerly Irving Trust Company) and with Chase Manhattan Bank.


                             EXECUTIVE COMPENSATION

     All share information under this Item 11 has been adjusted to give effect to a 2-for-1 stock split effected on June 18, 1996.

Summary Compensation Table

     The following table sets forth for the periods indicated information concerning the compensation of the chief executive officer of the Company and the four most highly compensated executive officers of the Company (other than the chief executive officer) during 1996.





                                                                               Long Term
                                                                             Compensation
                                                                                Awards
                                          Annual Compensation(1)              Securities
                                                                              Underlying         All Other
 Name and Principal Position          Year       Salary($)     Bonus($)       Options(#)       Compensation




 Bradley S. Jacobs                    1996      332,500(2)     174,000          370,000
 Chief Executive Officer              1995      272,411(2)      92,482          280,000
                                      1994      196,250(2)      67,500          380,000

 Edward T. Sheehan                    1996        195,000       62,500          135,000
 President                            1995        195,000       62,500          120,000
                                      1994        195,000       62,500          160,000          25,000(3)
 John N. Milne                        1996      150,900(2)      55,000          240,000          1,000(4)
 Senior Vice President                1995      153,250(2)      55,000          120,000
                                      1994      153,250(2)      55,000          160,000

 Michael J. Nolan                     1996        125,000       40,000          135,000          1,000(4)
 Chief Financial Officer              1995        112,500       40,000          120,000
                                      1994        102,500       40,000           50,000

 Richard A. Volonino                  1996        140,000       32,500           35,000          1,000(4)
 Executive Vice President             1995        140,000       32,500           23,000
                                      1994        140,000       32,500           30,000

(1) The only type of other annual compensation for each of the named officers was in the form of perquisites which were in each case less than the level required for reporting.

(2)  Includes directors' fees to Messrs. Jacobs and Milne of $2,500,  $8,000 and
     $6,250 each in 1996, 1995 and 1994, respectively.

(3)  Consists of a one-time payment for relocation expenses.

(4)  Represents a contribution by the Company under its 401(K) Plan.


Options

     The following tables summarize the options granted in 1996 to the executive officers named in the Summary Compensation table above, the potential value of these options at the end of the option term, assuming certain levels of appreciation of United's Common Stock, options exercised in 1996 by such executive officers and the number and value of all options held by such executive officers at the end of 1996.


                              Option Grants in 1996

                                Individual Grants


                                             % of
                                            Total                                  Potential Realizable Value
                            Number of      Options                                  of Assumed Rate of Stock
                            Securities     Granted      Exercise                    Appreciation for Option
                            Underlying        to          Price                              Term(1)
                             Options      Employees        Per       Expiration
 Name                       Granted(#)     in 1996        Share         Date            5%             10%

 Bradley S. Jacobs          180,000(2)       9.1%        $25.00        7/15/06     $7,330,026     $11,671,841
                            190,000(3)       9.6%         31.00       12/13/06      9,594,189      15,277,143

 Edward T. Sheehan           60,000(2)       3.0%         25.00        7/15/06      2,443,342      3,890,614
                            75,000(3)        3.8%         31.00       12/13/06      3,787,180      6,030,451

 John N. Milne              115,000(2)       5.8%         25.00        7/15/06      4,683,072      7,457,010
                            125,000(3)       6.3%         31.00       12/13/06      6,311,967     10,050,752
 Michael J. Nolan           60,000(2)        3.0%         25.00        7/15/06      2,443,342      3,890,614
                            75,000(3)        3.8%         31.00       12/13/06      3,787,180      6,030,451

 Richard A. Volonino        15,000(2)        0.8%         25.00        7/15/06        610,835        972,253
                            20,000(3)        1.0%         31.00       12/13/06      1,009,915      1,608,120

(1) The dollar amounts under these columns are the result of calculations at hypothetical 5% and 10% compounded annual appreciation rates prescribed by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of United Common Stock.
(2) Each of these options was exercisable as to 33.3% on July 15, 1996, 33.3% on July 15, 1997, and as to the balance on July 15, 1998. See
     "--Employment Contracts and Change-in-Control Arrangements" for certain information concerning the effect of the Merger with respect to such options.
(3) Each of these options was exercisable as to 33.3% on December 13, 1996, 33.3% on December 13, 1997, and as to the balance on December 13, 1998.
     See "--Employment Contracts and Change-in-Control Arrangements" for certain information concerning the effect of the Merger with respect to such options.

                       Aggregated Option Exercises in 1996
                    and Value of Options at December 31, 1996

                                                              Number of Securities     Value of Unexercised In-
                                                             Underlying Unexercised    the-Money Options at Year
                                                             Options at year End(#)               End

                                 Number of
                                  Shares
                                 Acquired        Value
 Name                               on         Realized     Exercisab   Unexercisab    Exercisable   Unexercisab
                                 Exercise                      le            le                          le
                                    (#)

 Bradley S. Jacobs                596,667     $15,333,280    192,666      504,001      $ 1,868,244   $7,118,014

 Edward T. Sheehan                228,596                     72,439      177,333                     2,371,741
                                               4,515,406                                 755,314
 John Milne                       327,780       6,514,931    202,667      267,333        3,235,757    3,345,493

 Michael J. Nolan                 180,945       3,558,916     71,000      160,667          681,375    1,940,509

 Richard A. Volonino              130,865       2,770,304     72,062        42,853       1,578,657      576,355



Compensation of Directors

     During 1996, each director of the Company was paid up to $2,500 per day for each Board of Directors' meeting such director attended, together with an expense reimbursement. In addition, members of the Board of Directors who were not officers were granted options in 1996 as follows: Mr. Andersen (options to purchase an aggregate of 30,000 shares at an exercise price per share of $25.00 and 40,000 shares at an exercise price per share of $31.00); Mr. Weyer (options to purchase an aggregate of 36,000 shares at an exercise price per share of $27.38); and Mr. Williams (options to purchase an aggregate of 36,000 shares at an exercise price per share of $27.38). The options granted to Mr. Weyer and Mr. Williams were granted pursuant to the Disinterested Director Plan described below. For information concerning options granted to directors who were officers of the Company during 1996, see the table above captioned "Option Grants in 1996."

Employment Contracts and Change-in-Control Arrangements

     Prior to the Merger, the Company had employment agreements (the "Employment Agreements") with each of the executive officers named in the Summary Compensation Table above. Certain information with regard to such Employment Agreements is set forth below.

     Base salary was payable at a rate per annum as follow: Mr. Jacobs ($330,000), Mr. Sheehan ($170,000), Mr. Milne ($140,000), Mr. Nolan ($125,000),
and Mr. Volonino ($140,000). The base salary payable to Messrs. Jacobs and Milne was subject to possible upward adjustment based upon changes in a designated consumer price index. Certain of the Employment Agreements provided for a minimum bonus (or other incentive compensation) at a rate per annum as follows: Mr. Jacobs ($174,000), Mr. Sheehan ($25,000), Mr. Milne ($40,000), and
Mr. Nolan ($40,000). In addition to the bonuses and incentive compensation specifically provided for, the Company was permitted to pay such additional bonuses or incentive compensation as authorized by the Board of Directors.

     The Employment Agreements with the following executives provided that the term automatically renewed so that at all times the balance of the term would not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Sheehan (two years and three months), Mr. Milne (three years) and Mr. Nolan (three years). The Company was permitted at any time to terminate any such Employment Agreement, with or without cause, provided that the Company was required to make severance payments to the extent described in the following paragraphs.

     The Employment Agreement with each of Messrs. Jacobs and Milne provided that the executive was entitled to severance benefits in the event that (i) his Employment Agreement was terminated by the Company without cause (as defined in the Employment Agreement), (ii) the executive terminates his Employment Agreement for Good Reason (as so defined) or because of a breach by the Company of its obligations thereunder or (iii) his employment was terminated as a result of death or disability. The severance benefits included (i) a lump sum payment equal to the executive's monthly base salary and minimum annual bonus at the time of termination for a specified period (three years in the case of Mr. Jacobs and two years in the case of Mr. Milne) and (ii) the continuation of the executive's benefits for such specified period. Certain of the other Employment Agreements provided that the executive was entitled to severance benefits, of up to six months base salary, in the event that the executive's Employment Agreement was terminated without cause (as defined in the Employment Agreement).

     Certain of the Employment Agreements provided that, if a change of control (as defined in the Employment Agreement) occurred and the employment of the executive terminated under specified circumstances, including termination by the executive within a specified period of time of the change of control, the executive was entitled to receive a lump-sum payment equal to the base salary and minimum bonus that would have been payable to him for the balance of the term (determined as of the date of termination of employment). Based on compensation levels at the time of the consummation of the Merger, the amount payable to each executive was as follows: Mr. Jacobs ($2,520,000), Mr. Sheehan ($438,750), Mr. Milne ($540,000), and Mr. Nolan ($495,000). In addition, such
Agreements provided that if any portion of such payment to the executive constituted an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive was entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not have been deductible by the Company.

     On August 26, 1997, pursuant to the consummation of the Merger, the Employment Agreements described above were terminated, and the lump-sum payments to executive officers described in the preceding paragraph were paid. Upon the effectiveness of the Merger, the executive officers of Riviera Acquisition Corporation, the wholly-owned subsidiary of USA Waste that was merged with and into the Company, became the executive officers of the Company.

     Pursuant to the Merger, each outstanding option to purchase United Common Stock (whether or not such option had previously vested or become exercisable) was canceled in exchange for USA Waste Common Stock having a market value equal to the fair value of such option, as determined by Price Waterhouse LLP, independent third party expert.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company during 1996 consisted of J. Bryan Williams, III, its chairman, Bradley S. Jacobs and Christian Weyer. Mr. Jacobs was also a senior executive officer of the Company during 1996. No compensation committee interlocks with other companies have existed through this date.


                              BENEFICIAL OWNERSHIP

     Pursuant to the Merger, all shares of United Common Stock are currently owned by USA Waste.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Merger, each of the directors and/or officers listed under "Directors and Executive Officers" became directors and officers, respectively, of the Company.


                                     EXPERTS

     The consolidated financial statements of United Waste Systems, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II


Item 13.  Other Expenses of Issuance and Distribution

     The expenses to be paid by the Company in connection with the distribution of the securities being registered hereunder are set forth in the table below. All amounts except the registration fee are estimated. For information concerning certain additional expenses that the Company and/or the Selling Security Holders may be required to pay in the event that there is an underwritten offering of the Notes, see "Description of Registration Rights Agreement-Fees and Expenses".

Securities and Exchange Commission registration fee                      $44,485
Printing expenses                                                          4,000
Blue sky qualification fees and expenses, including legal fees             5,000
Accounting fees and expenses                                               7,000
Legal fees and expenses of the Company
   (other than related to blue sky)(1)                                    10,000
Miscellaneous

   Total                                                                 $70,485
________________________

(1) In addition, the Company is required under certain circumstances to pay up to a maximum of $80,000 for the fees and disbursements of a single counsel selected to represent Holders of the Offered Securities in connection with this Registration Statement. See "Description of Registration Rights Agreement-Fees and Expenses".

Item 14.  Indemnification of Directors and Officers.

     Pursuant to specific authority granted by Section 102 of the Delaware General Corporation Law (the "DGCL"), Article X of the Company's Amended and Restated Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

     "The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or any corresponding provision of the General Corporation Law of the State of Delaware."

     The Company, as a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article IX of the Company's Amended and Restated Certificate of Incorporation and Article V the Company's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and
(ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

     Pursuant to Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 15.  Recent Sales of Unregistered Securities

     Set forth below is certain information concerning sales by the Company of unregistered securities during the six months ended June 30, 1997 and the three years ended December 31, 1996. The issuances by the Company of the securities sold in the transactions referenced below were not registered under the Securities Act pursuant to the exemption contemplated by Section 4(2) thereof for transactions not involving a public offering.


                                                    SALES OF UNREGISTERED SECURITIES

                                                   Three Years Ended December 31, 1996

                                                     Six Months ended June 30, 1997

            Month and Year                                       Shares Issued

 January 1996                                                          28,298

 June 1996                                                            730,765

 September 1996                                                       579,857
 December 1996                                                        260,076

 February 1997                                                        119,523
 March 1997                                                           613,463

 April 1997                                                            91,935

 May 1997                                                             133,799


 June 1997                                                            957,797
          Total                                                     3,515,695

     The above issued shares of United Common Stock were issued to acquire three landfills, eleven transfer stations and 16 collection companies and certain related assets.


Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

Exhibit Number and Exhibit

2.1 Agreement and Plan of Merger, dated as of April 13, 1997, by and among USA Waste, Riviera Acquisition Corporation and the Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed April 16, 1997)

3.1 Exhibit 3.1 - Amended and Restated Certificate of Incorporation dated October 31, 1991, as amended by (i) Certificate of Increase of Designated Number of Shares of Series B Cumulative Convertible Preferred stock dated March 31, 1992, (ii) Certificate of Correction to Amended and Restated Certificate of Incorporation dated April 30, 1992, (iii) Certificate of Amendment to Certificate of Incorporation dated October 9, 1992, (iv) Certificate of Change of Location of Registered Office and Registered Agent dated January 28, 1993, (v) Certificate of Amendment to Certificate of Incorporation dated August 31, 1993, and
       (vi) Certificate of Amendment to Certificate Incorporation dated June 12, 1996 (Incorporated by reference to Exhibit 4.1 Company's to the Registration Statement on Form S-8 Commission File No. 333-14489))

3.2* Certificate of Merger, dated as of August 26, 1997, by and among the Company, USA Waste and the Trustee

3.3 By-laws (Incorporated by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488))

4.1 Fourth Amended and Restated Credit Agreement dated as of December 5, 1996 among United Waste Systems, Inc., various financial institutions, the First National Bank of Boston as co-agent and Bank of America Illinois, as agent. (Incorporated by reference to Exhibit 99 to the Company's Current Report on Form 8-K dated December 5, 1996)

4.2 Mortgage, Loan and Trust Agreement dated as of August 1, 1989 among Massachusetts Industrial Finance Agency, Resource Control Composting, Inc. and State Street Bank and Trust Company, as trustee. (Incorporated by reference to Exhibit 4.8 to the Company's Quarterly Report on Form S-1 (Commission File No. 33-53488))

4.3 Loan Agreement dated April 1, 1995 between Michigan Strategic Fund and United Waste Systems, Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

4.4 Secured Note Agreement dated as of September 1, 1995, among the Registrant and various parties named therein. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 10-Q for the period ended June 30, 1995)

4.5 Indenture dated June 5, 1996 between the Registrant and Bankers Trust Company, as Trustee. (Incorporate by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996)

4.6* Supplemental Indenture, dated as of August 26, 1997, by and among the Company, USA Waste and Bankers Trust Company as Trustee

4.7 Registration Rights Agreement dated June 5, 1996 between the Company and Goldman Sachs & Co. and others (Incorporated by reference to Exhibit
       10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30 1996)

5.1* Opinion of Ehrenreich & Krause (included as Exhibit 5.1 to the original Registration Statement on Form S-3, filed by the Company on August 30,
       1996)

10.1+ 1992 Stock Option Plan (Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.3 Landfill Lease Agreement dated July 1, 1988 between the City of Lowell and Resource Control Inc., together with a form of amendment thereto dated July 1, 1992. (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.4 Site Lease dated as of March 20, 1989 between the City of Springfield and Resource Control Composting, Inc. (Incorporated by reference to
       Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Commission file No. 33-53488)).

10.5 Solid Waste Disposal Services Agreement dated February 12, 1992 among the City of Fitchburg, the Town of Westminster and RCI Fitchburg, Inc. (Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.6+ Amended and Restated Employment Agreement dated June 20, 1995 between the Company and Bradley S. Jacobs. (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

10.7+ Amended and Restated Employment Agreement dated June 20, 1995 between the Company and Edward T. Sheehan. (Incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

10.8+ Amended and Restated Employment Agreement dated June 20, 1995 between the Company and John N. Milne. (Incorporated by reference to Exhibit
       10.3 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

10.9+ Employment Agreement dated September 27, 1991 between the Company and Richard Volonino, together with an amendment thereto dated November 11, 1992 (Incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.10+ Amended and Restated Employment Agreement dated June 20, 1995 between the Company and Michael J. Nolan. (Incorporated by reference to Exhibit
       10.5 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

10.11+ Form of Indemnification Agreement entered into by the Company with each of its officers and directors (Incorporated by reference to Exhibit
       10.20 to the Company's Registration Statement on Form S-1 (Commission file No. 33-53488)).

10.12+ Agreement dated as of October 1, 1991 between the Company and Bradley S.
       Jacobs (Incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.13+ Form of Warrant dated as of October 17, 1992 issued by the Company to John N. Milne. (Incorporated by reference to Exhibit No. 10.25.1 to the Company's Registration Statement on Form S-1, Commission File No. 33-70832)).

10.14+ Form of Warrant dated as of October 17, 1993 issued by the Company to John N. Milne. (Incorporated by reference to Exhibit No. 10.25.2 to the Company's Registration Statement on Form S-1, Commission File No. 33-70832)

10.15 Landfill Lease Agreement dated May 6, 1983 by and between Antoinette Zielinski and Connecticut Valley Sanitary Waste Disposal, Inc., together with addendum. (Incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.16 Asset Purchase Agreement dated as of June 13, 1991 among Ham Sanitary Landfill, Inc. MAH Equipment, Inc., Harry D. Humphrey, Jr., Ronald E. Mann, John H. Allen and Jacobs Landfill, Inc., together with a form of amendment thereto dated January, 1992 (10.69)

10.17 Merger Agreement dated September 25, 1992 among Kelly Run Sanitation, Inc., Marino Fiore, Margaret Fiore, Gary Fiore, Ralph Fiore and the Company together with an amendment thereto dated November 12, 1992 (Incorporated by reference to Exhibit 10.72 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.18 Stock Purchase Agreement dated August 31, 1992 among K & W Landfill, Inc., Roska Route, Inc., Charles Kotlaris and United Waste Systems of Ontonagon, Inc., together with an amendment thereto dated November 4, 1992 (Incorporated by reference to Exhibit 10.76 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.19 Acquisition Agreement dated April 1, 1992 among the Company, Robert P. Foley, Matthew J. Parzych, Resource Control, Inc., Martone Trucking, Inc., Standard Methods, Inc., Northeast Consultants, Inc., RCI Hudson, Inc., Resource Control Composting, Inc., RCI Clinton, Inc. and RCI Fitchburg, Inc. (Incorporated by reference to Exhibit 10.77 to the Company's Registration Statement on Form S-1 (Commission File No. 33-53488)).

10.20 Second amendment to Merger Agreement dated September 25, 1992 among Kelly Run Sanitation, Inc., Marino Fiore, Margaret Fiore, Gary Fiore, Ralph Fiore and the Company dated December 29, 1992 (Incorporated by reference to Company's Current Report on Form 8-K dated December 18,
       1992)

10.21 Letter Agreement dated as of May 14, 1993, among United Waste of Northwest Michigan, Inc., Edmire Leasing, Inc., Ascione Development Company, Edward P. Ascione and Vida J. Ascione. (Incorporated by reference to Exhibit No. 10.87 to the Company's Registration Statement on Form S-1 (Commission File No. 33-70832))

10.22 Asset Purchase Agreement among the Company, United Waste of Northwest Michigan, Inc., Edmire Leasing, Inc., Michael A. Ascione, Edward G. Ascione, Renee A. Chwastek, Edward P. Ascione, and Vida J. Ascione (Incorporated by reference to the Company's Current Report on Form 8-K dated May 15, 1993)

10.23 Agreement and Plan of Reorganization among the Company, United Waste of Northwest Michigan, Inc., Northern A-1 Sanitation Services, Inc., Edward
       P. Ascione, Vida J. Ascione, Michael A. Ascione, Edward G. Ascione, and Renee A. Chwastek. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 15, 1993)

10.24 Merger Agreement dated May 14, 1993, among the Company, Traverse Acquisition, Inc., Glen's Sanitary Landfill, Inc., G.S. And M.S., Inc., George R. Slater and Margaret E. Slater. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 14, 1993)

10.25 Merger Agreement dated May 14, 1993, among the Company, Holland Acquisition, Inc., West Michigan Disposal Company, George R. Slater and Margaret E. Slater. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 14, 1993)

10.26+ Amendment to 1992 Stock Option Plan (Incorporated by reference to
       Exhibit 10.26 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

10.28 Form of Underwriting Agreement dated July 1995, between the Company, and Goldman, Sachs & Co. and Prudential Securities Incorporated as representatives of the several underwriters (Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated July 5,
       1995)

10.29 Underwriting Agreement for common stock offering dated December 15, 1994. (Incorporated by reference to Exhibit No. 1.1 to the Company's Registration Statement on Form S-3, Commission File No. 33-86380)

10.30+ Amended and Restated Employment Agreement dated June 20, 1995 between the Company, and Robert P. Miner. (Incorporated by reference to Exhibit
       10.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995)

10.31 Agreement dated as of September 29, 1995, among the Company, United Waste Systems of California, Inc. James M. Carroll, Sharon I. Carroll, Robert J. Carroll, David M. Carroll, Pamela R. Carroll Sheppard, James
       M. Sheppard and James M. and Sharon I. Carroll Revocable Trust and Silver Creek Investments. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 29, 1995)

10.32 Stock and Asset Purchase Agreement dated as of September 19, 1995, among the Company, and Partyka Resource Management Companies, Inc., Partyka Resource Management Company, J.F. Partyka & Son, Inc. Joseph F. Partyka Jr. and Emily L. Partyka (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated September 19, 1995, Items 2 and 7)

10.33 Underwriting Agreement dated as of May 31, 1996 among the Company, Goldman Sachs & Co. and the other underwriters named therein. (Incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30 1996)

10.34 Underwriting Agreement dated as of March 3, 1997 among the Company, Goldman, Sachs & Co. and other underwriters named herein (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

11.1   Computation of Earnings Per Share (Incorporated by reference to Exhibit
       11.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Exhibit 11 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997)

12.1*  Ratio of Earnings to Fixed Charges

21.1 Subsidiaries of the Company (Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996)

23.1*  Consent of Ernst & Young LLP

23.2   Consent of Ehrenreich & Krause (included in Exhibit 5.1)

24.1*  Power of Attorney (included on signature page)

25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of Bankers Trust Company (included as
       Exhibit 25.1 to the Company's Registration Statement on Form S-3/A, filed by the Company on November 22, 1996)

99.1 Independent Auditors Report of Hanson Rotter & Green (Incorporated by reference to Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
_______________________________________________

*      This exhibit is filed herewith.

+ These exhibits are executive officer or director compensatory contracts or plans.

(b)    Financial Statement Schedules


                           UNITED WASTE SYSTEMS, INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                    Additions

                           Balance at         Charged
                          Beginning of      to Costs and                                      Balance the end
                             Period           Expenses         Other(1)      Deductions(2)       of Period

 Year ended
 December 31, 1996:
 Allowance for
 doubtful accounts        $ 2,249,324       $1,713,711      $ 1,353,986        $2,240,834        $3,076,187

 Year ended
 December 31, 1995:
 Allowance
 for doubtful accounts    $ 1,949,479       $1,487,163       $  244,048        $1,431,366        $2,249,324

 Year ended
 December 31, 1994
 Allowance
 for doubtful account      $1,830,792       $1,032,149       $  140,000        $1,053,462        $1,949,479

(1) Consists of reserves assumed through acquisitions in 1996, 1995 and 1994, respectively.

(2)    Uncollectible accounts written-of, net of recoveries.


Item 17.  Undertakings.

       (a)     The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of November, 1997.

UNITED WASTE SYSTEMS, INC.


By:  /s/ GREGORY T. SANGALIS
   Gregory T. Sangalis
   Vice President and Secretary

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Drury, Earl E. DeFrates and Gregory T. Sangalis and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of United Waste Systems, Inc.) to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                Title                                 Date

 /s/  JOHN E. DRURY                            President and Director                 November 10, 1997
 John E. Drury                                  (Principal Executive
                                                      Officer)

 /s/ RODNEY R. PROTO                                  Director                        November 10, 1997
 Rodney R. Proto

 /s/ EARL E. DEFRATES                        Executive Vice President,                November 10, 1997
 Earl E. DeFrates                           Chief Financial Officer and
                                                Assistant Treasurer
                                                (Principal Financial
                                                      Officer)

 /s/ GREGORY T. SANGALIS                     Vice President, Secretary                November 10, 1997
 Gregory T. Sangalis                                and Director

 /s/ BRUCE E. SNYDER                           Vice President, Chief                  November 10, 1997
 Bruce S. Snyder                               Accounting Officer and
                                                Assistant Secretary

 /s/ RONALD H. JONES                        Vice President and Treasurer              November 10, 1997
 Ronald H. Jones

                                  Exhibit Index


3.2 Certificate of Merger, dated as of August 26, 1997, of Riviera Acquisition Corporation with and into the Company

4.6 Supplemental Indenture, dated as of August 26, 1997, by and among the Company, USA Waste and the Trustee

12.1   Ratio of Earnings to Fixed Charges

23.1   Consent of Ernst & Young LLP

24.1   Power of Attorney (included on signature page)